================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                              __________________

                                   FORM 11-K


                ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                  For the fiscal year ended December 31, 1998

                         Commission File Number 1-3053

                      CHAMPION INTERNATIONAL CORPORATION
                         SAVINGS PLAN #077
                         SAVINGS PLAN FOR HOURLY EMPLOYEES #158
                           (Full title of the plans)


                      Champion International Corporation
                              One Champion Plaza
                          Stamford, Connecticut 06921
                (Name of issuer of securities held pursuant to
                         the plans and address of its
                          principal executive office)



================================================================================

FINANCIAL STATEMENTS AND EXHIBIT
--------------------------------

(a)  Financial Statements and Schedules
     ----------------------------------

Champion International Corporation Savings Plan #077:
   Report of Independent Public Accountants
   Statement of Net Assets Available for Benefits as of December 31, 1998 Statement of Net Assets Available for Benefits as of December 31, 1997 Statement of Changes in Net Assets Available for Benefits for the Year
     Ended December 31, 1998
   Notes to Financial Statements - December 31, 1998 and 1997
   Schedule I - Item 27(a) Schedule of Assets Held for Investment Purposes - December 31, 1998
   Schedule II - Item 27(d) Schedule of Reportable Transactions for the Year Ended December 31, 1998
   Schedule III - Certification of Receipt of Annual Statement of Assets And Liabilities of Commingled Trust Funds - Supplement to Item 27(a) -
     Schedule of Assets Held for Investment Purposes
   All Schedules not listed above are omitted since they are not applicable, not required or the information is included in the Plan's Financial Statements or Notes to Financial Statements listed above.

Champion International Corporation Savings Plan for Hourly Employees #158:
   Report of Independent Public Accountants
   Statement of Net Assets Available for Benefits as of December 31, 1998 Statement of Net Assets Available for Benefits as of December 31, 1997 Statement of Changes in Net Assets Available for Benefits for the Year
     Ended December 31, 1998
   Notes to Financial Statements - December 31, 1998 and 1997
   Schedule I - Item 27(a) Schedule of Assets Held for Investment Purposes - December 31, 1998
   Schedule II - Item 27(d) Schedule of Reportable Transactions for the Year Ended December 31, 1998
   Schedule III - Certification of Receipt of Annual Statement of Assets And Liabilities of Commingled Trust Funds - Supplement to Item 27(a) -
     Schedule of Assets Held for Investment Purposes
   All Schedules not listed above are omitted since they are not applicable, not required or the information is included in the Plan's Financial Statements or Notes to Financial Statements listed above.

(b)  Exhibit
     -------

Exhibit 23 - Consent of Independent Public Accountants

                                 SIGNATURES

  The Plans. Pursuant to the requirements of the Securities Exchange Act of 1934, the Pension and Employee Benefits Committee, the administrator of the registrant's plans described herein, has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.


                            CHAMPION INTERNATIONAL CORPORATION
                             SAVINGS PLAN #077
                             SAVINGS PLAN FOR HOURLY EMPLOYEES #158


                            By            /s/ William C. Foster
                              -----------------------------------------------
                                            (William C. Foster)
                                    Senior Associate Counsel - Employee
                                        Relations/Human Resources

June 21, 1999

                      CHAMPION INTERNATIONAL CORPORATION
                               SAVINGS PLAN #077

                               FEIN: 13-1427390


                             FINANCIAL STATEMENTS

                                     AS OF

                          DECEMBER 31, 1998 AND 1997


                                 TOGETHER WITH

                               AUDITORS' REPORT

                      Champion International Corporation

                               Savings Plan #077

                               FEIN: 13-1427390



                               Table of Contents

                                                                                       Page(s)
                                                                                    ------------

Report of Independent Public Accountants                                                1-2

Statement of Net Assets Available for Benefits  as of
   December 31, 1998                                                                      3

Statement of Net Assets Available for Benefits  as of
   December 31, 1997                                                                      4

Statement of Changes in Net Assets Available
   for Benefits for the Year Ended December 31, 1998                                    5-6

Notes to Financial Statements -                                                        7-14
   December 31, 1998 and 1997

Schedule I - Item 27 (a) - Schedule of Assets Held for Investment
   Purposes - December 31, 1998                                                       15-20

Schedule II - Item 27 (d) -  Schedule of Reportable Transactions for
   the Year Ended December 31, 1998                                                   21-22

Schedule III - Certification of Receipt of Annual Statement of Assets
   And Liabilities of Commingled Trust Funds - Supplement to Item 27(a)               23-42
    - Schedule of Assets Held for Investment Purposes

                   Report of Independent Public Accountants
                   ----------------------------------------



To the Board of Directors and the
   Pension and Employee Benefits Committee of
   Champion International Corporation:


     We have audited the accompanying statements of net assets available for benefits of the CHAMPION INTERNATIONAL CORPORATION SAVINGS PLAN #077 as of December 31, 1998 and 1997 and the related statement of changes in net assets available for benefits for the year ended December 31, 1998. These financial statements and the schedules referred to below are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1998 and 1997, and the changes in net assets available for benefits for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes as of December 31, 1998 and of reportable transactions for the year ended December 31, 1998 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Security Act of 1974. The fund information in the statements of net assets available for benefits and the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audit of the basic financial statements, and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole. As explained in the notes thereto, information certified by the trustee and presented in the schedules of investments and reportable transactions does not disclose the historical cost of certain investments. Disclosure of this information is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.


/s/ ARTHUR ANDERSEN LLP



Cincinnati, Ohio
  May 24, 1999

                      Champion International Corporation
                               Savings Plan #077

                               FEIN: 13-1427390

                Statement of Net Assets Available for Benefits

                               December 31, 1998


                                                              Company Directed                  Participant Directed
                                                      --------------------------------  ------------------------------------------
                                                                            Company        Company        Stable         S&P 500
                                                         Individual          Stock          Stock          Value          Index
                                                       Retirement Fund       Fund           Fund           Fund           Fund
                                                      -----------------  -------------  -----------    -----------     -----------
INVESTMENTS (Notes 1, 2, 3, &  4):
  Common Stock, Champion International Corporation      $        -        $89,093,137    $17,139,497   $          _   $          -
  Master Trust                                                   -          2,123,127              -              -              -
  Stock Funds                                                    -                  -              -              -    238,505,454
  Fixed Income Investment Contracts                              -                  -              -    132,754,049              -
  Synthetic Investment Contracts                                 -                  -              -    200,896,740              -
  Cash and Short Term Investments                                -          2,017,454        381,161      6,506,626              -
  Loans Receivable From Participants                             -                  -              -              -              -
                                                       ------------       ------------   ------------  -------------  -------------
                                                                 -         93,233,718     17,520,658    340,157,415    238,505,454
                                                       ------------       ------------   ------------  -------------  -------------
RECEIVABLES (PAYABLES):
  Accrued Dividend and Interest Income                           -            113,937         21,799         27,352         10,675
  Accrued Expenses                                               -            (13,450)        (2,516)       (21,089)       (18,965)
  Pending Transactions                                           -             10,311              -              -              -
  Interfund Receivable (Payable)                         8,499,528                  -              -     (8,499,528)             -
                                                       ------------       ------------   ------------  -------------  -------------
                                                         8,499,528            110,798         19,283     (8,493,265)        (8,290)
                                                       ------------       ------------   ------------  -------------  -------------

NET ASSETS AVAILABLE FOR BENEFITS                       $8,499,528        $93,344,516    $17,539,941   $331,664,150   $238,497,164
                                                       ============       ============   ============  =============  =============

                                                                            Participant Directed
                                                          ------------------------------------------------------
                                                                                    Int'l.
                                                            Small Company       Equities Index      Employee Loan
                                                              Index Fund             Fund               Fund            Total
                                                          -----------------    ----------------   ---------------   ------------
INVESTMENTS (Notes 1, 2, 3, &  4):
  Common Stock, Champion International Corporation          $         -         $         -       $         -      $106,232,634
  Master Trust                                                        -                   -                 -         2,123,127
  Stock Funds                                                27,731,810          15,607,667                 -       281,844,931
  Fixed Income Investment Contracts                                   -                   -                 -       132,754,049
  Synthetic Investment Contracts                                      -                   -                 -       200,896,740
  Cash and Short Term Investments                                    44                  43                 -         8,905,328
  Loans Receivable From Participants                                  -                   -        17,051,926        17,051,926
                                                           -------------       -------------     -------------     -------------
                                                             27,731,854          15,607,710        17,051,926       749,808,735
                                                           -------------       -------------     -------------     -------------
RECEIVABLES (PAYABLES):
  Accrued Dividend and Interest Income                            7,559                   -                 -           181,322
  Accrued Expenses                                               (2,510)             (1,083)                -           (59,613)
  Pending Transactions                                                -                   -                 -            10,311
  Interfund Receivable (Payable)                                      -                   -                 -                 -
                                                           -------------       -------------     -------------     -------------
                                                                  5,049              (1,083)                -           132,020
                                                           -------------       -------------     -------------     -------------

NET ASSETS AVAILABLE FOR BENEFITS                           $27,736,903         $15,606,627       $17,051,926      $749,940,755
                                                           =============       =============     =============     =============

                The accompanying notes to financial statements
                   are an integral part of these statements.

                      Champion International Corporation
                               Savings Plan #077

                               FEIN: 13-1427390


                Statement of Net Assets Available for Benefits

                               December 31, 1997


                                                              Company Directed                 Participant Directed
                                                      --------------------------------  ----------------------------------------
                                                                            Company       Company        Stable         S&P 500
                                                         Individual          Stock         Stock          Value          Index
                                                       Retirement Fund       Fund           Fund          Fund           Fund
                                                      -----------------   ----------    -----------   -----------    -----------
INVESTMENTS (Notes 1,2,3, & 4):
  Common Stock, Champion International Corporation      $         -      $103,314,691    $7,926,817   $          -   $          -
  Master Trust                                                    -         2,557,166             -              -              -
  Stock Funds                                                     -                 -             -              -    209,060,441
  Fixed Income Investment Contracts                               -                 -             -    150,524,447              -
  Synthetic Investment Contracts                                  -                 -             -    189,176,822              -
  Cash and Short Term Investments                                 -         2,330,754       153,660      1,539,568              -
  Loans Receivable From Participants                              -                 -             -              -              -
                                                       -------------    --------------   -----------  -------------  -------------
                                                                  -       108,202,611     8,080,477    341,240,837    209,060,441
                                                       -------------    --------------   -----------  -------------  -------------
RECEIVABLES (PAYABLES):
  Accrued Dividend and Interest Income                            -           122,978         9,341              -              -
  Pending Transactions                                            -          (495,600)      (30,699)       (37,354)        (7,951)
  Interfund Receivable (Payable)                          8,989,713                 -             -     (8,989,713)             -
                                                       -------------    --------------   -----------  -------------  -------------
                                                          8,989,713          (372,622)      (21,358)    (9,027,067)        (7,951)
                                                       -------------    --------------   -----------  -------------  -------------

DUE FROM CHAMPION INTERNATIONAL CORPORATION SAVINGS
 PLAN FOR HOURLY EOMPLOYEES #158 (Note 7)
                                                                  -           272,356             -      1,388,774        363,078
                                                       -------------    --------------   -----------  -------------  -------------
NET ASSETS AVAILABLE FOR BENEFITS                        $8,989,713      $108,102,345    $8,059,119   $333,602,544   $209,415,568
                                                       -------------    --------------   -----------  -------------  -------------

                                                                               Participant Directed
                                                               -------------------------------------------------
                                                                                        Int'l.
                                                                 Small Company      Equities Index  Employee Loan
                                                                  Index Fund            Fund             Fund           Total
                                                               ---------------     --------------   ------------    -------------
INVESTMENTS (Notes 1,2,3, & 4):
  Common Stock, Champion International Corporation               $         -        $         -    $          -     $111,241,508
  Master Trust                                                             -                  -               -        2,557,166
  Stock Funds                                                     28,823,229         13,340,512               -      251,224,182
  Fixed Income Investment Contracts                                        -                  -               -      150,524,447
  Synthetic Investment Contracts                                           -                  -               -      189,176,822
  Cash and Short Term Investments                                         44                 43               -        4,024,069
  Loans Receivable From Participants                                       -                  -      20,361,724       20,361,724
                                                                -------------      -------------   -------------    -------------
                                                                  28,823,273         13,340,555      20,361,724      729,109,918
                                                                -------------      -------------   -------------    -------------
RECEIVABLES (PAYABLES):
  Accrued Dividend and Interest Income                                     -                  -               -          132,319
  Pending Transactions                                                   641             (1,123)              -         (572,086)
  Interfund Receivable (Payable)                                           -                  -               -                -
                                                                -------------      -------------   -------------    -------------
                                                                         641             (1,123)              -         (439,767)
                                                                -------------      -------------   -------------    -------------
DUE FROM CHAMPION INTERNATIONAL CORPORATION SAVINGS
 PLAN FOR HOURLY EOMPLOYEES #158 (Note 7)                              4,554              3,591               -        2,032,353
                                                                -------------      -------------   -------------    -------------
NET ASSETS AVAILABLE FOR BENEFITS                                $28,828,468        $13,343,023     $20,361,724     $730,702,504
                                                                =============      =============   =============    =============

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                       Champion International Corporation
                               Savings Plan #077
                                FEIN: 13-1427390
           Statement of Changes in Net Assets Available for Benefits
                      For the Year Ended December 31, 1998

                                                             Company Directed                 Participant Directed
                                                  --------------------------------------- ----------------------------------------
                                                      Individual
                                                   Retirement Fund    Company Stock Fund   Company Stock Fund   Stable Value Fund
                                                  -----------------  -------------------- -------------------- -------------------
CONTRIBUTIONS (Note 1):
  Company                                            $         -            $  8,532,121          $         -        $          -
  Employees                                                    -                       -              426,320          12,575,325
                                                    --------------         ---------------     ---------------       -------------
                                                               -               8,532,121              426,320          12,575,325
                                                    --------------         ---------------     ---------------       -------------
INVESTMENT INCOME (Notes 1, 2 , 3 & 4)
  Dividends and Interest                                 608,309                 520,934               63,100          23,266,157
  Net Realized and Unrealized Gain/(Loss) on                   -             (10,441,062)             406,760                   -
   Investments
  Master Trust                                                 -                (243,419)                   -                   -
                                                    --------------         ---------------     ---------------       -------------
                                                         608,309             (10,163,547)             469,860          23,266,157
                                                    --------------         ---------------     ---------------       -------------
WITHDRAWALS:
  Company Contributions                                        -              (8,805,486)                   -                   -
  Employee Contributions                              (1,098,494)                      -             (555,493)        (42,169,635)
  Master Trust                                                 -                (190,620)                   -                   -
                                                    --------------         ---------------     ---------------       -------------
                                                      (1,098,494)             (8,996,106)            (555,493)        (42,169,635)
                                                    --------------         ---------------     ---------------       -------------
CONTRIBUTIONS AND INVESTMENT INCOME OVER                (490,185)            (10,627,532)             340,687          (6,328,153)
 (UNDER) WITHDRAWALS                                --------------         ---------------     ---------------       -------------


TRANSFERS (TO) FROM OTHER PLANS:
  Newsprint System Divestiture (Note 8)                        -              (3,102,590)            (194,464)        (10,285,723)
  Fort James Corporation (Note 9)                              -                       -                    -           1,426,059
  Transfer from Champion International
    Corporation Savings Plan #158, less prior                  -                  95,611                9,906             (96,053)
     year accrual (Note 7)                          --------------         ---------------     ---------------       -------------
                                                               -              (3,006,979)            (184,558)         (8,955,717)
                                                    --------------         ---------------     ---------------       -------------
TRANSFER BETWEEN FUNDS                                         -              (1,123,318)           9,324,693          13,345,476

NET ASSETS AVAILABLE FOR BENEFITS, beginning of        8,989,713             108,102,345            8,059,119         333,602,544
 year                                               --------------         ---------------     ---------------       -------------

NET ASSETS AVAILABLE FOR BENEFITS, end of year       $ 8,499,528            $ 93,344,516          $17,539,941        $331,664,150
                                                    ==============         ===============     ===============       =============

                                                                                      Participant Directed
                                                      ----------------------------------------------------------------------------
                                                         S&P 500 Index   Small Company   Int'l Equities  Employee
                                                              Fund         Index Fund     Index Fund     Loan Fund       Total
                                                          -----------   ---------------  ------------  -------------  ------------
CONTRIBUTIONS (Note 1):
  Company                                                 $          -    $         -    $         -    $         -   $  8,532,121
  Employees                                                 13,940,306      3,064,570      1,723,820              -     31,730,341
                                                        --------------- --------------  -------------   ------------  -------------
                                                            13,940,306      3,064,570      1,723,820              -     40,262,462
                                                        --------------- --------------  -------------   ------------  -------------
INVESTMENT INCOME (Notes 1, 2 , 3 & 4)
  Dividends and Interest                                             -              -              -      1,814,467     26,272,967
  Net Realized and Unrealized Gain/(Loss) on                55,273,290      1,928,356      2,526,990              -     49,694,334
  Investments
  Master Trust                                                       -              -              -              -       (243,419)
                                                        --------------- --------------  -------------   ------------  -------------
                                                            55,273,290      1,928,356      2,526,990      1,814,467     75,723,882
                                                        --------------- --------------  -------------   ------------  -------------

WITHDRAWALS:
  Company Contributions                                              -              -              -     (1,138,954)    (9,944,440)
  Employee Contributions                                   (18,087,021)    (2,924,327)    (1,013,981)             -    (65,848,951)
  Master Trust                                                       -              -              -              -       (190,620)
                                                        --------------- --------------  -------------   ------------  -------------
                                                           (18,087,021)    (2,924,327)    (1,013,981)    (1,138,954)   (75,984,011)
                                                        --------------- --------------  -------------   ------------  -------------
CONTRIBUTIONS AND INVESTMENT INCOME OVER                    51,126,575      2,068,599      3,236,829        675,513     40,002,333
 (UNDER) WITHDRAWALS                                    --------------- --------------  -------------   ------------  -------------


TRANSFERS (TO) FROM OTHER PLANS:
  Newsprint System Divestiture (Note 8)                     (6,850,821)      (691,845)      (461,820)    (1,028,755)   (22,616,018)
  Fort James Corporation (Note 9)                                    -              -              -              -      1,426,059
  Transfer from Champion International
    Corporation Savings Plan #158, less prior                  381,974         24,421         10,018              -        425,877
     year accrual (Note 7)                              --------------- --------------  -------------   ------------  -------------
                                                            (6,468,847)      (667,424)      (451,802)    (1,028,755)   (20,764,082)
                                                        --------------- --------------  -------------   ------------  -------------

TRANSFER BETWEEN FUNDS                                     (15,576,132)    (2,492,740)      (521,423)    (2,956,556)             -

NET ASSETS AVAILABLE FOR BENEFITS, beginning of            209,415,568     28,828,468     13,343,023     20,361,724    730,702,504
 year                                                   --------------- --------------  -------------   ------------  -------------
NET ASSETS AVAILABLE FOR BENEFITS, end of year            $238,497,164    $27,736,903    $15,606,627    $17,051,926   $749,940,755
                                                        =============== ==============  =============   ============  =============

  The accompanying notes to financial statements are an integral part of these statements.

                      Champion International Corporation
                               Savings Plan #077

                               FEIN: 13-1427390


                         Notes to Financial Statements

                          December 31, 1998 and 1997



(1)  Plan Description-
     ----------------

   The following description of the Champion International Corporation Savings Plan #077 (the Plan) provides only general information. Reference should be made to the Plan agreement for a more complete description of the Plan's provisions.

   The Plan, which became effective on January 1, 1978, is a contributory savings plan available to salaried employees of Champion International Corporation (the Company). Effective January 1, 1983, a 401(k) savings option was available to participants allowing them to contribute before-tax compensation in addition to the after-tax compensation allowed previously.

   Participants may contribute up to a maximum of 16% (22% effective January 1, 1999) of their compensation, subject to certain limitations. Qualified participant contributions are invested in either the Company Common Stock Fund, Stable Value Fund, the S&P 500 Index Fund, the Small Company Index Fund or the International Equities Index Fund, at the participants' discretion. Earnings for the funds are based upon the performance of the funds' underlying assets.

   The Company matches one-half of the first 6% of the participants' compensation which is contributed to the Plan. Company contributions are invested in the Company's common stock. Participants vest in the Company contribution based upon years of service with the Company.

   Participants are permitted to borrow against their account balances and their vested portions of the Company stock fund contributions. The terms and conditions of these loans are established to be in compliance with applicable laws and regulations. The interest rate charged to participants in 1998 and 1997 was prime at origination plus 1%. Principal and interest are paid ratably through monthly payroll deductions.

   Effective January 1, 1982, tax deductible employee contributions could be directed into an individual retirement fund. Earnings for this fund have averaged 7.21% per annum for 1998 and 7.28% per annum for 1997. After December 31, 1982, employee contributions to this fund were no longer accepted. The balance in this fund was approximately $8.5 million and $9.0 million at December 31, 1998 and 1997, respectively.

   Effective June 30, 1995, Champion International Corporation Stock Ownership Plan #078 (Plan #078) was merged into the Champion International Corporation Savings Plan #077 and the Champion International Corporation Savings Plan for Hourly Employees #158 (Plan #158), as applicable. The net assets of Plan #078 were transferred to a Master Trust for which State Street Bank and Trust Company now acts as trustee. Assets of the Master Trust consist of shares of the Company's common stock, the valuation of which is based on market prices. Benefit payments are credited and charged directly to each plan. Investment income of the Master Trust, which includes dividend income and realized and unrealized gains and losses, is allocated to each plan by the trustee based upon the Master Trust units of participation held by each plan. As of December 31, 1998 and 1997, the Plan's investment approximated 35% of the assets held in the Master Trust.

   The Plan is administered by the Company through the Pension and Employee Benefits Committee (PEBC) and is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Certain investment management expenses are paid by the Plan while other administrative expenses are paid by the Company and are not included in the accompanying statements.


   The Plan's trustee is State Street Bank and Trust Company. ADP Administrative Solutions Group (formerly known as William M. Mercer, Inc.) performs certain administrative and record keeping functions of the Plan. Participants have the ability to initiate transactions directly impacting their account balances over the telephone. Such transactions are posted to participants' accounts on a daily basis at the applicable investment fund's net asset value as reported by the trustee.

   J.P. Morgan/American Century Retirement Plan Services were appointed Trustee and participant record keeper effective July 1, 1999.

(2) Significant Accounting Policies-
    -------------------------------

   (a) Investment Valuation and Income Recognition--Cash and cash equivalents
       -------------------------------------------
       are stated at cost which approximates market value. The Company's common stock is valued at the closing market price at yearend. Investments in fixed income investment contracts and synthetic investment contracts are valued at the contract ("book") value, defined as the sum of contributions less withdrawals plus credited interest. Commingled funds are stated at market value as determined by the trustee. Loans receivable from participants are valued at cost which approximates fair value. Realized and unrealized gains and losses are reflected currently in the statements of changes in net assets available for benefits.

   (b) Basis of Accounting--The Plan uses the accrual basis of accounting.
       -------------------

   (c) Payment of Benefits--Benefits are recorded when paid.
       -------------------

   (d) Use of Estimates--The preparation of financial statements in conformity
       ----------------
       with generally accepted accounting principles requires management to make estimates and assumptions that affect the financial statements. Actual results could differ from those estimates.

   (e) Reclassifications--Certain amounts in the 1997 financial statements have
       -----------------
       been reclassified to conform with the 1998 presentation.


(3)  Investments-
     -----------

   The following summarizes the nature of the underlying assets which comprise the investment portfolio of the Plan's Company Stock Fund, Stable Value Fund and Individual Retirement Fund, S&P 500 Index Fund, Small Company Index Fund, and International Equities Index Fund:

   Investment Fund                     Investment                     Underlying Assets
--------------------               -----------------               -----------------------
Company Stock Fund                   Common Stock                   Champion International
                                                                    Corporation Common Stock

Stable Value Fund and Individual     Fixed Income Investment        Pool of investment contracts
 Retirement Fund                     Contracts                      issued by a diversified list
                                                                    of insurance companies

                                Synthetic Investment          Portfolio of investment
                                Contract - Separate Account   grade fixed income
                                                              securities, including but not
                                                              limited to, U.S. Treasuries,
                                                              U.S. Govern- ment Agency
                                                              notes and mortgages,
                                                              corporate securities, asset-
                                                              backed securities, Canadian
                                                              Yankees and cash
                                                              equivalents

S&P 500 Index Fund              Commingled Fund               Common stocks of large
                                                              companies in a wide variety
                                                              of industries (managed by
                                                              Metropolitan Life Insurance
                                                              Company)

Small Company Index Fund        Commingled Fund               Common stocks of small
                                                              U.S. companies in a wide
                                                              variety of industries
                                                              (managed by Barclays
                                                              Global Investors, N.A.)

International Equities Index    Commingled Fund               Common stocks of primarily
 Fund                                                         established, medium to large
                                                              companies based in
                                                              economically developed
                                                              countries outside of the U.S.
                                                              (managed by Barclays
                                                              Global Investors, N.A.)

A summary of the Plan's investments (excluding cash and short term investments and participant loans) follows:


                                                                            Carrying Value at
                                                                               December 31,
                                                                       ---------------------------
                                                                          1998          1997
                                                                       ------------  -------------
Common Stock, Champion International Corporation                      $106,232,634   $111,241,508
                                                                      ============   ============
Master Trust                                                          $  2,123,127   $  2,557,166
                                                                      ============   ============
Stock Funds:
  Metropolitan Life Insurance Company, S&P 500                        $238,505,454   $209,060,441
   Commingled Fund
  Barclays Global Investors, N.A.
   Extended Equity Market Fund K                                        27,731,810     28,823,229
   EAFE Equity Index Fund K                                             15,607,667     13,340,512
                                                                      ------------   ------------
                                                                      $281,844,931   $251,224,182
                                                                      ============   ============
Stable Value and Individual Retirement Funds:
  Fixed Income Investment Contracts -
   Metropolitan Life Insurance Company
     8.30%, maturing 50% on 7/1/99 and 50% on                         $ 18,763,092   $ 33,414,999
     7/1/00
   Providian Capital Management                                         19,973,857     16,006,659
     6.83%, maturing 6/30/01
   Principal Mutual Life Insurance Company                              24,077,659     22,538,293
     6.83%, maturing 12/31/01
   John Hancock Mutual Life Insurance Company                           25,952,042     33,149,257
     8.30%, maturing 50% on 7/1/99 and 50% on
     6/30/00
   New York Life Insurance Company
     6.66%, maturing  7/1/98                                                     -     23,002,310
     6.84%, maturing on 9/30/01                                         23,945,974     22,412,929
   Transamerica Occidental Life Insurance                               20,041,425              -
     Company, interest rate equal to the CMT rate,                    ------------   ------------
     reset quarterly, maturing 6/15/03
                                                                       132,754,049    150,524,447
                                                                      ------------   ------------

  Synthetic Investment Contract - Fair Value                           214,574,799    198,568,824
  Less:  Excess of Separate Account over Contract Value                (13,678,059)    (9,392,002)
                                                                      ------------   ------------
  Synthetic Investment Contract - Contract Value                       200,896,740    189,176,822
                                                                      ------------   ------------
                                                                      $333,650,789   $339,701,269
                                                                      ============   ============

The Plan's investments include approximately $132.8 million and $150.5 million of fixed income investment contracts with various insurance companies, which have been reported at contract value as of December 31, 1998 and 1997, respectively. The insurance companies credit the Plan's account with contributions and earnings on the underlying investments and charge the Plan for withdrawals and administrative expenses. In some cases, limitations on the liquidity guarantees can be imposed in the event of plan amendments, mergers, sales, plan termination, layoff or other employer-initiated events. The fair value of these investment contracts was estimated to be approximately $137.4 million and $154.2 million, at December 31, 1998 and 1997, respectively. The fair value of the Plan's investment contracts was estimated by the Company using a discounted cash flow analysis with an assumed, average discount rate of 5.14% and 6.15% at December 31, 1998 and 1997 respectively. The average yield for these contracts during 1998 was approximately 7.64% while the crediting interest rate ranged from 4.94% to 8.30% at December 31, 1998 and from 6.66% to 8.30% at December 31, 1997.

Effective January 3, 1994, the Company entered into a group annuity contract with Metropolitan Life Insurance Company (MetLife) on behalf of the Plan. Effective October 1, 1998, the Company terminated its group annuity contract with MetLife and entered into similar "synthetic" investment contracts with CDC Capital Inc. (CDC) and State Street Bank and Trust Company (SSB). Among other things, both the previous contract with MetLife and the current contracts with CDC and SSB required that a Separate Account, consisting of a portfolio of diversified investment grade fixed income securities, be maintained on behalf of the Plan and the Champion International Corporation Savings Plan for Hourly Employees #158. The fair market value of the portfolio of investments, at any point in time, represents the market value of the Separate Account. At December 31, 1998 and 1997, the Plan's interest in the Separate Account had a fair market value of approximately $214.6 million and $198.6 million, respectively. The book value of the Synthetic Investment contract(s), at any point in time, represents the amount deposited into the Separate Account on behalf of the Plan, plus interest credited, at rates established by the contract holder minus any withdrawals and transfers out of the fund. Under the MetLife contract, interest rates were reset every six months. Interest was credited at a rate of 7.15% and 7.18% during the periods January 1, 1998 through June 30, 1998 and July 1, 1998 through September 30, 1998, respectively. Under the CDC and SSB contracts, interest rates are reset quarterly and interest was credited at a rate of 7.225% for the period October 1, 1998 to December 31, 1998. The book value of the contract(s) is guaranteed by the contract holder (subject to certain restrictions on amounts withdrawn as a result of employer-initiated events) and totaled approximately $200.9 million and $189.2 million at December 31, 1998 and 1997, respectively. The fair market value of the Plan's interest in the Separate Account exceeded the book value of the contract(s) by approximately $13.7 million and $9.4 million at December 31, 1998 and 1997, respectively, and the difference is reflected in the preceding investment summary as "Excess of Separate Account Over Contract Value".

 (4) Priorities Upon Termination of the Plan-
     ---------------------------------------

Upon termination of the Plan, participants become fully vested in their individual accounts.


(5)   Forfeited Accounts-
      ------------------

At December 31, 1998 and 1997, forfeited nonvested accounts totaled approximately $79,000 and $48,000, respectively. These accounts will be used to reduce future Company contributions. During 1998, Company contributions were reduced by approximately $190,000 as a result of forfeited nonvested accounts.

(6)   Tax Exempt Status-
      -----------------

The Plan, as amended and restated through July 1, 1994, has received a favorable determination letter from the Internal Revenue Service, dated December 17, 1998. A tax determination request has not been filed for the most recent amendments. The plan administrator believes that the Plan was designed and is being operated in compliance with the applicable requirements of the Internal Revenue Code
(IRC). Therefore, the plan administrator believes that the Plan is a qualified plan under the IRC and the related trust is tax exempt as of December 31, 1998 and for the year ended.

(7)  Transfers Between Champion International Corporation Plans-
     -----------------------------------------------------------

The Company transfers participant account balances and the related assets between the Plan and Plan #158 for participants who have changed employment (i.e., hourly or salaried) status. In conjunction therewith, certain participant account transfers totaling approximately $2 million were in process at December 31, 1997 and are reflected in the Accompanying Statement of Net Assets available for Benefits as "Due From Champion International Corporation Savings Plan For Hourly Employees #158".

(8)  Restructuring and Divestiture Program-
     -------------------------------------

On October 7, 1997, the Company approved a program to maximize total shareholder return by focusing on strategic businesses, increasing profitability and improving financial discipline. As part of this program, the Company announced its intention to divest several non-strategic product segments. These product segments include the newsprint, recycling, coated and uncoated groundwood specialty papers, premium papers, specialty uncoated papers, and liquid packaging and bleached board businesses. Also to be divested are 325,000 acres of timberlands. Additionally, the Company has announced plans to reduce its worldwide workforce in the businesses remaining after the divestitures by 11%, or approximately 2,000 positions, by the end of 1999.

On June 1, 1998, the Company announced that the divestiture of its newsprint mills in Sheldon and Lufkin, Texas along with three recycling centers (i.e. collectively the Newsprint System) had been completed. In accordance with an asset purchase agreement between Champion International Corporation and Donohue Inc., dated as of March 21, 1998 (the Purchase Agreement), Selected Employees, as defined in the Purchase Agreement were fully vested in their account balances as of the closing date. Assets totaling $22.6 million were transferred to the successor plan for the Newsprint System during 1998.

On March 29, 1999, the Company announced an agreement to sell its mill in North Carolina, an extruding and converting facility in Waynesville, North Carolina and its DairyPak liquid packaging business. Additionally, on May 13, 1999, the Company announced an agreement to sell its groundwood mill in Deferiet, New York. In accordance with the applicable purchase agreements, the Company anticipates that certain employees at these locations will also be fully vested in their account balances.

Participants withdrawals may result from the aforementioned restructuring program and divestiture agreements.

(9)  Acquisition From Fort James Corporation-
     ---------------------------------------

In connection with an asset purchase agreement by and among Fort James Operating Company (a division of Fort James Corporation, formerly James River Corporation of Virginia), Diamond Occidental Forest, Inc., and Champion International Corporation dated October 24, 1997, assets totaling approximately $1.4 million were transferred from Fort James Corporation Stock Plus Investment Plan to the Plan during 1998.

                                                                      Schedule I

                       Champion International Corporation
                               Savings Plan #077
                                 FEIN: 13-1427390

         Item 27 (a) - Schedule of Assets Held For Investment Purposes
                               Company Stock Fund
                        Company and Participant Directed
                               December 31, 1998


                                                 Shares/                   Current
     Identity of Issuer/Asset Description       Par Value      Cost         Value
--------------------------------------------  ------------  -----------  ------------
*  State Street Bank and Trust Company,         2,398,615   $ 2,398,615  $  2,398,615
    Government Short Term Investment Fund                   ===========  ============


*  Champion International Corporation,          2,623,028   $80,836,006  $106,232,634
    Common Stock                                            ===========  ============

*  Represents a transaction with a Party-in-Interest

                                                                      Schedule I
                       Champion International Corporation
                               Savings Plan #077
                                 FEIN: 13-1427390

         Item 27 (a) - Schedule of Assets Held For Investment Purposes
                                Stable Value Fund
                                December 31, 1998

                                                                  Shares/
          Identity of Issuer/Asset Description                   Par Value      Cost         Current Value
-------------------------------------------------------       --------------  --------     -----------------
Fixed Income Investment Contracts:
Metropolitan Life Insurance Company --
GAC 13943, 8.30%, maturing 50% on 7/1/99 and                          -    $ 18,763,092      $ 18,763,092
 50% on 7/1/00
John Hancock Mutual Life Insurance Company--                          -      25,952,042        25,952,042
GAC 7652, 8.30%, maturing 50% on 7/1/99 and 50%
 on 6/30/00
Providian Capital Management --
Contract BDA 00732FR, 6.83% maturing 6/30/01                          -      19,973,857        19,973,857
Principal Mutual Life Insurance Company--
GAC 4-28880-1, 6.83%, maturing 12/31/01                               -      24,077,659        24,077,659
New York Life Insurance Company --
GAC 06344-003, 6.84%, maturing 9/30/01                                -      23,945,974        23,945,974
Transamerica Occidental Life Insurance Company                               20,041,425        20,041,425
Interest rate equal to the 10 year CMT rate, reset                        --------------     -------------
 quarterly, 4.94% at 12/31/98, maturing 6/15/03
                                                                           $132,754,049      $132,754,049
                                                                          ==============     =============
Synthetic Investment Contracts
Fair Value of Separate Account                                                   (A)          214,574,799
Less: Excess of Separate Account over Contract Value                                          (13,678,059)
                                                                                             -------------
Contract Value                                                                                200,896,740
                                                                                             =============
Cash and Short Term Investments:

* State Street Bank and Trust Company - Government
 Short Term Investment Fund                                   6,506,626       6,506,626         6,506,626
                                                                         ==============      =============
                                                                                             $340,157,415
                                                                                             =============

(A) Cost of investments information, on a plan by plan basis, is not furnished by the asset managers.
  *  Represents a transaction with a Party-in-Interest

                                                                      Schedule I
                       Champion International Corporation
                               Savings Plan #077
                                 FEIN: 13-1427390

         Item 27 (a) - Schedule of Assets Held For Investment Purposes
                                S&P 500 Index Fund
                               December 31, 1998


                                         Shares/            Current
 Identity of Issuer/Asset Description   Par Value  Cost      Value
--------------------------------------  --------- ------   ---------

Metropolitan Life Insurance Company,
    S&P 500 Commingled Fund               845,485  (A)    $238,505,454
                                                  ======  =============


(A) Cost of investments information is not furnished on a plan by plan basis by Metropolitan Life Insurance Company

                                                                      Schedule I
                       Champion International Corporation
                               Savings Plan #077
                                FEIN: 13-1427390

         Item 27 (a) - Schedule of Assets Held For Investment Purposes
                            Small Company Index Fund
                               December 31, 1998


                                              Shares/                  Current
Identity of Issuer/Asset Description         Par Value     Cost         Value
--------------------------------------      ----------- -----------  ------------
Barclays Global Investors, N.A.,
     Extended Equity Market Fund K           1,357,342  $21,286,166   $27,731,810
                                                        ===========  ============

Barclays Global Investors, N.A.,                    44  $        44   $        44
Money Market Fund, Employee Benefit Trust               ===========  ============

                                                                      Schedule I
                       Champion International Corporation
                               Savings Plan #077
                                FEIN: 13-1427390

         Item 27 (a) - Schedule of Assets Held For Investment Purposes
                       International Equities Index Fund
                               December 31, 1998


                                             Shares/                  Current
   Identity of Issuer/Asset Description     Par Value     Cost         Value
-----------------------------------------  -----------  -------     ----------
Barclays Global Investors, N.A.,
     EAFE Equity Index Fund K               1,023,755  $13,104,848  $15,607,667
                                                      ============  ===========

Barclays Global Investors, N.A.,                   43  $        43  $        43
     Money Market Fund, Employee Benefit              ============  ===========
        Trust

                                                                      Schedule I
                       Champion International Corporation
                               Savings Plan #077
                                FEIN: 13-1427390

         Item 27 (a) - Schedule Of Assets Held For Investment Purposes
                               Employee Loan Fund
                               December 31, 1998


                                             Shares/                  Current
   Identity of Issuer/Asset Description     Par Value     Cost         Value
----------------------------------------   -----------  ---------   -----------

* Participant Loans, Interest at Prime +            -  $17,051,926  $17,051,926
l% at Origination (interest rates on                   ===========  ===========
 loans ranged from 7.25% to 11.5% at
 December 31, 1998), secured by
 applicable participants' vested accrued
 benefits


*  Represents a transaction with a Party -in-Interest

                                                                     Schedule II

                       Champion International Corporation
                                Savings Plan #077
                               FEIN:  13-1427390

               Item 27 (d) - Schedule of Reportable Transactions
                       For the Year Ended December 31, 1998

                                               Number                                     Expense Incurred
                                                 Of         Purchase      Selling               With         Cost of      Net Gain
      Description of Assets                 Transactions   Price (A)     Price (A)          Transactions      Asset       or (Loss)
-----------------------------------      ---------------- ------------  ------------       --------------  ----------   -----------
Caisse des Depots
   Investment Contract 1021-01                     3      100,432,263             -                  -  100,432,263           -
   Investment Contract 1021-01                     1                -     4,960,832                  -    4,960,832           -
   Investment Contract 1021-02                     1        4,400,000             -                  -    4,400,000           -
   Investment Contract 1021-02                     1                -         8,981                  -        8,981           -
Transamerica Occidental Life
   Investment Contract 51529                       4       36,200,000             -                  -   36,200,000           -
   Investment Contract 51529                       6                -    16,200,000                  -   16,200,000           -
Metropolitan Life Insurance Company
   Investment Contract 13943                      12        2,750,733             -                  -    2,750,733           -
   Investment Contract 13943                       2                -    17,353,809                  -   17,353,809           -
   Investment Contract 13625                      12       11,102,873             -                  -   11,102,873           -
   Investment Contract 13625                       2                -   199,183,055                  -  199,183,055           -
   MetLife S&P 500 Commingled Fund               370       33,883,453             -                  -   33,883,453           -
   MetLife S&P 500 Commingled Fund               428                -    59,790,327                  -   34,132,720  25,657,607
State Street Bank
   Investment Contract 98192                       3      100,450,512             -                  -  100,450,512           -
   Investment Contract 98192                       1                -     4,960,832                  -    4,960,832           -
   Investment Contract 98276                       1        4,400,000             -                  -    4,400,000           -
   Investment Contract 98276                       1                -         8,981                  -        8,981           -
   Government Short Term Investment Fund         295      118,100,290             -                  -  118,100,290           -
   Government Short Term Investment Fund         283                -   113,219,032                  -  113,219,032           -

(A) The current value of all assets acquired or disposed of, at the time of acquisition or disposition, is equal to the purchase price or selling price, respectively.

                                                                    Schedule III
                        Champion International Corporation
                               Savings Plan #077
                               FEIN:  13-1427390

             Certification of Receipt of Annual Statement of Assets
                   And Liabilities of Commingled Trust Funds
                 Supplement to Item 27(a) - Schedule of Assets
                           Held for Investment Purposes

In accordance with 29 CFR 2520.103-9, the Pension and Employee Benefits Committee (PEBC) of Champion International Corporation hereby certifies that subject savings plan (the Plan) is in receipt of the most recent annual statement of assets and liabilities of the collective trust funds in which the Plan has an investment.

In addition, a notice has been received by the PEBC from State Street Bank and Trust Company informing the Plan that the proper procedure was followed in filing a copy of the most recent annual statement of assets and liabilities of State Street Bank and Trust Company Government Short Term Investment Fund, in which the Plan has an investment, with the Department of Labor. The Employer Identification Number of State Street Bank and Trust Company Government Short Term Investment Fund is 04-0025081 and the filing was made for the year ended December 31, 1998.

At December 31, 1998, the Plan had an investment in MetLife Separate Account 197, a pooled Separate Account of the Metropolitan Life Insurance Company (MetLife). The asset listing for Separate Account 197 (S&P 500 Index Fund) as of December 31, 1998 is included herein, as no separate filing of the most recent statement of assets and liabilities of the Separate Account had been made by Metropolitan to the Department of Labor.

At December 31, 1998 the Plan had an investment in two synthetic investment contracts, the underlying assets of which were managed by Dwight Asset Management and State Street Research and Management Company. The asset listings for these pooled investment Accounts, as of December 31, 1998, are included herein, as no separate filing of the most recent statements of assets and liabilities had been made by the asset managers.

At December 31, 1998, the Plan had investments in the Extended Equity Market Fund K, the EAFE Equity Index Fund K, and the Money Market Fund, common, collective funds of Barclays Global Investors, N.A. (Barclays). A notice has been received by the Plan that the proper procedures have been followed in filing a copy of the most recent statement of assets and liabilities of Barclays common collective funds in which the Plan had investments with the Department of Labor. The employer identification numbers of the common collective funds are 94-3199860 (Extended Equity Market Fund K), 94-3199859 (EAFE Equity Index Fund
K), and 94-6450621 (Money Market Fund), and the filings were made on or before the date upon which the annual report is required to be held with the Department of Labor.

The Plan's investments in all such funds are included in the accompanying Schedule of Assets Held for Investment Purposes.

                                                                    Schedule III

                            Champion International
                                  Corporation
                               Savings Plan #077
                               FEIN:  13-1427390

                           MetLife Separate Account
                               197 Asset Listing
                               December 31, 1998

                                                                                     Market       Market          Unrealized
Country Name                    Description                 Units       Cost          Price        Value           Gain Loss
------------                    -----------                 ------      -----         ------       ------          ---------
                        CASH                                      --   1,917,795.52     1.00     1,917,795.52          --
                        RECEIVABLE FOR INVESTMENTS SOLD           --   1,515,905.65     1.00     1,515,905.65          --
                        PAYABLE FOR INVESTMENTS PURCHASED         --  (1,830,723.04)    1.00    (1,830,723.04)         --
UNITED STATES           METLIFE SHORT TERM INVESTMENT           0.10           0.10     1.00             0.10          --
BERMUDA                 TYCO INTL LTD NEW COM              18,201.00     772,928.65    75.44     1,373,037.94       600,109.29
CANADA                  SEAGRAM LTD COM                    10,917.00     407,914.44    38.00       414,846.00         6,931.56
CANADA                  LAIDLAW INC COM                     9,300.00      99,554.70    10.06        93,581.25        (5,973.45)
CANADA                  NORTHERN TELECOM LTD               18,712.00     777,441.28    50.13       937,939.00       160,497.72
CANADA                  ALCAN ALUM LTD                      6,185.00     202,065.23    27.06       167,381.56       (34,683.67)
CANADA                  BARRICK GOLD CORP                  10,243.00     244,041.43    19.50       199,738.50       (44,302.93)
CANADA                  INCO LTD COM                        4,262.00     130,557.55    10.56        45,017.38       (85,540.17)
CANADA                  PLACER DOME INC                     7,011.00     129,735.85    11.50        80,626.50       (49,109.35)
CANADA                  MOORE LTD                           2,300.00      48,564.90    11.00        25,300.00       (23,264.90)
NETHERLANDS             UNILEVER NV N Y SHS ADR            18,112.00     808,237.00    82.94     1,502,164.00       693,927.00
NETHERLANDS             ROYAL DUTCH PETE CO N Y            61,120.00   2,322,812.70    47.88     2,926,120.00       603,307.30
NETHERLANDS ANTILLES    SCHLUMBERGER LTD COM               15,644.00     677,984.10    46.13       721,579.50        43,595.40
UNITED STATES           AETNA INC COM                       4,241.00     317,849.80    78.63       333,448.63        15,598.83
UNITED STATES           ALLSTATE CORP COM                  23,316.00     604,761.13    38.63       900,580.50       295,819.37
UNITED STATES           AMERICAN EXPRESS CO COM            12,805.00     823,772.54   102.25     1,309,311.25       485,538.71
UNITED STATES           AMERICAN GEN CORP COM               7,499.00     371,470.42    78.00       584,922.00       213,451.58
UNITED STATES           AMERICAN INTL GROUP INC COM        30,164.00   1,566,445.76    96.63     2,914,596.50     1,348,150.74
UNITED STATES           AON CORP COM                        4,750.00     279,266.70    55.38       263,031.25       (16,235.45)
UNITED STATES           ASSOCIATES FIRST CAP CORP CL A     20,516.00     486,259.20    42.38       869,365.50       383,106.30
UNITED STATES           BANK NEW YORK INC COM              21,500.00     429,301.48    40.25       865,375.00       436,073.52
UNITED STATES           BANK ONE CORP COM                  33,364.00   1,208,816.82    51.06     1,703,649.25       494,832.43
UNITED STATES           BANKAMERICA CORP NEW COM           49,287.00   1,829,503.29    60.13     2,963,380.88     1,133,877.59
UNITED STATES           BANKBOSTON CORP COM                 8,186.00     261,978.31    38.94       318,742.38        56,764.07
UNITED STATES           BANKERS TRUST CORP COM              2,653.00     224,021.83    85.44       226,665.69         2,643.86
UNITED STATES           BB&T CORP COM                       8,300.00     265,088.50    40.31       334,593.75        69,505.25
UNITED STATES           BEAR STEARNS COS INC COM            3,100.00     165,788.30    37.38       115,862.50       (49,925.80)

                                                                                       Market       Market          Unrealized
Country Name                    Description                 Units            Cost       Price        Value           Gain Loss
------------                    -----------                 ------           -----      ------       ------          ---------
UNITED STATES          CAPITAL ONE FINL CORP                2,100.00      263,329.50    115.00      241,500.00      (21,829.50)
UNITED STATES          CHASE MANHATTAN CORP NEW COM        24,344.00      977,421.75     68.06    1,656,913.50      679,491.75
UNITED STATES          CHUBB CORP COM                       4,940.00      269,651.00     64.88      320,482.50       50,831.50
UNITED STATES          CIGNA CORP COM                       6,229.00      426,921.39     77.31      481,579.56       54,658.17
UNITED STATES          CINCINNATI FINL CORP COM             4,900.00      219,511.83     36.63      179,462.50      (40,049.33)
UNITED STATES          CITIGROUP INC COM                   64,674.00    2,303,066.42     49.50    3,201,363.00      898,296.58
UNITED STATES          COMERICA INC COM                     4,600.00      140,615.60     68.19      313,662.50      173,046.90
UNITED STATES          CONSECO INC COM                      8,840.00      337,613.77     30.56      270,172.50      (67,441.27)
UNITED STATES          COUNTRYWIDE CR INDS INC COM          3,400.00      112,143.10     50.19      170,637.50       58,494.40
UNITED STATES          EQUIFAX INC COM                      4,200.00      136,904.27     34.19      143,587.50        6,683.23
UNITED STATES          FEDERAL NATL MTG ASSN COM           29,792.00      980,426.55     74.00    2,204,608.00    1,224,181.45
UNITED STATES          FIFTH THIRD BANCORP                  7,525.00      356,870.47     71.31      536,626.56      179,756.09
UNITED STATES          FIRST UN CORP COM                   28,091.00    1,046,236.49     60.81    1,708,283.94      662,047.45
UNITED STATES          FLEET FINL GROUP INC NEW COM        16,294.00      583,076.49     44.69      728,138.13      145,061.64
UNITED STATES          FRANKLIN RES INC COM                 7,200.00      377,594.00     32.00      230,400.00     (147,194.00)
UNITED STATES          FREDDIE MAC CORP COM                19,528.00      477,976.90     64.44    1,258,335.50      780,358.60
UNITED STATES          GENERAL RE CORP COM                  2,513.00      440,493.63    200.25      503,228.25       62,734.62
UNITED STATES          GOLDEN WEST FINL CORP DEL COM        1,800.00      120,229.80     91.69      165,037.50       44,807.70
UNITED STATES          HARTFORD FINL SVCS GROUP INC         6,624.00      166,152.30     54.88      363,492.00      197,339.70
UNITED STATES          HOUSEHOLD INTL INC COM              13,542.00      285,064.38     39.63      536,601.75      251,537.37
UNITED STATES          HUNTINGTON BANCSHARES INC            6,100.00      190,452.79     30.06      183,381.25       (7,071.54)
UNITED STATES          JEFFERSON PILOT CORP COM             2,950.00      110,118.25     75.00      221,250.00      111,131.75
UNITED STATES          KEYCORP NEW COM                     12,656.00      336,309.60     32.00      404,992.00       68,682.40
UNITED STATES          LEHMAN BROS HLDGS INC COM            3,300.00      186,089.60     44.06      145,406.25      (40,683.35)
UNITED STATES          LINCOLN NATL CORP IND COM            3,200.00      164,045.30     81.81      261,800.00       97,754.70
UNITED STATES          MARSH & MCLENNAN COS INC COM         7,221.00      376,687.77     58.44      421,977.19       45,289.42
UNITED STATES          MBIA INC COM                         2,800.00      156,719.50     65.56      183,575.00       26,855.50
UNITED STATES          MBNA CORP COM                       21,044.00      217,724.55     24.94      524,784.75      307,060.20
UNITED STATES          MELLON BK CORP COM                   7,452.00      252,727.00     68.75      512,325.00      259,598.00
UNITED STATES          MERCANTILE BANCORPORATION INC        4,300.00      227,904.30     46.13      198,337.50      (29,566.80)
UNITED STATES          MERRILL LYNCH & CO INC               9,964.00      324,422.25     66.75      665,097.00      340,674.75
UNITED STATES          MGIC INVT CORP WIS COM               3,100.00      112,434.27     39.81      123,418.75       10,984.48
UNITED STATES          MORGAN J P & CO INC COM              5,149.00      587,538.10    105.06      540,966.81      (46,571.29)
UNITED STATES          MORGAN STANLEY DEAN WTTER & CO      16,380.00      587,314.13     71.00    1,162,980.00      575,665.87
UNITED STATES          NATIONAL CITY CORP COM               9,460.00      493,943.60     72.50      685,850.00      191,906.40
UNITED STATES          NORTHERN TR CORP COM                 3,100.00      208,924.50     87.31      270,668.75       61,744.25
UNITED STATES          PAYCHEX INC COM                      4,700.00      222,275.50     51.44      241,756.25       19,480.75
UNITED STATES          PNC BK CORP COM                      8,707.00      349,403.91     54.13      471,266.38      121,862.47
UNITED STATES          PROGRESSIVE CORP OHIO COM            2,300.00      252,471.00    169.38      389,562.50      137,091.50
UNITED STATES          PROVIDIAN FINL CORP COM              3,922.00        9,181.17     75.00      294,150.00      284,968.83
UNITED STATES          REGIONS FINL CORP COM                6,100.00      213,209.50     40.31      245,906.25       32,696.75

                                                                                Market       Market          Unrealized
Country Name         Description                     Units            Cost       Price        Value           Gain Loss
------------         -----------                     ------           -----      ------       ------          ---------
UNITED STATES    REPUBLIC N Y CORP COM               3,100.00      141,579.80     45.56      141,243.75         (336.05)
UNITED STATES    SAFECO CORP COM                     3,640.00      142,670.80     42.94      156,292.50       13,621.70
UNITED STATES    SCHWAB CHARLES CORP NEW COM        11,275.00      225,190.59     56.19      633,514.06      408,323.47
UNITED STATES    SLM HLDG CORP COM                   4,900.00      242,344.20     48.00      235,200.00       (7,144.20)
UNITED STATES    ST PAUL COS INC                     6,874.00      235,051.16     34.75      238,871.50        3,820.34
UNITED STATES    STATE STREET CORP                   4,600.00      244,054.50     69.56      319,987.50       75,933.00
UNITED STATES    SUMMIT BANCORP COM                  5,100.00      240,883.00     43.69      222,806.25      (18,076.75)
UNITED STATES    SUNAMERICA INC COM                  6,200.00      265,366.60     81.13      502,975.00      237,608.40
UNITED STATES    SUNTRUST BKS INC                    6,286.00      258,461.68     76.50      480,879.00      222,417.32
UNITED STATES    SYNOVUS FINL CORP                   7,400.00      164,195.50     24.38      180,375.00       16,179.50
UNITED STATES    TORCHMARK CORP                      3,900.00       99,895.63     35.31      137,718.75       37,823.12
UNITED STATES    TRANSAMERICA CORP COM               1,995.00      124,868.98    115.50      230,422.50      105,553.52
UNITED STATES    U S BANCORP DEL COM                20,354.00      533,331.44     35.50      722,567.00      189,235.56
UNITED STATES    UNION PLANTERS CORP TENN COM        3,900.00      192,578.00     45.31      176,718.75      (15,859.25)
UNITED STATES    UNUM CORP COM                       3,860.00      121,419.30     58.38      225,327.50      103,908.20
UNITED STATES    WACHOVIA CORP NEW COM               6,113.00      335,678.53     87.44      534,505.44      198,826.91
UNITED STATES    WASHINGTON MUTUAL INC COM          17,033.00      614,176.91     38.19      650,447.69       36,270.78
UNITED STATES    WELLS FARGO & CO NEW COM           45,846.00      942,392.24     39.94    1,830,974.63      888,582.39
UNITED STATES    ABBOTT LABS COM                    43,110.00    1,037,205.63     49.00    2,112,390.00    1,075,184.37
UNITED STATES    ALLERGAN INC COM                    2,000.00       69,365.10     64.75      129,500.00       60,134.90
UNITED STATES    ALZA CORP COM                       2,600.00       64,202.00     52.25      135,850.00       71,648.00
UNITED STATES    AMERICAN HOME PRODS CORP COM       37,776.00    1,039,244.83     56.31    2,127,261.00    1,088,016.17
UNITED STATES    AMGEN INC                           7,276.00      288,861.85    104.56      760,796.75      471,934.90
UNITED STATES    BARD C R INC                        1,300.00       44,901.00     49.50       64,350.00       19,449.00
UNITED STATES    BAUSCH & LOMB INC COM               1,700.00       65,602.80     60.00      102,000.00       36,397.20
UNITED STATES    BAXTER INTL INC COM                 8,230.00      410,983.62     64.31      529,291.88      118,308.26
UNITED STATES    BECTON DICKINSON & CO COM           6,800.00      153,755.60     42.69      290,275.00      136,519.40
UNITED STATES    BIOMET INC COM                      3,000.00       64,781.20     40.25      120,750.00       55,968.80
UNITED STATES    BOSTON SCIENTIFIC CORP COM         11,200.00      354,794.10     26.81      300,300.00      (54,494.10)
UNITED STATES    BRISTOL MYERS SQUIBB CO COM        28,612.00    1,669,763.60    133.81    3,828,643.25    2,158,879.65
UNITED STATES    CARDINAL HEALTH INC COM             5,800.00      370,611.57     75.88      440,075.00       69,463.43
UNITED STATES    COLUMBIA/HCA HEALTHCARE CORP       18,023.00      569,851.25     24.75      446,069.25     (123,782.00)
UNITED STATES    GUIDANT CORP COM                    4,200.00      230,704.75    110.25      463,050.00      232,345.25
UNITED STATES    HCR MANOR CARE INC COM              3,239.00       89,612.03     29.38       95,145.63        5,533.60
UNITED STATES    HEALTHSOUTH CORP COM               11,900.00      301,855.25     15.44      183,706.25     (118,149.00)
UNITED STATES    HUMANA INC COM                      4,600.00      116,823.40     17.81       81,937.50      (34,885.90)
UNITED STATES    JOHNSON & JOHNSON COM              38,210.00    1,909,756.58     83.88    3,204,863.75    1,295,107.17
UNITED STATES    LILLY ELI & CO COM                 31,624.00    1,116,583.43     88.88    2,810,583.00    1,693,999.57
UNITED STATES    MALLINCKRODT INC NEW                1,785.00       65,569.20     30.81       55,000.31      (10,568.89)
UNITED STATES    MEDTRONIC INC COM                  14,092.00      546,482.57     74.25    1,046,331.00      499,848.43
UNITED STATES    MERCK & CO INC COM                 34,305.00    2,151,205.45    147.69    5,066,419.69    2,915,214.24

                                                                                   Market       Market       Unrealized
Country Name          Description                       Units            Cost       Price        Value        Gain Loss
------------          -----------                       ------           -----      ------       ------       ---------
UNITED STATES    MILLIPORE CORP COM                     900.00       23,630.50     28.44       25,593.75        1,963.25
UNITED STATES    PFIZER INC COM                      36,984.00    1,587,423.75    125.44    4,639,180.50    3,051,756.75
UNITED STATES    PHARMACIA & UPJOHN INC COM          14,615.00      557,404.32     56.63      827,574.38      270,170.06
UNITED STATES    PROVIDENT COS INC COM                3,700.00      133,274.00     41.50      153,550.00       20,276.00
UNITED STATES    SCHERING PLOUGH CORP COM            41,860.00      841,773.10     55.25    2,312,765.00    1,470,991.90
UNITED STATES    ST JUDE MED INC COM                  2,400.00       85,179.70     27.69       66,450.00      (18,729.70)
UNITED STATES    TENET HEALTHCARE CORP COM            8,533.00      263,273.33     26.25      223,991.25      (39,282.08)
UNITED STATES    UNITED HEALTHCARE CORP COM           3,687.00      178,819.50     43.06      158,771.44      (20,048.06)
UNITED STATES    WARNER LAMBERT CO COM               23,290.00      839,067.30     75.19    1,751,116.88      912,049.58
UNITED STATES    ALBERTO CULVER CO CL B COM           1,200.00       30,836.50     26.69       32,025.00        1,188.50
UNITED STATES    ANHEUSER BUSCH COS INC COM          13,866.00      524,014.17     65.63      909,956.25      385,942.08
UNITED STATES    AVON PRODS INC COM                   7,424.00      168,399.55     44.25      328,512.00      160,112.45
UNITED STATES    BALL CORP COM                          900.00       24,055.50     45.75       41,175.00       17,119.50
UNITED STATES    BESTFOODS COM                        8,168.00      250,319.27     53.25      434,946.00      184,626.73
UNITED STATES    BROWN FORMAN CORP CL B               2,200.00      104,053.50     75.69      166,512.50       62,459.00
UNITED STATES    CAMPBELL SOUP CO COM                12,886.00      425,132.03     55.00      708,730.00      283,597.97
UNITED STATES    CLOROX CO COM                        3,324.00      109,463.75    116.81      388,284.75      278,821.00
UNITED STATES    COCA COLA CO COM                    70,210.00    3,221,132.60     66.88    4,695,293.75    1,474,161.15
UNITED STATES    COCA COLA ENTERPRISES INC COM       11,100.00      329,027.90     35.75      396,825.00       67,797.10
UNITED STATES    COLGATE PALMOLIVE CO                 8,364.00      611,093.29     92.88      776,806.50      165,713.21
UNITED STATES    CONAGRA INC COM                     13,960.00      374,266.35     31.50      439,740.00       65,473.65
UNITED STATES    COORS ADOLPH CO CL B                 1,200.00       29,702.00     56.44       67,725.00       38,023.00
UNITED STATES    CROWN CORK & SEAL INC COM            3,555.00      166,293.73     30.81      109,538.44      (56,755.29)
UNITED STATES    FORT JAMES CORP COM                  6,136.00      228,464.00     40.00      245,440.00       16,976.00
UNITED STATES    FRUIT OF THE LOOM INC CL A           1,800.00       49,536.10     13.81       24,862.50      (24,673.60)
UNITED STATES    GENERAL MLS INC COM                  4,568.00      243,089.51     77.75      355,162.00      112,072.49
UNITED STATES    GILLETTE CO COM                     31,840.00    1,151,844.80     48.31    1,538,270.00      386,425.20
UNITED STATES    HASBRO INC COM                       3,522.00      128,601.08     36.13      127,232.25       (1,368.83)
UNITED STATES    HEINZ H J CO COM                    10,389.00      359,062.88     56.63      588,277.13      229,214.25
UNITED STATES    HERSHEY FOODS CORP                   3,974.00      273,809.74     62.19      247,133.13      (26,676.61)
UNITED STATES    INTL FLAVORS & FRAGRANCES INC        3,000.00      137,591.30     44.19      132,562.50       (5,028.80)
UNITED STATES    KELLOGG CO COM                      11,574.00      369,661.30     34.13      394,962.75       25,301.45
UNITED STATES    KIMBERLY CLARK CORP COM             15,258.00      696,643.56     54.50      831,561.00      134,917.44
UNITED STATES    LIZ CLAIBORNE INC COM                1,700.00       68,104.40     31.56       53,656.25      (14,448.15)
UNITED STATES    LOEWS CORP COM                       3,200.00      307,670.30     98.25      314,400.00        6,729.70
UNITED STATES    MATTEL INC COM                       8,166.00      242,661.40     22.81      186,286.88      (56,374.52)
UNITED STATES    MORTON INTL INC IND NEW COM          3,414.00       98,819.97     24.50       83,643.00      (15,176.97)
UNITED STATES    NIKE INC CL B COM                    8,148.00      326,332.20     40.56      330,503.25        4,171.05
UNITED STATES    PEPSICO INC COM                     41,986.00    1,075,143.42     40.94    1,718,801.88      643,658.46
UNITED STATES    PHILIP MORRIS COS INC COM           69,347.00    2,107,333.63     53.50    3,710,064.50    1,602,730.87
UNITED STATES    POLAROID CORP COM                      900.00       34,055.80     18.69       16,818.75      (17,237.05)

                                                                                     Market       Market          Unrealized
Country Name                    Description                 Units            Cost     Price        Value           Gain Loss
------------                    -----------                 ------           -----    ------       ------          ---------
UNITED STATES        PROCTER & GAMBLE CO COM             38,026.00    1,947,167.20     91.31    3,472,249.13    1,525,081.93
UNITED STATES        QUAKER OATS CO COM                   3,849.00      141,492.50     59.50      229,015.50       87,523.00
UNITED STATES        RALSTON PURINA CO-RALSTON            8,583.00      302,103.34     32.38      277,874.63      (24,228.71)
UNITED STATES        REEBOK INTL LTD COM                  1,300.00       40,313.70     14.88       19,337.50      (20,976.20)
UNITED STATES        RJR NABISCO HLDGS CORP COM NEW       9,300.00      240,417.00     29.69      276,093.75       35,676.75
UNITED STATES        RUBBERMAID INC COM                   4,200.00      100,340.40     31.44      132,037.50       31,697.10
UNITED STATES        RUSSELL CORP                           587.00       13,918.74     20.31       11,923.44       (1,995.30)
UNITED STATES        SARA LEE CORP                       25,968.00      510,974.80     28.19      731,973.00      220,998.20
UNITED STATES        SHERWIN WILLIAMS CO COM              4,944.00      109,268.80     29.38      145,230.00       35,961.20
UNITED STATES        TRICON GLOBAL RESTAURANTS INC        4,368.00      119,959.22     50.13      218,946.00       98,986.78
UNITED STATES        TUPPERWARE CORP COM                  1,400.00       33,565.80     16.44       23,012.50      (10,553.30)
UNITED STATES        UST INC COM                          5,310.00      158,478.10     34.88      185,186.25       26,708.15
UNITED STATES        V F CORP COM                         3,500.00      122,253.75     46.88      164,062.50       41,808.75
UNITED STATES        WRIGLEY WM JR CO COM                 3,211.00      203,236.73     89.56      287,585.19       84,348.46
UNITED STATES        ALBERTSONS INC COM                   7,265.00      252,038.05     63.69      462,689.69      210,651.64
UNITED STATES        AMERICA ONLINE INC DEL COM          12,500.00    1,830,723.04    160.00    2,000,000.00      169,276.96
UNITED STATES        AMERICAN GREETINGS CORP CL A         1,900.00       61,437.60     41.06       78,018.75       16,581.15
UNITED STATES        AMERICAN STORES CO NEW COM           7,872.00      199,319.92     36.94      290,772.00       91,452.08
UNITED STATES        AMERITECH CORP NEW COM              31,358.00      973,207.38     63.38    1,987,313.25    1,014,105.87
UNITED STATES        AT&T CORP COM                       51,447.00    2,221,886.00     75.25    3,871,386.75    1,649,500.75
UNITED STATES        AUTOZONE INC COM                     4,200.00       99,546.40     32.94      138,337.50       38,791.10
UNITED STATES        BLOCK H & R INC COM                  2,800.00       85,062.30     45.00      126,000.00       40,937.70
UNITED STATES        BRUNSWICK CORP COM                   2,600.00       65,389.60     24.75       64,350.00       (1,039.60)
UNITED STATES        CARNIVAL CORP COM                   17,000.00      747,762.00     48.00      816,000.00       68,238.00
UNITED STATES        CBS CORP COM                        20,018.00      462,055.06     32.75      655,589.50      193,534.44
UNITED STATES        CENDANT CORP COM                    24,065.00      625,457.97     19.06      458,739.06     (166,718.91)
UNITED STATES        CIRCUIT CITY GROUP COM               3,100.00      117,462.10     49.94      154,806.25       37,344.15
UNITED STATES        CLEAR CHANNEL COMMUNICATIONS         7,600.00      306,640.80     54.50      414,200.00      107,559.20
UNITED STATES        COMCAST CORP CL A SPL               10,600.00      258,482.70     58.69      622,087.50      363,604.80
UNITED STATES        CONSOLIDATED STORES CORP COM         2,900.00      119,340.20     20.19       58,543.75      (60,796.45)
UNITED STATES        COSTCO COS INC COM                   6,231.00      261,339.55     72.19      449,800.31      188,460.76
UNITED STATES        CVS CORP                            11,200.00      345,771.05     55.00      616,000.00      270,228.95
UNITED STATES        DARDEN RESTAURANTS INC               3,800.00       48,895.30     18.00       68,400.00       19,504.70
UNITED STATES        DAYTON HUDSON CORP COM              12,622.00      361,495.83     54.25      684,743.50      323,247.67
UNITED STATES        DELUXE CORP COM                      2,097.00       61,573.05     36.56       76,671.56       15,098.51
UNITED STATES        DILLARDS INC CL A COM                2,998.00       98,152.31     28.38       85,068.25      (13,084.06)
UNITED STATES        DISNEY WALT CO COM                  58,315.00    1,281,658.33     30.00    1,749,450.00      467,791.67
UNITED STATES        DOLLAR GEN CORP COM                  5,250.00      184,940.25     23.63      124,031.25      (60,909.00)
UNITED STATES        DONNELLEY R R & SONS CO COM          3,611.00      116,343.85     43.81      158,206.94       41,863.09
UNITED STATES        DOW JONES & CO INC COM               2,491.00      105,913.85     48.13      119,879.38       13,965.53
UNITED STATES        EASTMAN KODAK CO COM                 9,249.00      588,394.40     72.00      665,928.00       77,533.60

                                                                                       Market       Market          Unrealized
Country Name                    Description                 Units            Cost       Price        Value           Gain Loss
------------                    -----------                 ------           -----      ------       ------          ---------
UNITED STATES    ECOLAB INC COM                               3,534.00     78,097.85     36.19      127,886.63       49,788.78
UNITED STATES    FEDERATED DEPT STORES INC DEL                5,600.00    187,681.10     43.56      243,950.00       56,268.90
UNITED STATES    FORTUNE BRANDS INC COM                       4,887.00    134,182.05     31.63      154,551.38       20,369.33
UNITED STATES    GANNETT INC COM                              7,976.00    499,588.46     66.19      527,911.50       28,323.04
UNITED STATES    GAP INC COM                                 16,402.00    219,094.74     56.25      922,612.50      703,517.76
UNITED STATES    GREAT ATLANTIC & PAC TEA INC                   700.00     19,445.40     29.63       20,737.50        1,292.10
UNITED STATES    HARCOURT GEN INC                             2,246.00     90,205.45     53.19      119,459.13       29,253.68
UNITED STATES    HARRAHS ENTMT INC COM                        2,646.00     68,708.72     15.69       41,509.13      (27,199.59)
UNITED STATES    HILTON HOTELS CORP COM                       7,407.00    135,166.95     19.13      141,658.88        6,491.93
UNITED STATES    HOME DEPOT INC COM                          44,358.00    980,705.32     61.19    2,714,155.13    1,733,449.81
UNITED STATES    IKON OFFICE SOLUTIONS INC COM                3,684.00    124,932.47      8.56       31,544.25      (93,388.22)
UNITED STATES    IMS HEALTH INC COM                           4,834.00    133,702.47     75.44      364,664.88      230,962.41
UNITED STATES    INTERPUBLIC GROUP COS INC COM                3,959.00    132,027.74     79.75      315,730.25      183,702.51
UNITED STATES    JOSTENS INC                                    700.00     16,476.60     26.19       18,331.25        1,854.65
UNITED STATES    K MART CORP COM                             13,950.00    174,042.35     15.31      213,609.38       39,567.03
UNITED STATES    KING WORLD PRODTNS INC COM                   1,900.00     50,265.80     29.44       55,931.25        5,665.45
UNITED STATES    KNIGHT RIDDER INC                            2,296.00    109,128.00     51.13      117,383.00        8,255.00
UNITED STATES    KOHLS CORP COM                               4,400.00    249,238.00     61.44      270,325.00       21,087.00
UNITED STATES    KROGER CO COM                                7,386.00    236,362.33     60.50      446,853.00      210,490.67
UNITED STATES    LIMITED INC COM                              6,272.00    112,293.78     29.13      182,672.00       70,378.22
UNITED STATES    LONGS DRUG STORES CORP COM                   1,228.00     32,728.80     37.50       46,050.00       13,321.20
UNITED STATES    LOWES COS INC COM                            9,966.00    287,576.31     51.19      510,134.63      222,558.32
UNITED STATES    MARRIOTT INTL INC NEW CL A                   7,172.00    123,584.57     29.00      207,988.00       84,403.43
UNITED STATES    MAY DEPT STORES CO COM                       6,863.00    264,131.40     60.38      414,353.63      150,222.23
UNITED STATES    MCDONALDS CORP COM                          19,215.00    787,927.03     76.63    1,472,349.38      684,422.35
UNITED STATES    MCGRAW HILL COS INC COM                      3,100.00    138,055.70    101.88      315,812.50      177,756.80
UNITED STATES    MEDIAONE GROUP INC COM                      17,040.00    354,616.55     47.00      800,880.00      446,263.45
UNITED STATES    MEREDITH CORP COM                            1,200.00     44,449.60     37.88       45,450.00        1,000.40
UNITED STATES    MEYER FRED INC DEL NEW COM                   4,400.00    205,652.20     60.25      265,100.00       59,447.80
UNITED STATES    MIRAGE RESORTS INC COM                       5,100.00    132,804.50     14.94       76,181.25      (56,623.25)
UNITED STATES    NATIONAL SVC INDS INC COM                      900.00     33,243.00     38.00       34,200.00          957.00
UNITED STATES    NEW YORK TIMES CO CL A                       5,000.00    111,125.20     34.69      173,437.50       62,312.30
UNITED STATES    NORDSTROM INC WASH COM                       4,302.00     89,278.00     34.69      149,225.63       59,947.63
UNITED STATES    OMNICOM GROUP INC COM                        4,900.00    223,715.10     58.00      284,200.00       60,484.90
UNITED STATES    PENNEY J C INC COM                           7,272.00    468,645.04     46.88      340,875.00     (127,770.04)
UNITED STATES    PEP BOYS MANNY MOE & JACK COM                1,500.00     43,092.50     15.69       23,531.25      (19,561.25)
UNITED STATES    RITE AID CORP COM                            7,300.00    124,096.90     49.56      361,806.25      237,709.35
UNITED STATES    SAFEWAY INC NEW COM                         14,000.00    684,287.79     60.94      853,125.00      168,837.21
UNITED STATES    SEARS ROEBUCK & CO COM                      10,762.00    455,932.29     42.50      457,385.00        1,452.71
UNITED STATES    SERVICE CORP INTL COM                        7,376.00    305,739.71     38.06      280,749.00      (24,990.71)
UNITED STATES    SPRINT CORP (FON GROUP) COM                 12,362.00    474,838.90     84.13    1,039,953.25      565,114.35

                                                                                Market        Market        Unrealized
Country Name          Description                      Units          Cost       Price         Value         Gain Loss
------------          -----------                      ------         -----      ------        ------        ---------
UNITED STATES    STAPLES INC COM                      9,000.00      255,937.50    43.69      393,187.50      137,250.00
UNITED STATES    SUPERVALU INC COM                    3,300.00       53,758.10    28.00       92,400.00       38,641.90
UNITED STATES    SYSCO CORP COM                       9,534.00      176,711.86    27.44      261,589.13       84,877.27
UNITED STATES    TANDY CORP COM                       2,818.00       64,127.25    41.19      116,066.38       51,939.13
UNITED STATES    TELE COMMUNICATIONS INC NEW         15,547.00      315,419.13    55.31      859,943.44      544,524.31
UNITED STATES    TIMES MIRROR CO NEW COM SER A        2,076.00       87,892.11    56.00      116,256.00       28,363.89
UNITED STATES    TJX COS INC NEW COM                  8,900.00      132,387.50    29.00      258,100.00      125,712.50
UNITED STATES    TRIBUNE CO NEW COM                   3,400.00      129,359.90    66.00      224,400.00       95,040.10
UNITED STATES    VIACOM INC CL B                     10,024.00      412,363.28    74.00      741,776.00      329,412.72
UNITED STATES    WAL MART STORES INC COM             64,228.00    1,989,546.40    81.44    5,230,567.75    3,241,021.35
UNITED STATES    WALGREEN CO                         14,280.00      293,071.50    58.56      836,272.50      543,201.00
UNITED STATES    WENDYS INTL INC COM                  3,100.00       64,974.60    21.81       67,618.75        2,644.15
UNITED STATES    WINN DIXIE STORES INC                4,150.00      125,919.05    44.88      186,231.25       60,312.20
UNITED STATES    DUN & BRADSTREET CORP DEL            4,834.00       43,833.05    31.56      152,573.13      108,740.08
UNITED STATES    ARCHER DANIELS MIDLAND CO COM       16,641.00      301,296.16    17.19      286,017.19      (15,278.97)
UNITED STATES    AEROQUIP-VICKERS INC COM               400.00       10,683.20    29.94       11,975.00        1,291.80
UNITED STATES    BLACK & DECKER CORP COM              2,435.00       77,743.10    56.06      136,512.19       58,769.09
UNITED STATES    COOPER TIRE & RUBR CO                1,964.00       42,387.58    20.44       40,139.25       (2,248.33)
UNITED STATES    CORNING INC COM                      6,764.00      245,218.18    45.00      304,380.00       59,161.82
UNITED STATES    FLEETWOOD ENTERPRISES INC COM        1,100.00       29,803.30    34.75       38,225.00        8,421.70
UNITED STATES    FORD MTR CO DEL COM                 34,562.00      836,277.44    58.69    2,028,357.38    1,192,079.94
UNITED STATES    GENERAL INSTR CORP DEL COM           4,800.00      106,392.94    33.94      162,900.00       56,507.06
UNITED STATES    GENERAL MTRS CORP COM               18,516.00      970,619.14    71.56    1,325,051.25      354,432.11
UNITED STATES    GENUINE PARTS CO COM                 5,189.00      150,217.02    33.44      173,507.19       23,290.17
UNITED STATES    GOODYEAR TIRE & RUBR CO COM          4,427.00      202,704.88    50.44      223,286.81       20,581.93
UNITED STATES    MASCO CORP COM                       9,264.00      182,128.20    28.75      266,340.00       84,211.80
UNITED STATES    MAYTAG CORP COM                      2,595.00       43,066.93    62.25      161,538.75      118,471.82
UNITED STATES    NEWELL CO COM                        4,473.00      167,079.71    41.25      184,511.25       17,431.54
UNITED STATES    PULTTE CORP COM                        900.00       25,024.30    27.81       25,031.25            6.95
UNITED STATES    SNAP ON INC COM                      1,405.00       47,878.86    34.81       48,911.56        1,032.70
UNITED STATES    SPRINGS INDS INC CL A                  600.00       29,224.60    41.44       24,862.50       (4,362.10)
UNITED STATES    TOYS R US INC COM                    6,982.00      200,525.40    16.88      117,821.25      (82,704.15)
UNITED STATES    WHIRLPOOL CORP COM                   2,356.00      118,246.30    55.38      130,463.50       12,217.20
UNITED STATES    AES CORP COM                         4,900.00      178,948.00    47.38      232,137.50       53,189.50
UNITED STATES    AMERADA HESS CORP COM                2,455.00      139,949.25    49.75      122,136.25      (17,813.00)
UNITED STATES    ANADARKO PETE CORP COM               3,300.00      112,998.90    30.88      101,887.50      (11,111.40)
UNITED STATES    APACHE CORP COM                      2,300.00       82,190.30    25.31       58,218.75      (23,971.55)
UNITED STATES    ASHLAND INC                          2,400.00      105,916.80    48.38      116,100.00       10,183.20
UNITED STATES    ATLANTIC RICHFIELD CO COM            9,164.00      629,863.00    65.25      597,951.00      (31,912.00)
UNITED STATES    BAKER HUGHES INC COM                 8,881.00      251,132.33    17.69      157,082.69      (94,049.64)
UNITED STATES    BURLINGTON RES INC COM               5,131.00      212,271.95    35.81      183,753.94      (28,518.01)

                                                                                        Market       Market          Unrealized
Country Name                    Description                    Units         Cost        Price        Value           Gain Loss
------------                    -----------                    ------        -----       ------       ------          ---------
UNITED STATES            CHEVRON CORP COM                    18,488.00    1,121,901.95    82.94    1,533,348.50      411,446.55
UNITED STATES            COASTAL CORP COM                     6,136.00      139,717.50    34.94      214,376.50       74,659.00
UNITED STATES            EASTERN ENTERPRISES                    600.00       21,062.00    43.75       26,250.00        5,188.00
UNITED STATES            ENRON CORP COM                       9,696.00      354,654.30    57.06      553,278.00      198,623.70
UNITED STATES            EXXON CORP COM                      69,214.00    3,274,364.85    73.13    5,061,273.75    1,786,908.90
UNITED STATES            HALLIBURTON CO COM                  12,592.00      397,997.61    29.63      373,038.00      (24,959.61)
UNITED STATES            HELMERICH & PAYNE INC COM            1,108.00       24,410.46    19.38       21,467.50       (2,942.96)
UNITED STATES            KERR MCGEE CORP                      1,047.00       50,180.43    38.25       40,047.75      (10,132.68)
UNITED STATES            MCDERMOTT INTL INC COM               1,228.00       28,030.56    24.69       30,316.25        2,285.69
UNITED STATES            MOBIL CORP COM                      22,188.00    1,228,281.80    87.13    1,933,129.50      704,847.70
UNITED STATES            OCCIDENTAL PETE CORP COM             9,661.00      231,231.85    16.88      163,029.38      (68,202.47)
UNITED STATES            ORYX ENERGY CO COM                   2,800.00       52,949.80    13.44       37,625.00      (15,324.80)
UNITED STATES            PHILLIPS PETE CO COM                 7,359.00      268,324.63    42.63      313,677.38       45,352.75
UNITED STATES            ROWAN COS INC COM                    2,200.00       46,588.10    10.00       22,000.00      (24,588.10)
UNITED STATES            SONAT INC COM                        2,931.00      111,275.63    27.06       79,320.19      (31,955.44)
UNITED STATES            SUNOCO INC COM                       2,500.00       85,381.90    36.06       90,156.25        4,774.35
UNITED STATES            TEXACO INC COM                      15,420.00      714,516.23    52.88      815,332.50      100,816.27
UNITED STATES            UNION PAC RES GROUP INC COM          7,024.00      156,615.39     9.06       63,655.00      (92,960.39)
UNITED STATES            UNOCAL CORP COM                      6,560.00      206,857.12    29.19      191,470.00      (15,387.12)
UNITED STATES            USX MARATHON GROUP NEW COM           8,830.00      197,427.50    30.13      266,003.75       68,576.25
UNITED STATES            WILLIAMS COS INC COM                12,200.00      268,156.48    31.19      380,487.50      112,331.02
UNITED STATES            TIME WARNER INC COM                 35,252.00      933,875.80    62.06    2,187,827.25    1,253,951.45
UNITED STATES            AMR CORP DEL COM                     5,448.00      249,294.75    59.38      323,475.00       74,180.25
UNITED STATES            BURLINGTON NORTH SANTA FE CORP      13,056.00      353,495.83    33.75      440,640.00       87,144.17
UNITED STATES            CSX CORP COM                         6,420.00      268,891.50    41.50      266,430.00       (2,461.50)
UNITED STATES            DELTA AIR LINES INC DEL COM          4,182.00      152,465.10    52.00      217,464.00       64,998.90
UNITED STATES            FDX CORP COM                         4,154.00      153,378.55    89.00      369,706.00      216,327.45
UNITED STATES            NORFOLK SOUTHN CORP COM             10,820.00      279,724.05    31.69      342,858.75       63,134.70
UNITED STATES            RYDER SYS INC COM                    1,925.00       53,101.00    26.00       50,050.00       (3,051.00)
UNITED STATES            SOUTHWEST AIRLS CO COM               9,350.00       92,528.40    22.44      209,790.63      117,262.23
UNITED STATES            UNION PAC CORP COM                   6,777.00      391,453.19    45.06      305,388.56      (86,064.63)
UNITED STATES            US AIRWAYS GROUP INC COM             2,400.00       98,404.30    52.00      124,800.00       26,395.70
UNITED STATES            ADOBE SYS INC DEL COM                1,800.00       80,625.20    46.75       84,150.00        3,524.80
UNITED STATES            ADVANCED MICRO DEVICES INC COM       3,927.00      112,643.66    28.94      113,637.56          993.90
UNITED STATES            AIRTOUCH COMMUNICATIONS INC         16,510.00      599,997.40    72.13    1,190,783.75      590,786.35
UNITED STATES            AMP INC COM                          6,466.00      257,227.20    52.06      336,636.13       79,408.93
UNITED STATES            ANDREW CORP COM                      2,300.00       86,255.70    16.50       37,950.00      (48,305.70)
UNITED STATES            APPLE COMPUTER INC                   4,000.00       69,587.80    40.94      163,750.00       94,162.20
UNITED STATES            APPLIED MATLS INC COM               10,500.00      258,819.10    42.69      448,218.75      189,399.65
UNITED STATES            ASCEND COMMUNICATIONS INC COM        6,000.00      292,081.50    65.75      394,500.00      102,418.50
UNITED STATES            AUTODESK INC COM                     1,500.00       43,666.00    42.69       64,031.25       20,365.25

                                                                                   Market       Market          Unrealized
Country Name           Description                      Units            Cost       Price        Value           Gain Loss
------------           -----------                      ------           -----      ------       ------          ---------
UNITED STATES      AUTOMATIC DATA PROCESSING INC        8,688.00      343,920.40     80.19      696,669.00      352,748.60
UNITED STATES      BELL ATLANTIC CORP COM              44,140.00    1,407,006.46     53.00    2,339,420.00      932,413.54
UNITED STATES      BELLSOUTH CORP COM                  55,496.00    1,256,605.80     49.88    2,767,863.00    1,511,257.20
UNITED STATES      BMC SOFTWARE INC COM                 6,300.00      358,522.70     44.56      280,743.75      (77,778.95)
UNITED STATES      CABLETRON SYS INC COM                4,500.00      126,141.00      8.38       37,687.50      (88,453.50)
UNITED STATES      CERIDIAN CORP COM                    2,000.00       92,321.40     69.81      139,625.00       47,303.60
UNITED STATES      CISCO SYS INC COM                   44,885.00    1,245,741.65     92.81    4,165,889.06    2,920,147.41
UNITED STATES      COMPAQ COMPUTER CORP COM            48,331.00      988,456.69     41.94    2,026,881.31    1,038,424.62
UNITED STATES      COMPUTER ASSOC INTL INC COM         15,399.00      476,507.73     42.63      656,382.38      179,874.65
UNITED STATES      COMPUTER SCIENCES CORP COM           4,500.00      132,538.80     64.44      289,968.75      157,429.95
UNITED STATES      DATA GEN CORP COM                    1,000.00       22,382.90     16.44       16,437.50       (5,945.40)
UNITED STATES      DELL COMPUTER CORP COM              36,400.00      544,522.91     73.19    2,664,025.00    2,119,502.09
UNITED STATES      EG & G INC                             900.00       24,436.50     27.81       25,031.25          594.75
UNITED STATES      ELECTRONIC DATA SYS CORP NEW        14,100.00      576,944.50     50.25      708,525.00      131,580.50
UNITED STATES      EMC CORP MASS                       14,400.00      288,670.10     85.00    1,224,000.00      935,329.90
UNITED STATES      FIRST DATA CORP COM                 12,212.00      430,760.57     31.69      386,967.75      (43,792.82)
UNITED STATES      FRONTIER CORP COM                    4,600.00      115,936.00     34.00      156,400.00       40,464.00
UNITED STATES      GATEWAY 2000 INC COM                 4,400.00      236,051.10     51.19      225,225.00      (10,826.10)
UNITED STATES      HARRIS CORP DEL COM                  2,006.00       74,072.93     36.63       73,469.75         (603.18)
UNITED STATES      HBO & CO COM                        12,900.00      305,023.60     28.69      370,068.75       65,045.15
UNITED STATES      HEWLETT PACKARD CO COM              29,604.00    1,381,372.30     68.31    2,022,323.25      640,950.95
UNITED STATES      HONEYWELL INC COM                    3,572.00      176,968.30     75.31      269,016.25       92,047.95
UNITED STATES      IBM CORP COM                        26,820.00    1,844,348.90    184.75    4,954,995.00    3,110,646.10
UNITED STATES      INTEL CORP CALIF COM                47,824.00    1,998,094.05    118.56    5,670,133.00    3,672,038.95
UNITED STATES      KLA TENCOR CORP                      2,400.00       79,381.50     43.38      104,100.00       24,718.50
UNITED STATES      LOCKHEED MARTIN CORP COM             5,612.00      548,805.24     84.75      475,617.00      (73,188.24)
UNITED STATES      LSI LOGIC CORP COM                   4,000.00      103,718.60     16.13       64,500.00      (39,218.60)
UNITED STATES      LUCENT TECHNOLOGIES INC COM         37,768.00    1,326,624.38    110.00    4,154,480.00    2,827,855.62
UNITED STATES      MCI WORLDCOM INC COM                52,167.00    1,677,612.41     71.75    3,742,982.25    2,065,369.84
UNITED STATES      MICRON TECHNOLOGY INC COM            6,174.00      184,496.73     50.56      312,172.88      127,676.15
UNITED STATES      MICROSOFT CORP COM                  71,072.00    3,095,915.50    138.69    9,856,798.00    6,760,882.50
UNITED STATES      MOTOROLA INC COM                    17,220.00    1,064,083.15     61.06    1,051,496.25      (12,586.90)
UNITED STATES      NATIONAL SEMICONDUCTOR CORP          4,700.00      132,131.70     13.50       63,450.00      (68,681.70)
UNITED STATES      NEXTEL COMMUNICATIONS INC CL A       8,100.00      261,494.10     23.63      191,362.50      (70,131.60)
UNITED STATES      NOVELL INC                          10,000.00      104,497.40     18.13      181,250.00       76,752.60
UNITED STATES      ORACLE CORPORATION COM              27,598.00      698,354.86     43.13    1,190,163.75      491,808.89
UNITED STATES      PARAMETRIC TECHNOLOGY CORP COM       7,600.00      168,506.70     16.38      124,450.00      (44,056.70)
UNITED STATES      PEOPLESOFT INC COM                   6,500.00      157,215.50     18.94      123,093.75      (34,121.75)
UNITED STATES      PERKIN ELMER CORP COM                1,400.00       89,159.70     97.56      136,587.50       47,427.80
UNITED STATES      PIONEER HI BRED INTL                 6,900.00      168,196.39     27.00      186,300.00       18,103.61
UNITED STATES      PITNEY BOWES INC COM                 7,636.00      266,203.05     66.06      504,453.25      238,250.20

                                                                                Market       Market          Unrealized
Country Name       Description                       Units            Cost       Price        Value           Gain Loss
------------       -----------                       ------           -----      ------       ------          ---------
UNITED STATES    SBC COMMUNICATIONS INC COM         55,778.00    1,523,342.68     53.63    2,991,095.25    1,467,752.57
UNITED STATES    SCIENTIFIC ATLANTA INC              1,900.00       37,525.80     22.81       43,343.75        5,817.95
UNITED STATES    SEAGATE TECHNOLOGY COM              6,700.00      233,659.20     30.25      202,675.00      (30,984.20)
UNITED STATES    SHARED MED SYS CORP                   800.00       41,214.00     49.88       39,900.00       (1,314.00)
UNITED STATES    SILICON GRAPHICS INC COM            5,090.00       96,666.90     12.88       65,533.75      (31,133.15)
UNITED STATES    SPRINT CORP PCS COM SER 1          11,581.00      147,140.44     23.13      267,810.63      120,670.19
UNITED STATES    SUN MICROSYSTEMS INC COM           10,732.00      276,768.70     85.63      918,927.50      642,158.80
UNITED STATES    TEKTRONIX INC COM                   1,150.00       37,234.73     30.06       34,571.88       (2,662.85)
UNITED STATES    TELLABS INC COM                     5,700.00      332,254.90     68.56      390,806.25       58,551.35
UNITED STATES    TEXAS INSTRS INC COM               11,228.00      429,725.10     85.56      960,695.75      530,970.65
UNITED STATES    UNISYS CORP                         7,000.00      112,278.30     34.44      241,062.50      128,784.20
UNITED STATES    UNITED TECHNOLOGIES CORP COM        6,442.00      425,145.95    108.75      700,567.50      275,421.55
UNITED STATES    XEROX CORP COM                      9,274.00      516,725.43    118.00    1,094,332.00      577,606.57
UNITED STATES    3COM CORP COM                      10,300.00      412,803.30     44.81      461,568.75       48,765.45
UNITED STATES    AIR PRODS & CHEMS INC COM           6,380.00      215,218.30     40.00      255,200.00       39,981.70
UNITED STATES    ALLEGHENY TELEDYNE INC COM          5,300.00      127,106.60     20.44      108,318.75      (18,787.85)
UNITED STATES    ALLIED SIGNAL INC COM              16,098.00      551,128.75     44.31      713,342.63      162,213.88
UNITED STATES    ALUMINUM CO AMER COM                5,550.00      311,697.98     74.56      413,821.88      102,123.90
UNITED STATES    ASARCO INC                            781.00       17,932.12     15.06       11,763.81       (6,168.31)
UNITED STATES    AVERY DENNISON CORP COM             3,238.00      125,569.85     45.06      145,912.38       20,342.53
UNITED STATES    BATTLE MTN GOLD CO COM              6,200.00       46,389.80      4.13       25,575.00      (20,814.80)
UNITED STATES    BEMIS INC COM                       1,200.00       47,686.60     37.94       45,525.00       (2,161.60)
UNITED STATES    BETHLEHEM STL CORP COM              3,600.00       39,816.10      8.38       30,150.00       (9,666.10)
UNITED STATES    BOISE CASCADE CORP COM              1,200.00       37,017.80     31.00       37,200.00          182.20
UNITED STATES    BROWNING FERRIS INDS INC COM        4,711.00      149,751.45     28.44      133,969.06      (15,782.39)
UNITED STATES    CHAMPION INTL CORP COM              2,585.00      104,605.05     40.50      104,692.50           87.45
UNITED STATES    CYPRUS AMAX MINERALS CO COM         2,397.00       62,225.08     10.00       23,970.00      (38,255.08)
UNITED STATES    DOW CHEM CO COM                     6,267.00      442,798.53     90.94      569,905.31      127,106.78
UNITED STATES    DU PONT E I DE NEMOURS & CO        32,274.00    1,532,461.55     53.06    1,712,539.13      180,077.58
UNITED STATES    ENGELHARD CORP                      4,000.00       83,423.90     19.50       78,000.00       (5,423.90)
UNITED STATES    FMC CORP NEW COM                    1,200.00       84,849.00     56.00       67,200.00      (17,649.00)
UNITED STATES    FREEPORT MCMORAN COPPER B           4,300.00      112,280.20     10.44       44,881.25      (67,398.95)
UNITED STATES    GEORGIA PAC CORP COM                2,388.00      128,665.44     58.56      139,847.25       11,181.81
UNITED STATES    GOODRICH B F CO                     1,800.00       74,548.80     35.88       64,575.00       (9,973.80)
UNITED STATES    GRACE WR & CO DEL NEW COM           1,843.00       21,929.94     15.69       28,912.06        6,982.12
UNITED STATES    GREAT LAKES CHEM CORP COM           1,400.00       58,026.11     40.00       56,000.00       (2,026.11)
UNITED STATES    HARNISCHFEGER INDS INC COM          1,100.00       32,197.00     10.19       11,206.25      (20,990.75)
UNITED STATES    HERCULES INC COM                    2,676.00      120,870.80     27.38       73,255.50      (47,615.30)
UNITED STATES    HOMESTAKE MNG CO COM                6,400.00       79,871.60      9.19       58,800.00      (21,071.60)
UNITED STATES    INTERNATIONAL PAPER CO COM          8,610.00      350,293.88     44.81      385,835.63       35,541.75
UNITED STATES    LOUISIANA PAC CORP COM              2,900.00       71,733.00     18.31       53,106.25      (18,626.75)

                                                                             Market       Market      Unrealized
Country Name        Description                       Units        Cost       Price        Value       Gain Loss
------------        -----------                       ------       -----      ------       ------      ---------
UNITED STATES    MEAD CORP COM                       2,794.00     80,278.38    29.31     81,899.13      1,620.75
UNITED STATES    MILACRON INC COM                      700.00     14,520.40    19.25     13,475.00     (1,045.40)
UNITED STATES    MINNESOTA MNG & MFG CO COM         11,652.00    806,301.95    71.13    828,748.50     22,446.55
UNITED STATES    MONSANTO CO COM                    17,990.00    459,495.88    47.50    854,525.00    395,029.12
UNITED STATES    NACCO INDS INC CL A                   300.00     15,068.50    92.00     27,600.00     12,531.50
UNITED STATES    NALCO CHEM CO COM                   1,600.00     49,526.00    31.00     49,600.00         74.00
UNITED STATES    NEWMONT MNG CORP COM                4,457.00    169,673.61    18.06     80,504.56    (89,169.05)
UNITED STATES    NUCOR CORP                          2,246.00    112,230.80    43.25     97,139.50    (15,091.30)
UNITED STATES    OWENS ILL INC NEW                   4,500.00    168,396.60    30.63    137,812.50    (30,584.10)
UNITED STATES    PHELPS DODGE CORP COM               1,462.00     99,375.45    50.88     74,379.25    (24,996.20)
UNITED STATES    POTLATCH CORP COM                     886.00     41,082.62    36.88     32,671.25     (8,411.37)
UNITED STATES    PPG INDS INC COM                    5,188.00    237,155.90    58.25    302,201.00     65,045.10
UNITED STATES    PRAXAIR INC COM                     4,487.00    150,727.68    35.25    158,166.75      7,439.07
UNITED STATES    REYNOLDS METALS CO COM              1,800.00    105,411.00    52.69     94,837.50    (10,573.50)
UNITED STATES    ROHM & HAAS CO COM                  4,500.00    142,644.00    30.13    135,562.50     (7,081.50)
UNITED STATES    SEALED AIR CORP NEW COM             2,155.00     85,134.74    51.06    110,039.69     24,904.95
UNITED STATES    SIGMA ALDRICH CORP                  2,600.00     67,683.02    29.38     76,375.00      8,691.98
UNITED STATES    TEMPLE INLAND INC COM               1,800.00     91,970.80    59.31    106,762.50     14,791.70
UNITED STATES    UNION CAMP CORP COM                 2,156.00    106,762.80    67.50    145,530.00     38,767.20
UNITED STATES    UNION CARBIDE CORP COM              3,887.00    126,346.00    42.50    165,197.50     38,851.50
UNITED STATES    USX U S STL GROUP COM               2,198.00     60,401.50    23.00     50,554.00     (9,847.50)
UNITED STATES    VENATOR GROUP INC COM               3,700.00     71,881.00     6.44     23,818.75    (48,062.25)
UNITED STATES    WASTE MGMT INC DEL COM             16,412.00    781,329.84    46.63    765,209.50    (16,120.34)
UNITED STATES    WESTVACO CORP COM                   2,700.00     75,460.35    26.81     72,393.75     (3,066.60)
UNITED STATES    WEYERHAEUSER CO COM                 5,714.00    256,592.50    50.81    290,342.63     33,750.13
UNITED STATES    WILLAMETTE INDS INC                 3,000.00     99,216.00    33.50    100,500.00      1,284.00
UNITED STATES    WORTHINGTON INDS INC COM            2,500.00     49,990.60    12.50     31,250.00    (18,740.60)
UNITED STATES    ARMSTRONG WORLD INDS INC COM        1,300.00     88,919.80    60.31     78,406.25    (10,513.55)
UNITED STATES    BOEING CO COM                      28,564.00    941,859.71    32.63    931,900.50     (9,959.21)
UNITED STATES    BRIGGS & STRATTON CORP                800.00     37,616.10    49.88     39,900.00      2,283.90
UNITED STATES    CASE CORP COM                       1,900.00     94,200.50    21.81     41,443.75    (52,756.75)
UNITED STATES    CATERPILLAR INC                    10,410.00    385,656.60    46.00    478,860.00     93,203.40
UNITED STATES    CENTEX CORP COM                     1,800.00     37,711.80    45.06     81,112.50     43,400.70
UNITED STATES    COOPER INDS INC COM                 2,837.00    120,518.65    47.69    135,289.44     14,770.79
UNITED STATES    CRANE CO                            1,600.00     49,969.60    30.19     48,300.00     (1,669.60)
UNITED STATES    CUMMINS ENGINE INC COM              1,200.00     58,574.00    35.50     42,600.00    (15,974.00)
UNITED STATES    DANA CORP                           4,670.00    153,923.95    40.88    190,886.25     36,962.30
UNITED STATES    DANAHER CORP COM                    3,900.00    183,378.00    54.31    211,818.75     28,440.75
UNITED STATES    DEERE & CO COM                      6,446.00    308,403.00    33.13    213,523.75    (94,879.25)
UNITED STATES    DOVER CORP COM                      6,108.00    123,156.35    36.63    223,705.50    100,549.15
UNITED STATES    EATON CORP                          2,009.00    112,802.13    70.69    142,011.19     29,209.06

                                                                                 Market       Market          Unrealized
Country Name       Description                        Units            Cost       Price        Value           Gain Loss
------------       -----------                        ------           -----      ------       ------          ---------
UNITED STATES    EMERSON ELEC CO COM                 12,696.00      557,557.60     60.50      768,108.00      210,550.40
UNITED STATES    FLUOR CORP                           2,121.00      124,023.75     42.56       90,275.06      (33,748.69)
UNITED STATES    FOSTER WHEELER CORP                    800.00       14,759.90     13.19       10,550.00       (4,209.90)
UNITED STATES    GENERAL DYNAMICS CORP COM            3,500.00      116,985.00     58.63      205,187.50       88,202.50
UNITED STATES    GENERAL ELEC CO COM                 93,410.00    4,248,526.40    102.06    9,533,658.13    5,285,131.73
UNITED STATES    GRAINGER W W INC COM                 2,666.00      100,475.13     41.63      110,972.25       10,497.12
UNITED STATES    ILLINOIS TOOL WKS INC COM            7,396.00      327,937.00     58.00      428,968.00      101,031.00
UNITED STATES    INGERSOLL RAND CO                    4,763.00      127,482.27     46.94      223,563.31       96,081.04
UNITED STATES    ITT INDS INC IND COM                 2,700.00       74,854.10     39.75      107,325.00       32,470.90
UNITED STATES    JOHNSON CTLS INC COM                 2,634.00      101,574.21     59.00      155,406.00       53,831.79
UNITED STATES    KAUFMAN & BROAD HOME CORP COM        1,200.00       28,174.00     28.75       34,500.00        6,326.00
UNITED STATES    NAVISTAR INTL CORP NEW COM           1,800.00       52,648.90     28.50       51,300.00       (1,348.90)
UNITED STATES    NORTHROP GRUMMAN CORP COM            2,100.00      158,598.30     73.13      153,562.50       (5,035.80)
UNITED STATES    OWENS CORNING COM                    1,700.00       63,377.80     35.44       60,243.75       (3,134.05)
UNITED STATES    PACCAR INC                           2,104.00       87,284.80     41.13       86,527.00         (757.80)
UNITED STATES    PALL CORP COM                        3,493.00       73,432.50     25.31       88,416.56       14,984.06
UNITED STATES    PARKER HANNIFIN CORP COM             3,049.00       72,619.75     32.75       99,854.75       27,235.00
UNITED STATES    RAYCHEM CORP COM                     2,300.00       79,001.00     32.31       74,318.75       (4,682.25)
UNITED STATES    RAYTHEON CO CL B                     9,704.00      428,452.10     53.25      516,738.00       88,285.90
UNITED STATES    ROCKWELL INTL CORP NEW COM           5,606.00      239,790.49     48.56      272,241.38       32,450.89
UNITED STATES    STANLEY WKS                          2,300.00       81,332.80     27.75       63,825.00      (17,507.80)
UNITED STATES    TENNECO INC NEW COM                  4,491.00      182,123.06     34.06      152,974.69      (29,148.37)
UNITED STATES    TEXTRON INC COM                      4,698.00      179,986.93     75.94      356,754.38      176,767.45
UNITED STATES    THERMO ELECTRON CORP COM             4,200.00      149,965.40     16.94       71,137.50      (78,827.90)
UNITED STATES    THOMAS & BETTS CORP COM              1,700.00       75,802.80     43.31       73,631.25       (2,171.55)
UNITED STATES    TIMKEN CO                            1,500.00       47,739.95     18.88       28,312.50      (19,427.45)
UNITED STATES    TRW INC                              3,440.00      152,116.30     56.19      193,285.00       41,168.70
UNITED STATES    ALLTEL CORP                          7,749.00      291,750.38     59.81      463,487.06      171,736.68
UNITED STATES    AMEREN CORP                          3,900.00      154,915.90     42.69      166,481.25       11,565.35
UNITED STATES    AMERICAN ELEC PWR INC COM            5,478.00      221,188.10     47.06      257,808.38       36,620.28
UNITED STATES    BALTIMORE GAS & ELEC CO COM          4,152.00      113,898.24     30.88      128,193.00       14,294.76
UNITED STATES    CAROLINA PWR & LT CO COM             4,266.00      142,970.65     47.06      200,768.63       57,797.98
UNITED STATES    CENTRAL & SOUTH WEST CORP COM        5,656.00      133,134.70     27.44      155,186.50       22,051.80
UNITED STATES    CINERGY CORP COM                     4,417.00      137,614.33     34.38      151,834.38       14,220.05
UNITED STATES    COLUMBIA ENERGY GROUP COM            2,200.00       90,418.39     57.75      127,050.00       36,631.61
UNITED STATES    CONSOLIDATED EDISON INC COM          6,427.00      204,961.35     52.88      339,827.63      134,866.28
UNITED STATES    CONSOLIDATED NAT GAS CO COM          2,974.00      136,553.80     54.00      160,596.00       24,042.20
UNITED STATES    DOMINION RES INC VA COM              5,382.00      207,086.35     46.75      251,608.50       44,522.15
UNITED STATES    DTE ENERGY CO COM                    4,014.00      114,928.60     42.88      172,100.25       57,171.65
UNITED STATES    DUKE ENERGY CORP COM                10,351.00      447,185.37     64.06      663,110.94      215,925.57
UNITED STATES    EDISON INTL COM                     10,026.00      195,533.05     27.88      279,474.75       83,941.70

                                                                                       Market       Market            Unrealized
Country Name                 Description                    Units           Cost        Price        Value             Gain Loss
------------                 -----------                    ------          -----       ------       ------            ---------
UNITED STATES         ENTERGY CORP NEW COM                 7,088.00      179,926.10      31.13      220,614.00          40,687.90
UNITED STATES         FIRSTENERGY CORP COM                 6,390.00      157,661.80      32.56      208,074.38          50,412.58
UNITED STATES         FPL GROUP INC COM                    5,283.00      216,406.88      61.63      325,564.88         109,158.00
UNITED STATES         GPU INC COM                          3,800.00      136,289.30      44.19      167,912.50          31,623.20
UNITED STATES         GTE CORP COM                        27,393.00    1,161,393.68      65.00    1,780,545.00         619,151.32
UNITED STATES         HOUSTON INDS INC COM                 7,958.00      168,667.63      32.13      255,650.75          86,983.12
UNITED STATES         NEW CENTURY ENERGIES INC COM         3,200.00      156,064.00      48.75      156,000.00             (64.00)
UNITED STATES         NIAGARA MOHAWK PWR CORP COM          4,900.00       56,592.30      16.13       79,012.50          22,420.20
UNITED STATES         NICOR INC COM                        1,500.00       42,467.50      42.25       63,375.00          20,907.50
UNITED STATES         NORTHERN STS PWR CO MINN COM         4,200.00      100,441.15      27.75      116,550.00          16,108.85
UNITED STATES         ONEOK INC NEW COM                      878.00       24,123.46      36.13       31,717.75           7,594.29
UNITED STATES         P P & L RESOURCES INC COM            4,200.00       98,387.40      27.88      117,075.00          18,687.60
UNITED STATES         PACIFICORP COM                       8,334.00      170,085.20      21.06      175,534.88           5,449.68
UNITED STATES         PECO ENERGY CO COM                   6,521.00      165,466.05      41.63      271,436.63         105,970.58
UNITED STATES         PEOPLES ENERGY CORP ILL COM          1,100.00       38,597.00      39.88       43,862.50           5,265.50
UNITED STATES         PG&E CORP COM                       10,881.00      295,490.95      31.50      342,751.50          47,260.55
UNITED STATES         PUBLIC SVC ENTERPRISE GROUP          6,320.00      179,666.40      40.00      252,800.00          73,133.60
UNITED STATES         SEMPRA ENERGY COM                    6,559.00      164,617.71      25.38      166,434.63           1,816.92
UNITED STATES         SOUTHERN CO COM                     19,552.00      431,661.70      29.06      568,230.00         136,568.30
UNITED STATES         TEXAS UTILS CO COM                   7,910.00      300,095.32      46.69      369,298.13          69,202.81
UNITED STATES         U S WEST INC NEW COM                14,468.00      440,371.52      64.63      934,994.50         494,622.98
UNITED STATES         UNICOM CORP COM                      6,337.00      166,874.20      38.56      244,370.56          77,496.36
UNITED STATES         EASTMAN CHEM CO COM                  1,996.00      106,641.80      44.75       89,321.00         (17,320.80)
                      DIVIDENDS RECEIVABLE                       --      304,498.84       1.00      304,498.84                 --
                                                                  ---------------------------------------------------------------
                                                                    $175,055,152.14             $285,779,812.63   $110,724,660.49

Reconciling Items:    Deposit in Transit                                  82,350.00                   82,350.00
                      Other Miscellaneous Items                           26,096.00                   26,096.00
                                                                  -----------------          ------------------
                                                                     175,163,598.14              285,888,258.63

Pooled Separate Account Managed by Dwight Asset Management Group
Asset Listing
December 31, 1998
                                                                                            12/31/98     12/31/98
Original          Current                       12/31/98  12/31/98   Purchase  Moody's/S&P  Principal    Accrued       Market
Face Amt          Face Amt    Bond   Coupon     Price      Yield      Price     Rating        Value      Interest      Value
----------------------------------------------------------------------------------------------------------------------------------
CMBS - Conduit

6,000,000          5,971,231  CSFB    5.960%  100.406250     5.92%   100.766   Aaa  AAA    5,995,488.85  19,771.41   6,015,260.26
                              98-C2 A1
----------------------------------------------------------------------------------------------------------------------------------

Asset Backed

8,000,000          8,000,000  EQCC    6.560%  101.328125      6.16%  102.016   Aaa  AAA    8,106,250.00  23,324.44   8,129,574.44
                              96-1
                              A4
----------------------------------------------------------------------------------------------------------------------------------

Cash

                           0  CASH    0.000%  100.000000             100.000   Aaa  AAA            0.00       0.00           0.00
----------------------------------------------------------------------------------------------------------------------------------

14,000,000        13,971,231                                  6.06%            Aaa  AAA   14,101,738,85  43,095.85  14,144,834.70
==================================================================================================================================

State Street Research and Management Portfolio December 31, 1998

BONDS

U S Government

                 Shares/                                                   Market      Total      % Total     %
                 Par Value          Security        Coupon     Maturity     Pice     Book Value    Market  Market    Income   Yield
                 ---------          --------        ------     --------     ----     ----------    ------  ------    ------   -----
U S Treasury
                2,625,000   U S Treasury Bond            12  8/15/2013-08  152.672    3,813,708   4,007,640   1.6    315,000   5.03
                6,200,000   U S Treasury Bond          8.75     5/15/2017  139.109    8,155,644   8,624,758   3.4    542,500   5.37
                3,050,000   U S Treasury Bond           8.5     2/15/2020  138.656    3,979,546   4,229,008   1.7    259,250   5.41
                6,850,000   U S Treasury Bond         6.875     8/15/2025  121.203    7,764,553   8,302,406   3.3    470,938   5.37
               14,600,000   U S Treasury Bond         6.625     2/15/2027  118.281   16,648,648  17,269,026   6.9    967,250   5.36
                2,509,377   U S Treasury Inflation
                                Indexed Note          3.625     4/15/2028       97    2,452,411   2,434,096     1     90,965    3.8
                2,225,000   U S Treasury Note         7.875    11/15/2004  115.859    2,597,596   2,577,863     1    175,219   4.75
                2,950,000   U S Treasury Note         6.625     5/15/2007  112.453    3,342,723   3,317,364   1.3    195,438    4.8
                                                                                     ----------  ----------  ----  ---------
                              Total U S Treasury                                     48,754,828  50,762,160  20.2  3,016,559
U S Treasury
Zero Coupon
                9,125,000   U S Tsy Strip                 0     5/15/2003   81.588    6,662,071   7,444,905     3          0   4.71
                            U S Tsy Strip                 0     5/15/2007   66.684    5,900,289   6,384,993   2.5          0    4.9
                                                                                     ----------  ----------  ----        ---
                              Total U S Treasury Zero Coupon                         12,562,360  13,829,898   5.5          0
U S Agency
                7,500,000   FHLMC Reference Note      5.125    10/15/2008   99.047    7,332,450   7,428,525     3    384,375   5.25
                1,425,000   Federal National Mtg
                              Assoc Deb               7.875     2/24/2005  113.453    1,624,013   1,616,705   0.6    112,219   5.28
                2,500,000   Federal National Mtg
                              Assoc Benchmark             6     5/15/2008  105.562    2,704,800   2,639,050   1.1    150,000   5.24
                1,200,017   Guaranteed Export Trust
                              Nts Ser 95-A             6.28  6/15/2000-04   102.47    1,200,018   1,229,658   0.5     75,361   4.51
                  776,486   Guaranteed Export Trust
                              Nts Ser 95-B             6.13  6/15/2000-04   102.47      776,486     795,665   0.3     47,599   5.19
                                                                                     ----------  ----------  ----  ---------
                              Total U S Agency                                       13,637,766  13,709,604   5.5    769,553
U S Agency Mortgage
                  719,207   Fed Home Ln Mtg Gold
                              PC# A01588                  9     6/01/2017   105.403     773,935     758,066   0.3     64,729   6.76
                2,035,000   FNMA (GNMA) REMIC
                              G93-26-PJ PAC             6.5  2/25/2004-21   101.375   1,916,716   2,062,981   0.8    132,275   6.16
                  598,599   Fed Natl Mtg Assoc
                              FHA-VA PT# 3218          7.75     9/01/2008   102.445     600,470     613,235   0.2     46,391   6.23
                5,075,000   Fed Natl Mtg Assoc
                              (Feb) TBA                   6     2/11/2029    98.563   5,021,078   5,002,047     2    304,500    6.1
               10,125,000   Fed Natl Mtg Assoc
                              (Jan) TBA                   6     1/14/2029    98.563   9,974,254   9,979,453     4    607,500    6.1
                  800,000   FNMA Dwarf 15 Yr
                              (Feb) TBA                   6     2/18/2014   100.156     801,125     801,250   0.3     48,000   5.98
                1,699,630   Fed Natl Mtg Assoc
                              20 Yr PT# 303888          7.5     5/01/2016   103.237   1,730,701   1,754,647   0.7    127,472   6.68
                2,075,834   FNMA Dwarf 15 Yr # 313839   6.5    11/01/2012   101.406   2,103,080   2,105,020   0.8    134,929   6.34
                4,917,196   FNMA Dwarf 15 Yr # 313958   6.5     1/01/2013   101.406   4,993,644   4,986,333     2    319,618   6.35


              Shares/                                                        Market    Total      % Total     %
              Par Value          Security                Coupon  Maturity     Pice   Book Value    Market  Market    Income   Yield
              ---------          --------                ------  --------     ----   ----------    ------  ------    ------   -----
            7,953,347   Fed Natl Mtg Assoc PT# 323422       6.5  11/01/2028  100.656  7,954,590   8,005,521  3.2    516,968    6.45
              726,279   Fed Natl Mtg Assoc PT# 398197       6.5  1/01/2028   100.656    731,273     731,044  0.3     47,208    6.39
            1,001,022   Fed Natl Mtg Assoc PT# 433686       6.5  11/01/2028  100.656  1,007,905   1,007,590  0.4     65,066     6.4
              989,636   Fed Natl Mtg Assoc PT# 433694       6.5  11/01/2028  100.656    996,440     996,129  0.4     64,326     6.4
            3,440,260   Fed Natl Mtg Assoc PT# 434908       6.5  9/01/2028   100.656  3,440,798   3,462,828  1.4    223,617    6.45
            1,002,585   Fed Natl Mtg Assoc PT# 440698       6.5  11/01/2028  100.656  1,009,479   1,009,163  0.4     65,168    6.45
            1,009,068   Fed Natl Mtg Assoc PT# 440718       6.5  11/01/2028  100.656  1,016,006   1,015,688  0.4     65,589    6.45
            1,003,174   Fed Natl Mtg Assoc PT# 444478       6.5  10/01/2028  100.656  1,010,071   1,009,755  0.4     65,206     6.4
            1,000,821   Fed Natl Mtg Assoc PT# 452026       6.5  11/01/2028  100.656  1,007,702   1,007,386  0.4     65,053    6.45
              995,095   Fed Natl Mtg Assoc PT# 452037       6.5  11/01/2028  100.656  1,001,937   1,001,624  0.4     64,681    6.45
              767,606   GNMA Midget 15 YR # 389593          6.5   7/15/2009      102    719,871     782,959  0.3     49,894    5.94
            1,516,936   GNMA Midget 15 Yr # 389922          7.5   6/15/2009  103.031  1,548,461   1,562,915  0.6    113,770    6.38
              681,368   GNMA Midget 15 Yr # 780303          6.5   2/15/2009  101.822    686,479     693,783  0.3     44,289    6.25
            1,530,802   GNMA Midget 15 Yr # 780462          7.5   6/15/2009  103.062  1,559,027   1,577,676  0.6    114,810    6.31
            1,516,942   GNMA Midget 15 Yr # 780316          6.5   7/15/2009  101.822  1,529,742   1,544,581  0.6     98,601    6.26
            1,250,055   GNMA Midget 15 Yr # 780419          7.5  12/15/2009  103.031  1,273,396   1,287,944  0.5     93,754    6.38
              583,857   Govt Natl Mtge Assoc Mod PT# 780058   7   1/15/2025  102.343    527,023     597,537  0.2     40,870    6.81
            9,303,521   Govt Natl Mtge Assoc Mod PT# 780896   7  11/15/2028  102.312  9,501,948   9,518,619  3.8    651,247    6.82
            6,435,000   Govt Natl Mtge Assoc Mod PT# 780912 6.5  11/15/2028      101  6,460,137   6,499,350  2.6    418,275    6.42
                                                                                    ----------- ----------- ----  ---------
                          Total U S Agency Mortgage                                  70,897,286  71,375,126 28.5  4,653,809
                          Total U S Government                                      145,852,240 149,676,788 59.7  8,439,921
Yankee
            2,600,000   Junta De Andalucia Note             6.75 10/15/2017  107.287  2,590,120   2,789,462  1.1    175,500    6.09
            2,500,000   Hellenic Republic of Greece
                          Sr Note                           6.95  3/04/2008  108.251  2,622,875   2,706,263  1.1    173,750    5.78
            1,350,000   Province Of Manitoba Note            5.5 10/01/2008   101.12  1,341,387   1,365,120  0.5     74,250    5.35
                                                                                    ----------- ----------- ----  ---------
                          Total Yankee                                                6,554,382   6,860,845  2.7    423,500
U S Corporate
Bank
            1,225,000   Advanta Master Trust 1996-A Al       6 11/15/2003-05 101.437  1,223,086   1,242,603  0.5     73,500    5.66
            1,925,000   Capital One Bank Sr Note            6.15  6/01/2001   98.516  1,930,429   1,896,433  0.8    118,388    6.82
            5,000,000   Chase Manhattan Master
                          Trust 97-2 A                       6.3  8/15/2000  101.468  4,998,438   5,073,400    2    315,000    5.41
            5,200,000   MBNA Master Credit Card
                          Tr 11 1998-J                      5.25 10/15/2003   99.156  5,189,236   5,156,128  2.1    273,000    5.45
            3,100,000   MBNA Corp MT Note                   6.12  8/13/2001   98.965  3,122,785   3,067,915  1.2    189,720    6.55
            1,225,000   Prime Credit Card Master
                          Tr 1996-IA                        6.7   5/15/2001  102.718  1,221,842   1,258,296  0.5     82,075    5.46
                                                                                    ----------- ----------- ----  ---------
                          Total Bank                                                 17,685,815  17,694,774  7.1  1,051,683
Finance
            2,450,000   AT&T Capital Corp                   7.5  11/15/2000  101.478 2,451,274    2,486,211    1    183,750    6.64
            2,250,000   Associates Corp of N A Sr Note      5.6   1/15/2001  100.389 2,137,860    2,258,753  0.9    126,000    5.39
            2,100,000   Associates Corp NA Note            6.75   7/15/2001  103.088 2,081,919    2,164,848  0.9    141,750    5.43
            2,425,000   Discover Card Master Trust
                          1998-7 A                         5.6 11/15/2003-03 100.438 2,423,484    2,435,609    1    135,800    5.49
            1,925,000   General Electric Cap Corp
                          MT Note                          6.15  11/05/2001  102.628 1,951,642    1,975,589  0.8    118,388    5.14
            2,500,000   Household Finance Co MT Note      5.875   9/25/2004  100.107 2,500,000    2,502,675    1    146,875    5.85
            2,500,000   LA County CA Taxable (MBIA)
                          Ser 94-D                         6.73   6/30/2004  105.576 2,500,000    2,639,400  1.1    168,250    5.54
            1,125,000   NJ Econ Dev Authority (MBIA)      7.425   2/15/2029  114.639 1,276,583    1,289,689  0.5     83,531    6.33


  Shares/                                                                 Market      Total      % Total     %
  Par Value    Security                            Coupon     Maturity     Pice     Book Value    Market  Market    Income   Yield
  ---------    --------                            ------     --------     ----     ----------    ------  ------    ------   -----
  2,500,000  Norwest Financial Inc Note              6.1 10/01/2000      101.142    2,494,600   2,528,550      1    152,500    5.4
  5,100,000  Pacificorp Aust AMBAC 144A Note        6.15 1/15/2008       102.786    5,081,589   5,242,086    2.1    313,650   5.75
  2,011,530  Railcar Leasing 1997-1 A 1 144A SEQ    6.75 7/15/2002-06    103.219    1,983,086   2,076,278    0.8    135,778   5.73
    700,000  Sears Credit Acct Master Tr II 95-2     8.1 6/15/2000-04    102.562      699,016     717,934    0.3     56,700   6.23
  2,600,000  Sears Credit Acct Master tr 98-2A      5.25 12/15/2003-04     98.75    2,575,467   2,567,500      1    136,500   5.54
  1,275,000  Sears Credit Acct Master Tr II 97-1     6.2 7/15/2002-07    101.687    1,263,924   1,296,509    0.5     79,050   5.67
                                                                                  -----------  ----------   ----  ---------
               Total Finance                                                       31,420,443  32,181,630   12.8  1,978,522

Mortgage

  2,225,000  CS First Boston Mtg Sec 97-C2 A2 SEQ   6.52 7/17/2005-07    103.219    2,235,777   2,296,618    0.9    145,070   5.92
  1,656,288  DMARC Commercial Mtge 98-C1 A1         6.22 9/15/2003-07    101.313    1,663,643   1,678,035    0.7    103,021   5.91
             SEQ
  1,192,238  GMAC Comm Mtge Corp 97-C2 A1 SEQ      6.451 12/15/2003-04   102.563    1,198,200   1,222,793    0.5     76,911   5.85
  3,726,412  GMAC Comm Mtge Corp 98-C1 A1  SEQ     6.411 11/15/2003-07   102.298    3,760,774   3,812,026    1.5    238,900   5.86
  1,204,378  Lehman Commercial Mtge 98-C1 A1 SEQ    6.33 11/18/2002-04   101.781    1,210,753   1,225,832    0.5     76,237   5.81
  1,225,000  Lehman Commercial Mtge 98-C4 A1A       5.87 8/15/2003-06    100.198    1,231,201   1,227,419    0.5     71,908   5.82
             SEQ
  1,804,919  Pru Home Mtg Series 93-45 A-2 TAC      6.75 11/25/2001-08   100.062    1,788,351   1,806,039    0.7    121,832   6.72
  1,312,743  Pru Home Mtg Series 94-15 A-7           6.8 5/25/2001-24    100.625    1,309,256   1,320,948    0.5     89,267   6.13
  2,434,253  Lehman Commercial Mtge 97-LLI A1       6.79 6/12/2002-04      103.5    2,468,209   2,519,452      1    165,286   5.66
                                                                                  -----------  ----------   ----  ---------
             SEQ
               Total Mortgage                                                      16,866,163  17,109,163    6.8  1,088,432
Industrial

  3,000,000  Cargill, Inc. 144A Senior Note        7.375 10/01/2025       106.25    2,983,800   3,187,500    1.3    221,250   6.86
  2,944,000  Chevron Corp Prof Sharing Amort Nt     8.11 12/01/2001-04   108.294    3,157,164   3,188,175    1.3    238,758   5.02
  2,750,000  Coca-Cola Enterprise Deb               5.75 11/01/2008       98.207    2,742,548   2,700,693    1.1    158,125   5.99
  1,350,000  News America Holdings Note            6.625 1/09/2008       102.902    1,348,286   1,389,177    0.6     89,438    6.2
    850,000  News America, Inc Deb                  7.25 5/18/2018       102.168      845,903     868,428    0.3     61,625   7.04
    575,000  News America, Inc Deb                 7.125 4/08/2028        99.776      556,157     573,712    0.2     40,969   7.14
                                                                                  -----------  ----------   ----  ---------
               Total Industrial                                                    11,633,857  11,907,685    4.7    810,165

Electric Utility

  2,175,000  PG&E-1 Rate Reduction Certs A-6        6.32 9/25/2003-05    102.895    2,232,724   2,237,955    0.9    137,460   5.61
  1,400,000  PG&E-1 Rate Reduction Certs A-7        6.42 9/25/2005-08    103.843    1,421,000   1,453,802    0.6     89,880   5.72
  2,375,000  SDE-1 Rate Reduction Certs A-6         6.31 9/25/2008       103.312    2,469,907   2,453,660      1    149,863   5.86
                                                                                  -----------  ----------   ----  ---------
               Total Electric Utility                                               6,123,631   6,145,417    2.5    377,203

Telephone

  2,700,000  U.S. West Capital Funding Bond        6.125 7/15/2002       102.085    2,796,633   2,756,295    1.1    165,375   5.47
  2,700,000  Worldcom, Inc Sr Note                 6.125 8/15/2001       101.598    2,697,192   2,743,146    1.1    165,375   5.46
                                                                                  -----------  ----------   ----  ---------
               Total Telephone                                                      5,493,825   5,499,441    2.2    330,750
               Total U S Corporate                                                 89,223,734  90,538,111   36.1  5,636,753
                                                                                  -----------  ----------   ----  ---------
               TOTAL BONDS                                                        241,630,356 247,075,744   98.5 14,500,175   5.76


   Shares/                                                             Market     Total        % Total     %
   Par Value          Security                   Coupon     Maturity    Pice    Book Value      Market  Market    Income       Yield
   ---------          --------                   ------     --------    ----    ----------      ------  ------    ------       -----

SHORT TERM OBLIGATIONS

     8,000,000  American Express Credit Corp IBN    5.8    1/06/1999     100     8,000,000    8,000,000    3.2   470,448        5.88
     9,566,522  State Street Bank Govt STIF                              100     9,566,523    9,566,523    3.8   516,009        5.39
                                                                                ----------   ----------          -------
          TOTAL SHORT TERM OBLIGATIONS                                          17,566,523   17,566,523      7   986,457        5.62

ACCOUNT SUMMARY
                    Total Securities                                           259,196,879  264,642,267            105.5  15,486,631
                    Cash                                                       -16,503,847  -16,503,847             -6.6
                    Income Accruals                                              2,623,905    2,623,905                1
                                                                               -----------  -----------                -
                      Total Assets                                             245,316,937  250,762,325              100  15,486,631


   *THE PORTFOLIO YIELD IS THE AVERAGE OF YIELD TO MATURITY ON BONDS AND
   BOND EQUIVALENT YIELD TO MATURITY ON SHORT TERM OBLIGATIONS ADJUSTED FOR TRADE CASH.
   THE CURRENT YIELD ON THE PORTFOLIO IS 5.90%.
   THE YIELD FIGURES FOR BONDS ARE YIELDS TO MATURITY.
   THE YIELD FIGURES FOR SHORT-TERM OBLIGATIONS ARE BOND-EQUIVALENT YIELDS TO MATURITY.
   NUMBERS MAY NOT ADD TO TOTALS DUE TO ROUNDING.

G/Stein5/112

                      CHAMPION INTERNATIONAL CORPORATION
                    SAVINGS PLAN FOR HOURLY EMPLOYEES #158
                               FEIN: 13-1427390


                             FINANCIAL STATEMENTS

                                     AS OF

                          DECEMBER 31, 1998 AND 1997


                                 TOGETHER WITH

                               AUDITORS' REPORT

                      Champion International Corporation
                    Savings Plan for Hourly Employees #158
                               FEIN: 13-1427390


                               Table of Contents



                                                                                     Page(s)
                                                                                  -----------
Report of Independent Public Accountants                                                1-2

Statement of Net Assets Available for Benefits as of                                      3
  December 31, 1998

Statement of Net Assets Available for Benefits as of                                      4
  December 31, 1997

Statement of Changes in Net Assets Available for Benefits                               5-6
  for the Year Ended December 31, 1998

Notes to Financial Statements -                                                        7-14
  December 31, 1998 and 1997

Schedule I - Item 27 (a) Schedule of Assets Held for Investment                       15-20
  Purposes - December 31, 1998

Schedule II -  Item 27 (d) Schedule of Reportable Transactions for                    21-22
  the Year Ended December 31, 1998

Schedule III - Certification of Receipt of Annual Statement of Assets                 23-41
  And Liabilities of Commingled Trust Funds - Supplement to Item 27(a) -
  Schedule of Assets Held for Investment Purposes

                   Report of Independent Public Accountants
                   ----------------------------------------



To the Board of Directors and the
  Pension and Employee Benefits Committee of
  Champion International Corporation:


     We have audited the accompanying statements of net assets available for benefits of the CHAMPION INTERNATIONAL CORPORATION SAVINGS PLAN FOR HOURLY EMPLOYEES #158 as of December 31, 1998 and 1997 and the related statement of changes in net assets available for benefits for the year ended December 31, 1998. These financial statements and the schedules referred to below are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1998 and 1997, and the changes in net assets available for benefits for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

     Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes as of December 31, 1998 and reportable transactions for the year ended December 31, 1998 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statements of net assets available for benefits and the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole. As explained in the notes thereto, information certified by the trustee and presented in the schedules of investments and reportable transactions does not disclose the historical cost of certain investments. Disclosure of this information is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.


/s/ ARTHUR ANDERSEN LLP



Cincinnati, Ohio
  May 24, 1999

                      Champion International Corporation
                    Savings Plan for Hourly Employees #158
                               FEIN: 13-1427390


                Statement of Net Assets Available for Benefits

                            As of December 31, 1998

                                                    Company Directed               Participant Directed
                                                   ------------------   ---------------------------------------------
                                                                                                              S&P 500
                                                         Company           Company        Stable               Index
                                                       Stock Fund         Stock Fund    Value Fund             Fund
                                                     -------------      -------------  ------------         ---------
INVESTMENTS (Notes 1, 2, 3 & 4):
  Common Stock, Champion International Corporation   $  18,989,125    $   3,243,350       $     --         $     --
  Master Trust                                           3,971,054             --               --               --
  Stock Funds                                                 --               --               --         47,382,805
  Fixed Income Investment Contracts                           --               --         23,960,488             --
  Synthetic Investment Contracts                              --               --         45,936,192             --
  Cash and Short Term Investments                          359,885           61,468        2,788,271             --
  Loans Receivable From Participants                          --               --               --               --
                                                      -------------    -------------    -------------   --------------
                                                        23,320,064        3,304,818       72,684,951       47,382,805
                                                      -------------    -------------    -------------   --------------
RECEIVABLES (PAYABLES):
  Accrued Interest and Dividends                            24,852            4,245           10,289             --
  Pending Transactions                                      (3,098)            (529)          (4,504)          (1,434)
                                                      -------------    -------------    -------------   --------------
                                                            21,754            3,716            5,785           (1,434)
                                                      -------------    -------------    -------------   --------------

NET ASSETS AVAILABLE FOR PLAN BENEFITS               $  23,341,818    $   3,308,534    $  72,690,736    $  47,381,371
                                                      =============    =============    =============   ==============

                                                                   Participant Directed
                                                       ---------------------------------------------
                                                           Small            Int'l           Employee
                                                          Company         Equities            Loan
                                                        Index Fund       Index Fund           Fund          Total
                                                       ------------     ------------        --------      ---------
  Common Stock, Champion International Corporation      $     --         $     --         $     --     $  22,232,475
  Master Trust                                                --               --               --         3,971,054
  Stock Funds                                            8,113,036        4,366,510             --        59,862,351
  Fixed Income Investment Contracts                           --               --               --        23,960,488
  Synthetic Investment Contracts                              --               --               --        45,936,192
  Cash and Short Term Investments                               24                2             --         3,209,650
  Loans Receivable From Participants                          --               --         10,415,975      10,415,975
                                                       ------------     ------------     -----------  ---------------
                                                         8,113,060        4,366,512       10,415,975     169,588,185
                                                       ------------     ------------     -----------  ---------------


RECEIVABLES (PAYABLES):
  Accrued Interest and Dividends                              --               --               --            39,386
  Pending Transactions                                        (589)            (205)            --           (10,359)
                                                       ------------     ------------     -----------  ---------------
                                                              (589)            (205)            --            29,027
                                                       ------------     ------------     -----------  ---------------

NET ASSETS AVAILABLE FOR PLAN BENEFITS               $   8,112,471    $   4,366,307    $  10,415,975   $ 169,617,212
                                                       ============     ============     ===========  ===============



                 The accompanying notes to financial statements
                   are an integral part of these statements.

                       Champion International Corporation
                     Savings Plan for Hourly Employees #158
                                FEIN: 13-1427390


                 Statement of Net Assets Available for Benefits

                            As of December 31, 1997


                                                    Company Directed               Participant Directed
                                                   ------------------   ---------------------------------------------
                                                                                                              S&P 500
                                                         Company           Company        Stable               Index
                                                       Stock Fund         Stock Fund    Value Fund             Fund
                                                     -------------      -------------  ------------         ---------
INVESTMENTS (Notes 1, 2, 3 & 4):
  Common Stock, Champion International Corporation   $  21,779,775    $   1,115,183     $      --        $      --
  Master Trust                                           4,677,576             --              --               --
  Stock Funds                                                 --               --              --         35,205,572
  Fixed Income Investment Contracts                           --               --        24,862,887             --
  Synthetic Investment Contract                               --               --        51,295,087             --
  Cash and Short Term Investments                          828,182             --         2,327,644             --
  Loans Receivable From Participants                          --               --              --               --
                                                     -------------    -------------    -------------    -------------
                                                        27,285,533        1,115,183      78,485,618       35,205,572
                                                     -------------    -------------    -------------    -------------
RECEIVABLES (PAYABLES):
  Accrued Interest and Dividends                            24,911             --              --               --
  Pending Transactions                                    (309,516)            --              --               --
                                                     -------------    -------------    -------------    -------------
                                                          (284,605)            --              --               --
                                                     -------------    -------------    -------------    -------------

DUE TO CHAMPION INTERNATIONAL CORPORATION SAVINGS         (272,356)            --        (1,388,774)        (363,078)
 PLAN #077 (Note 7)                                  -------------    -------------    -------------    -------------

NET ASSETS AVAILABLE FOR BENEFITS                    $  26,728,572    $   1,115,183   $  77,096,844    $  34,842,494
                                                     =============    =============   =============    =============

                                                                   Participant Directed
                                                       ---------------------------------------------
                                                           Small            Int'l           Employee
                                                          Company         Equities            Loan
                                                        Index Fund       Index Fund           Fund          Total
                                                       ------------     ------------        --------      ---------
INVESTMENTS (Notes 1, 2, 3 & 4):
  Common Stock, Champion International Corporation     $      --        $      --        $      --      $  22,894,958
  Master Trust                                                --               --               --          4,677,576
  Stock Funds                                            7,681,685        3,449,836             --         46,337,093
  Fixed Income Investment Contracts                           --               --               --         24,862,887
  Synthetic Investment Contract                               --               --               --         51,295,087
  Cash and Short Term Investments                               24                2             --          3,155,852
  Loans Receivable From Participants                          --               --         12,466,841       12,466,841
                                                     -------------    -------------    -------------    -------------
                                                         7,681,709        3,449,838       12,466,841      165,690,294
                                                     -------------    -------------    -------------    -------------
RECEIVABLES (PAYABLES):
  Accrued Interest and Dividends                              --               --               --             24,911
  Pending Transactions                                        --               --               --           (309,516)
                                                     -------------    -------------    -------------    -------------
                                                              --               --               --           (284,605)
                                                     -------------    -------------    -------------    -------------

DUE TO CHAMPION INTERNATIONAL CORPORATION SAVINGS           (4,554)          (3,591)            --         (2,032,353)
 PLAN #077 (Note 7)                                  -------------    -------------    -------------    -------------

NET ASSETS AVAILABLE FOR BENEFITS                    $   7,677,155    $   3,446,247    $  12,466,841    $ 163,373,336
                                                     =============    =============    =============    =============



                 The accompanying notes to financial statements
                   are an integral part of these statements.

                       Champion International Corporation
                     Savings Plan for Hourly Employees #158
                                FEIN: 13-1427390


           Statement of Changes in Net Assets Available for Benefits

                      For the Year Ended December 31, 1998


                                                          Company Directed               Participant Directed
                                                         ------------------   ---------------------------------------------
                                                                                                                  S&P 500
                                                               Company           Company        Stable             Index
                                                             Stock Fund         Stock Fund    Value Fund           Fund
                                                           -------------      -------------  ------------       -----------
CONTRIBUTIONS (Note 1):
  Company                                                 $   5,457,559       $     --       $       --        $      --
  Employees                                                        --            185,374       13,082,056        9,186,863
                                                          --------------      -----------    -------------     ------------
                                                              5,457,559          185,374       13,082,056        9,186,863
                                                          --------------      -----------    -------------     ------------
INVESTMENT INCOME (LOSS)
  (Notes 1, 2, 3 & 4):
  Dividends and Interest                                        120,407           13,206        5,529,408             --
  Net Realized and Unrealized Gain on Investments            (3,492,988)         321,646             --         10,285,735
  Master Trust                                                 (444,301)            --               --               --
                                                          --------------      -----------    -------------     ------------
                                                             (3,816,882)         334,852        5,529,408       10,285,735
                                                          --------------      -----------    -------------     ------------
WITHDRAWALS (Note 8):
  Company Contributions                                      (1,806,226)            --               --               --
  Employee Contributions                                           --            (32,059)      (7,257,660)      (2,071,484)
  Master Trust                                                 (260,992)            --               --               --
                                                          --------------      -----------    -------------     ------------
                                                             (2,067,218)         (32,059)      (7,257,660)      (2,071,484)
                                                          --------------      -----------    -------------     ------------
CONTRIBUTIONS AND INVESTMENT INCOME OVER (UNDER)               (426,541)         488,167       11,353,804       17,401,114
 WITHDRAWALS                                              --------------      -----------    -------------     ------------

TRANSFER (TO) FROM OTHER PLANS :
  Newsprint System Divestiture (Note 8)                      (2,651,634)         (75,318)     (15,249,107)      (4,727,761)
  Fort James Company (Note 9)                                      --               --            594,271             --
  Champion International Corporation Savings Plan #077,         (95,611)          (9,906)          96,053         (381,974)
   less prior year accrual (Note 7)                       --------------      -----------    -------------     ------------

                                                             (2,747,245)         (85,224)     (14,558,783)      (5,109,735)
                                                          --------------      -----------    -------------     ------------

TRANSFER BETWEEN FUNDS                                         (212,968)       1,790,408       (1,201,129)         247,498

NET ASSETS AVAILABLE FOR BENEFITS
  Beginning of Year                                          26,728,572        1,115,183       77,096,844       34,842,494
                                                          --------------      -----------    -------------     ------------
NET ASSETS AVAILABLE FOR BENEFITS
  End of Year                                             $  23,341,818       $3,308,534     $ 72,690,736      $ 47,381,371
                                                          ==============      ===========    =============     ============

                                                                        Participant Directed
                                                            ---------------------------------------------
                                                                Small            Int'l           Employee
                                                               Company         Equities            Loan
                                                             Index Fund       Index Fund           Fund           Total
                                                            ------------     ------------        --------       ---------
CONTRIBUTIONS (Note 1):
  Company                                                  $       --       $       --       $       --       $  5,457,559
  Employees                                                   1,999,171          980,663             --         25,434,127
                                                           -------------    -------------    ------------     -------------
                                                              1,999,171          980,663             --         30,891,686
                                                           -------------    -------------    ------------     -------------
INVESTMENT INCOME (LOSS)
  (Notes 1, 2, 3 & 4):
  Dividends and Interest                                           --               --          1,115,201        6,778,222
  Net Realized and Unrealized Gain on Investments               543,215          690,650             --          8,348,258
  Master Trust                                                     --               --               --           (444,301)
                                                           -------------    -------------    ------------     -------------
                                                                543,215          690,650        1,115,201       14,682,179
                                                           -------------    -------------    ------------     -------------
WITHDRAWALS (Note 8):
  Company Contributions                                            --               --               --         (1,806,226)
  Employee Contributions                                       (400,451)        (284,943)        (488,163)     (10,534,760)
  Master Trust                                                     --               --               --           (260,992)
                                                           -------------    -------------    ------------     -------------
                                                               (400,451)        (284,943)        (488,163)     (12,601,978)
                                                           -------------    -------------    ------------     -------------
CONTRIBUTIONS AND INVESTMENT INCOME OVER (UNDER)              2,141,935        1,386,370          627,038       32,971,887
 WITHDRAWALS                                               -------------    -------------    ------------     -------------

TRANSFER (TO) FROM OTHER PLANS :
  Newsprint System Divestiture (Note 8)                        (744,733)        (370,892)      (3,118,990)     (26,938,435)
  Fort James Company (Note 9)                                      --               --             42,030          636,301
  Champion International Corporation Savings Plan #077,         (24,421)         (10,018)            --           (425,877)
   less prior year accrual (Note 7)                        -------------    -------------    ------------     -------------

                                                               (769,154)        (380,910)      (3,076,960)     (26,728,011)
                                                           -------------    -------------    ------------     -------------

TRANSFER BETWEEN FUNDS                                         (937,465)         (85,400)         399,056             --

NET ASSETS AVAILABLE FOR BENEFITS
  Beginning of Year                                           7,677,155        3,446,247       12,466,841      163,373,336
                                                           -------------    -------------    ------------     -------------
NET ASSETS AVAILABLE FOR BENEFITS
  End of Year                                              $  8,112,471     $  4,366,307     $ 10,415,975     $ 169,617,212
                                                           =============    =============    ============     =============


                 The accompanying notes to financial statements
                   are an integral part of these statements.

                       Champion International Corporation
                     Savings Plan for Hourly Employees #158
                                FEIN: 13-1427390


                         Notes to Financial Statements

                           December 31, 1998 and 1997


(1)  Plan Description-
     ----------------

   The following description of the Champion International Corporation Savings Plan for Hourly Employees #158 (the Plan) provides only general information. Reference should be made to the Plan agreement for a more complete description of the Plan's provisions.

   The Plan, which became effective on January 1, 1989, is a contributory savings plan available to hourly employees of Champion International Corporation (the Company). The Plan includes a 401(k) savings option allowing participants to contribute before-tax compensation as well as after-tax compensation.

   Participants may contribute up to a maximum of 16% (22% effective January 1, 1999) of their compensation, subject to certain limitations. Qualified participant contributions are invested in either the Company Common Stock Fund, Stable Value Fund, the S&P 500 Index Fund, the Small Company Index Fund, or the International Equities Index Fund, at the participants' discretion. Earnings for the funds are based upon the performance of the funds' underlying assets.

   The Company matches the participants' contributions to the Plan up to a certain amount per year as specified in the applicable collective bargaining arrangement. Company contributions are invested in the Company's common stock. Participants vest in the Company contribution based upon years of service with the Company.

   Participants are permitted to borrow against their account balances and their vested portions of the Company stock fund contributions. The terms and conditions of these loans are established to be in compliance with applicable laws and regulations. The interest rate charged to participants in 1998 and 1997 was prime at origination plus 1%. Principal and interest are paid ratably through monthly payroll deductions.

   Effective June 30, 1995, Champion International Corporation Stock Ownership Plan #078 (Plan #078) was merged into the Champion International Corporation Savings Plan #077 (Plan #077) and the Champion International Corporation Savings Plan for Hourly Employees #158, as applicable. The net assets of Plan #078 were transferred to a Master Trust for which State Street Bank and Trust Company now acts as trustee. Assets of the Master Trust consist of shares of the Company's common stock, the valuation of which is based on market prices. Benefit payments are credited and charged directly to each plan. Investment income of the Master Trust, which includes dividend income and realized and unrealized gains and losses, is allocated to each plan by the trustee based upon the Master Trust units of participation held by each Plan. As of December 31, 1998 and 1997, the Plan's investment approximated 65% of the assets held in the Master Trust.

   The Plan is administered by the Company through the Pension and Employee Benefits Committee (PEBC) and is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Certain investment management expenses are paid by the Plan while other administrative expenses are paid by the Company and are not included in the accompanying financial statements.

   The Plan's trustee is State Street Bank and Trust Company. ADP Administrative Solutions Group (formerly known as William Mercer, Inc.) performs certain administrative and record keeping functions of the Plan. Participants have the ability to initiate transactions directly impacting their account balances over the telephone. Such transactions are posted to participants' accounts on a daily basis at the applicable investment fund's net asset value as reported by the trustee.

   J.P. Morgan/American Century Retirement Plan Services were appointed Trustee and participant account record keeper effective July 1, 1999.

(2) Significant Accounting Policies-
    -------------------------------

   (a) Investment Valuation and Income Recognition--Cash and cash equivalents
       -------------------------------------------
       are stated at cost which approximates market value. The Company's common stock is valued at the closing market price at yearend. Investments in the fixed income investment contracts and synthetic investment contracts are valued at contract ("book") value, defined as the sum of contributions less withdrawals plus credited interest. Commingled funds are stated at market value as determined by the trustee. Loans receivable from participants are valued at cost which approximates fair value. Realized and unrealized valuation gains and losses are reflected currently in the statements of changes in net assets available for benefits.

     (b)  Basis of Accounting--The Plan uses the accrual basis of accounting.
          -------------------

     (c)  Payment of Benefits--Benefits are recorded when paid.
          -------------------

     (d)  Use of Estimates--The preparation of financial statements in
          ----------------
          conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the financial statements. Actual results could differ from those estimates.

     (e)  Reclassifications--Certain amounts in the 1997 financial statements
          -----------------
          have been reclassified to conform with the 1998 presentation.


(3)  Investments-
     -----------

     The following summarizes the nature of the underlying assets which comprise the investment portfolio of the Plan's Company Stock Fund, Stable Value Fund, S&P 500 Index Fund, Small Company Index Fund, and International Equities Index Fund:

  Investment Fund              Investment                 Underlying Assets
-------------------     -------------------------    --------------------------
Company Stock           Common Stock                 Champion International
 Fund                                                Corporation Common Stock

Stable Value Fund       Fixed Income Investment      Pool of investment contracts
                        Contracts                    issued by a diversified list of
                                                     insurance companies

                        Synthetic Investment         Portfolio of investment grade fixed
                        Contract - Separate          income securities, including but
                        Account                      not limited to, U.S. Treasuries, U.S.
                                                     Government Agency notes and
                                                     mortgages, corporate securities,
                                                     asset-backed securities, Canadian
                                                     Yankees and cash equivalents

S&P 500 Index           Commingled Fund              Common stocks of large
 Fund                                                companies in a wide variety of
                                                     industries (managed by
                                                     Metropolitan Life Insurance
                                                     Company)

  Investment Fund              Investment                 Underlying Assets
-------------------     -------------------------    --------------------------
Small Company           Commingled Fund               Common stocks of small U.S.
 Index Fund                                           companies in a wide variety of
                                                      industries (managed by Barclays
                                                      Global Investors, N.A.)

International           Commingled Fund               Common stocks of primarily
 Equities Index                                       established, medium to large
 Fund                                                 companies based in economically
                                                      developed countries outside of the
                                                      U.S. (managed by Barclays Global
                                                      Investors, N.A.)

A summary of the Plan's investments (excluding cash and short term investments and participant loans) follows:

                                           Carrying Value at December 31,
                                         ----------------------------------
                                                1998            1997
                                         ----------------- ----------------
Common Stock, Champion International
 Corporation                                  $22,232,475     $22,894,958
                                         ================= ================

Master Trust                                  $ 3,971,054     $ 4,677,576
                                         ================= ================

Stable Value Funds:
  Fixed Income Investment Contracts-
    Metropolitan Life Insurance Company
      8.30%, 55% of the balance maturing      $ 3,137,797
      on 12/15/98, 65% of the remaining                       $ 6,438,488
      balance maturing on 12/15/99 and
      the remainder of the balance
      maturing on 12/15/00

    John Hancock Mutual Life Insurance
     Company
       8.30%, 43% maturing on 12/15/98;         3,974,467       6,438,366
       50% maturing on 7/1/99 and the
       remainder of the contract maturing
       on 6/30/00
    Providian Capital Management
       6.83%, maturing on 6/30/01               6,977,383      4,100,495
    Principal Mutual Life Insurance Company
       6.83% maturing on 12/31/01               2,429,855      2,274,506
    New York Life Insurance Company
       6.84%, maturing 9/30/01                  2,430,198      2,274,614
       6%, maturing 7/1/98                              -      3,336,418
    Transamerica Occidental Life Insurance      5,010,788              -
       Company, interest rate equal to the   -------------  -------------
       CMT Rate reset quarterly (4.94% at
       December 31, 1998), maturing
       6/15/03

                                              $23,960,488    $24,862,887
                                             -------------  -------------
    Synthetic Investment Contract - Fair       50,332,360     53,813,121
     Value
    Less: Excess of Separate Account over      (4,396,168)    (2,518,034)
     Contract Value                          -------------  -------------
    Synthetic Investment Contract -            45,936,192     51,295,087
     Contract Value                          -------------  -------------
                                              $69,896,680    $76,157,974
                                             =============  =============

Stock Funds:
  Metropolitan Life Insurance Company
    S&P 500 Commingled Fund                   $47,382,805    $35,205,572

  Barclays Global Investors, N.A.
    Extended Equity Market Fund K               8,113,036      7,681,685
    EAFE Equity Index Fund K                    4,366,510      3,449,836
                                             -------------  -------------
                                              $59,862,351    $46,337,093
                                             =============  =============

     The Plan's investments include approximately $24.0 million and $24.9 million of fixed income investment contracts with various insurance companies, which have been reported at contract value as of December 31, 1998 and 1997, respectively. The insurance companies credit the Plan's account with contributions and earnings on the underlying investments and charge the Plan for withdrawals and administrative expenses. In some cases, limitations on the liquidity guarantees can be imposed in the event of plan amendments, mergers, sales, plan termination, layoff or other employer-initiated events. The fair value of these investment contracts was estimated to be approximately $24.7 million and $25.5 million at December 31, 1998 and 1997, respectively. The fair value of the Plan's investment contracts was estimated by the Company using a discounted cash flow analysis with an assumed, average discount rate of 5.14% and 6.25% at December 31, 1998 and 1997, respectively. The average yield for these contracts during 1998 was approximately 7.30% while the crediting interest rates ranged from 4.94% to 8.30% at December 31, 1998 and from 6.66% to 8.30% at December 31, 1997.

     Effective January 3, 1994, the Company entered into a group annuity contract with Metropolitan Life Insurance Company (MetLife) on behalf of the Plan. Effective October 1, 1998, the Company terminated its group annuity contract with MetLife and entered into similar "synthetic" investment contracts with CDC Capital Inc. (CDC) and State Street Bank and Trust Company (SSB). Among other things, both the previous contract with MetLife and the current contracts with CDC and SSB required that a Separate Account, consisting of a portfolio of diversified investment grade fixed income securities, be maintained on behalf of the Plan and the Champion International Savings Plan #077. The fair market value of the portfolio of investments, at any point in time, represents the market value of the Separate Account. At December 31, 1998 and 1997, the Plan's interest in the Separate Account had a fair market value of approximately $50.3 million and $53.8 million, respectively. The book value of the synthetic investment contract(s), at any point in time, represents the amount deposited into the Separate Account on behalf of the Plan, plus interest credited, at rates established by the contract holder minus any withdrawals and transfers out of the fund. Under the MetLife contract, interest rates were reset every six months. Interest was credited at a rate of 7.14% and 7.16% during the periods January 1, 1998 through June 30, 1998 and July 1, 1998 through September 30, 1998, respectively. Under the CDC and SSB contracts, interest rates are reset quarterly and interest was credited at a rate of 7.205% for the period October 1, 1998 through December 31, 1998. The book values of the contract(s) are guaranteed by the contract holder (subject to certain restrictions on amounts withdrawn as a result of employer-initiated events) and totaled $45,936,192 and $51,295,087 at December 31, 1998 and 1997,
     respectively. The fair market value of the Plan's interest in the Separate Account exceeded the contracts' book value by approximately $4.4 million and $2.5 million at December 31, 1998 and 1997, respectively, and the difference is reflected in the preceding investment summary as "Excess of Separate Account Over Contract Value".

(4)  Priorities Upon Termination of the Plan-
     ---------------------------------------

     Upon termination of the Plan, participants become fully vested in their individual accounts.

(5)  Forfeited Accounts-
     ------------------

     At December 31, 1998 and 1997, forfeited nonvested accounts totaled approximately $6,000 and $7,000, respectively. These accounts will be used to reduce future Company contributions. During 1998, Company contributions were reduced by approximately $28,000 as a result of forfeited nonvested accounts.

(6)  Tax Exempt Status-
     -----------------

     The Plan, as amended and restated through July 1, 1994, has received a favorable determination letter from the Internal Revenue Service dated January 11, 1999. A tax determination request has not been filed for the most recent plan amendments. The plan administrator believes that the Plan was designed and is being operated in compliance with the applicable requirements of the Internal Revenue Code (IRC). Therefore, the plan administrator believes that the Plan is a qualified plan under the IRC and the related trust is tax exempt as of December 31, 1998 and for the year then ended.

(7)  Transfers Between Champion International Corporation Plans-
     ----------------------------------------------------------

     The Company transfers participant account balances and the related assets between the Plan and Plan #077 for participants who have changed employment (i.e., hourly or salaried) status. In conjunction therewith, certain participant account transfers, totaling approximately $2 million were in process at December 31, 1997 and are reflected in the accompanying Statement of Net Assets Available for Benefits as "Due to Champion International Corporation Savings Plan #077".

(8)  Restructuring and Divestiture Program-
     -------------------------------------

     On October 7, 1997, the Company approved a program to maximize total shareholder return by focusing on strategic businesses, increasing profitability and improving financial discipline. As part of this program, the Company announced its intention to divest several non-strategic product segments. These product segments include the newsprint, recycling, coated and uncoated groundwood specialty papers, premium papers, specialty uncoated papers, and liquid packaging and bleached board businesses. Also to be divested are 325,000 acres of timberlands. Additionally, the Company has announced plans to reduce its worldwide workforce in the businesses remaining after the divestitures by 11%, or approximately 2,000 positions, by the end of 1999.

     On June 1, 1998 the Company announced that the divestiture of its newsprint mills in Sheldon and Lufkin, Texas along with three recycling centers (i.e. collectively the Newsprint System) had been completed. In accordance with an asset purchase agreement between Champion International Corporation and Donohue, Inc. dated as of March 21, 1998 (the Purchase Agreement), Selected Employees, as defined in the Purchase Agreement, were fully vested in their account balances as of the closing date. Assets totaling $26.9 million were transferred to the successor plan for the Newsprint System during 1998.

     On March 29, 1999, the Company announced an agreement to sell its mill in North Carolina, an extruding and converting facility in Waynesville, North Carolina and its DairyPak liquid packaging business. Additionally, on May 13, 1999, the Company announced an agreement to sell its groundwood mill in Deferiet, New York. In accordance with the applicable purchase agreements, the Company anticipates that certain employees at these locations will also be fully vested in their account balances.

     Participant withdrawals may result from the aforementioned restructuring program and divestiture agreements.

(9)  Acquisition From Fort James Corporation-
     ---------------------------------------

     In connection with an asset purchase agreement by and among Fort James Operating Company (a division of Fort James Corporation, formerly James River Corporation of Virginia), Diamond Occidental Forest, Inc., and Champion International Corporation dated October 24, 1997, assets totaling approximately $0.6 million were transferred from the Fort James Corporation Stock Plus Investment Plan to the Plan during 1998.

                                                                      Schedule I


                       Champion International Corporation
                     Savings Plan for Hourly Employees #158
                                 FEIN: 13-1427390


         Item 27 (a) - Schedule of Assets Held For Investment Purposes
                               Company Stock Fund

                               December 31, 1998


             Identity of Issuer/                 Shares/               Current
              Asset Description                 Par Value     Cost      Value
---------------------------------------------  -----------  --------  ---------


* State Street Bank and Trust Company,
      Government Short Term Investment Fund      421,353     421,353    421,353
                                                          ========== ==========

* Champion International Corporation, Common
       Stock                                     548,950  20,714,288 22,232,475
                                                          ========== ==========


*Represents a transaction with a Party-in-Interest

                                                                      Schedule I

                       Champion International Corporation
                     Savings Plan for Hourly Employees #158
                                FEIN: 13-1427390

         Item 27 (a) - Schedule of Assets Held For Investment Purposes
                               Stable Value Fund

                               December 31, 1998

               Identity of Issuer/                              Shares/         Cost        Current
                Asset Description                              Par Value     ----------      Value
----------------------------------------------------------   -------------                -----------

Fixed Income Investment Contracts:
    Metropolitan Life Insurance Company --
      GAC 13944, 8.30%, 65% of the balance maturing on
        12/15/99 and the remainder of the balance maturing
        on 12/15/00                                                           $3,137,797   $3,137.797

    John Hancock Mutual Life Insurance Company --
      GAC 7561, 8.30%, 50% of the balance maturing on
        7/1/99 and the remainder of the contract maturing on
        6/30/00                                                                3,974,467    3,974,467

    Providian Capital Management --
      Contract BDA00731FR, 6.83%, maturing 6/30/01                            6,977,383     6,977,383

    Principal Mutual Life Insurance Company --
      GAC 4-28880-2, 6.83%, maturing 12/31/01                                 2,429,855     2,429,855

    New York Life Insurance Company --
      GAC 6346-003, 6.84%, maturing 9/30/01                                   2,430,198     2,430,198

    Transamerica Occidental Life Insurance Company
        Contract 51530, interest rate equal to the 10 year
          CMT rate, reset quarterly, 4.94% at 12/31/98
          maturing on June 15, 2003                                           5,010,788     5,010,788
                                                                            -----------   -----------
Synthetic Investment Contracts                                              $23,960,488   $23,960,988
                                                                            ===========   ===========
    Fair Value of Separate Account                                              (A)       $50,332,360
    Less: Excess of Fair Value over Contract Value                                         (4,396,168)
                                                                                          -----------
    Contract Value                                                                         45,936,192
                                                                                          ===========
Cash and Short Term Investments:
    * State Street Bank and  Trust Company --

      Government Short Term Investment Fund                   2,788,271     $ 2,788,271   $ 2,788,271
                                                                            ===========   ===========

(A) Cost of investments information is, on a plan by plan basis, not furnished to the Plan by the asset managers.
*    Represents a transaction with a Party-in-Interest

                                                                      Schedule I

                       Champion International Corporation
                     Savings Plan for Hourly Employees #158
                                 FEIN: 13-1427390


         Item 27 (a) - Schedule of Assets Held For Investment Purposes
                               S&P 500 Index Fund

                               December 31, 1998


                     Identity of Issuer/                        Shares/        Cost        Current
                      Asset Description                        Par Value    ----------      Value
-----------------------------------------------------------   -----------                -----------
Metropolitan Life Insurance Company,                            167,969        (A)       47,382,805
  S&P 500 Commingled Fund

(A) Cost of investments information is not furnished, on a plan by plan basis, by Metropolitan Life Insurance Company.

                                                                      Schedule I

                       Champion International Corporation
                     Savings Plan for Hourly Employees #158
                                FEIN: 13-1427390


         Item 27 (a) - Schedule of Assets Held For Investment Purposes
                            Small Company Index Fund

                               December 31, 1998


                     Identity of Issuer/                        Shares/        Cost        Current
                      Asset Description                        Par Value    ----------      Value
-----------------------------------------------------------   -----------                -----------
Barclays Global Investors, N.A.,
  Extended Equity Market Fund K                                397,095       6,494,820    8,113,036
                                                                            ==========   ===========
Barclays Global Investors, N.A.,
  Money Market Fund, Employee Benefit Trust                         24              24           24
                                                                            ==========   ===========

                                                                      Schedule I

                       Champion International Corporation
                      Savings Plan for Hourly Employees #158
                                FEIN: 13-1427390


         Item 27 (a) - Schedule of Assets Held For Investment Purposes
                       International Equities Index Fund

                               December 31, 1998

                     Identity of Issuer/                        Shares/        Cost        Current
                      Asset Description                        Par Value    ----------      Value
-----------------------------------------------------------   -----------                -----------
Barclays Global Investors, N.A.,
  EAFE Equity Index Fund K                                      286,413     3,733,034    4,366,510
                                                                            ==========   ===========
Barclays Global Investors, N.A.,
  Money Market Fund, Employee Benefit Trust                           2             2            2
                                                                            ==========   ===========

                                                                      Schedule I

                       Champion International Corporation
                     Savings Plan for Hourly Employees #158
                                FEIN: 13-1427390


         Item 27 (a) - Schedule of Assets Held For Investment Purposes
                               Employee Loan Fund

                               December 31, 1998

                     Identity of Issuer/                        Shares/                    Current
                      Asset Description                        Par Value       Cost         Value
-----------------------------------------------------------   -----------   ----------   -----------
* Participant Loans, interest at Prime + 1% at origination
 (interest rates on loans ranged from 7.25% to 10.0% at
 December 31, 1998), secured by applicable
 participants' vested accrued benefits                            -         10,415,975   10,415,975
                                                                            ==========   ===========


* Represents a transaction with a Party-in-Interest

                                                                     Schedule II
                                                                     Page 1 of 2

                       Champion International Corporation
                     Savings Plan for Hourly Employees #158
                                FEIN: 13-1427390
               Item 27 (d) - Schedule of Reportable Transactions
                      For the Year Ended December 31, 1998

                                               Number                                Expense Incurred
                                                 Of        Purchase      Selling           With         Cost of    Net Gain
           Description of Assets            Transactions   Price (A)    Price (A)      Transactions      Asset     or (Loss)
------------------------------------------  ------------  ----------  -------------  ---------------- ----------- -----------
Caisse des Depots
   Investment Contract 1022                        3      27,293,825            -              -      27,293,825      -
   Investment Contract 1022                        1               -    7,156,511              -       7,156,511      -
   Investment Contract 1022-02                     1       2,709,257            -              -       2,709,257      -
   Investment Contract 1022-02                     1               -        5,530              -           5,530      -
Metropolitan Life Insurance Company
   Investment Contract 13944                      12         531,166            -              -         531,166      -
   Investment Contract 13944                       1               -    3,820,870              -       3,820,870      -
   Investment Contract 13625/001                  13       5,342,622            -              -       5,342,622      -
   Investment Contract 13625/001                   2               -   56,342,632              -      56,342,632      -
   MetLife S&P 500 Commingled Fund               404      18,487,629            -              -      18,487,629      -
   MetLife S&P 500 Commingled Fund               450               -   16,611,953              -      12,537,067  4,074,886
State Street Bank
   Investment Contract 98205                       3      27,297,664            -              -      27,297,664      -
   Investment Contract 98205                       1               -    7,156,511              -       7,156,511      -
   Investment Contract 98277                       1       2,709,257            -              -       2,709,257      -
   Investment Contract 98277                       1               -        5,530              -           5,530      -
   Government Short Term Investment Fund         250      43,741,472            -              -      43,741,472      -
   Government Short Term Investment Fund         237               -   43,687,675              -      43,687,675      -

                                                                     Schedule II
                                                                     Page 2 of 2

                       Champion International Corporation
                     Savings Plan for Hourly Employees #158
                                FEIN: 13-1427390
               Item 27 (d) - Schedule of Reportable Transactions
                      For the Year Ended December 31, 1998


                                               Number                                Expense Incurred
                                                 Of        Purchase      Selling           With         Cost of     Net Gain
           Description of Assets            Transactions   Price (A)    Price (A)      Transactions      Asset      or (Loss)
------------------------------------------  ------------  ----------  -------------  ----------------  ----------  ----------
Champion International Corporation
   Common Stock                                 15         6,109,637          -                  -     6,109,637        -
Champion International Corporaton
   Common Stock                                 21             -          3,600,774              -     3,982,362     (381,588)



(A) The current value of all assets acquired or disposed of, at the time of acquisition or disposition, is equal to the purchase price or selling price, respectively.

                                                                    Schedule III

                       Champion International Corporation
                     Savings Plan for Hourly Employees #158
                               FEIN:  13-1427390


             Certification of Receipt of Annual Statement of Assets
                   And Liabilities of Commingled Trust Funds
                 Supplement to Item 27(a) - Schedule of Assets
                          Held for Investment Purposes



In accordance with 29 CFR 2520.103-9, the Pension and Employee Benefits Committee (PEBC) of Champion International Corporation hereby certifies that subject savings plan (the Plan) is in receipt of the most recent annual statement of assets and liabilities of the collective trust funds in which the Plan has an investment.

In addition, a notice has been received by the PEBC from State Street Bank and Trust Company informing the Plan that the proper procedure will be followed in filing a copy of the most recent annual statement of assets and liabilities of State Street Bank and Trust Company Government Short Term Investment Fund, in which the Plan has an investment, with the Department of Labor. The Employer Identification Number of the fund is 04-0025081 and the filing will be made for the year ended December 31, 1998.

At December 31, 1998, the Plan had an investment in MetLife Separate Account 197, a pooled Separate Account of the Metropolitan Life Insurance Company (MetLife). The asset listing for Separate Account 197 (S&P 500 Index Fund) as of December 31, 1998 is included herein, as no separate filing of the most recent statement of assets and liabilities of the Separate Account had been made by MetLife with the Department of Labor.

At December 31, 1998 the Plan had an investment in two synthetic investment contracts, the underlying assets of which consist of pooled Separate Accounts managed by Dwight Asset Management and State Street Research and Management Company. The asset listings for these pooled investment accounts, as of December 31, 1998, are included herein, as no separate filing of the most recent statements of assets and liabilities had been made by the asset managers.

At December 31, 1998, the Plan had investments in the Extended Equity Market Fund K, the EAFE Equity Index Fund K, and the Money Market Fund, common, collective funds of Barclays Global Investors, N.A. (Barclays). A notice has been received by the Plan that the proper procedures have been followed in filing a copy of the most recent statement of assets and liabilities of Barclays common collective funds, in which the Plan had investments, with the Department of Labor. The employer identification numbers of the common collective funds are 94-3199860 (Extended Equity Market Fund K), 94-3199859 (EAFE Equity Index Fund K), and 94-6450621 (Money Market Fund), and the filings were made as on or before the date upon which the annual report is required to be filed with the Department of Labor.

The Plan's investment in all such funds is included in the accompanying Schedule of Assets Held for Investment Purposes.

                                                                    Schedule III
                      Champion International Corporation
                    Savings Plan for Hourly Employees #158
                               Fein:  13-1427390

                  MetLife Separate Account 197 Asset Listing
                               December 31, 1998

          Country                    Description                Units        Cost       Market      Market        Unrealized
           Name                      -----------                -----        ----        Price       Value         Gain Loss
           ----                                                                          -----       -----         ---------
                           CASH                                       -   1,917,795.52     1.00   1,917,795.52              -
                           RECEIVABLE FOR INVESTMENTS SOLD            -   1,515,905.65     1.00   1,515,905.65              -
                           PAYABLE FOR INVESTMENTS PURCHASED          -  (1,830,723.04)    1.00  (1,830,723.04)             -
UNITED STATES              METLIFE SHORT TERM INVESTMENT           0.10           0.10     1.00           0.10              -
BERMUDA                    TYCO INTL LTD NEW COM              18,201.00     772,928.65    75.44   1,373,037.94     600,109.29
CANADA                     SEAGRAM LTD COM                    10,917.00     407,914.44    38.00     414,846.00       6,931.56
CANADA                     LAIDLAW INC COM                     9,300.00      99,554.70    10.06      93,581.25      (5,973.45)
CANADA                     NORTHERN TELECOM LTD               18,712.00     777,441.28    50.13     937,939.00     160,497.72
CANADA                     ALCAN ALUM LTD                      6,185.00     202,065.23    27.06     167,381.56     (34,683.67)
CANADA                     BARRICK GOLD CORP                  10,243.00     244,041.43    19.50     199,738.50     (44,302.93)
CANADA                     INCO LTD COM                        4,262.00     130,557.55    10.56      45,017.38     (85,540.17)
CANADA                     PLACER DOME INC                     7,011.00     129,735.85    11.50      80,626.50     (49,109.35)
CANADA                     MOORE LTD                           2,300.00      48,564.90    11.00      25,300.00     (23,264.90)
NETHERLANDS                UNILEVER NV N Y SHS ADR            18,112.00     808,237.00    82.94   1,502,164.00     693,927.00
NETHERLANDS                ROYAL DUTCH PETE CO N Y            61,120.00   2,322,812.70    47.88   2,926,120.00     603,307.30
NETHERLANDS ANTILLES       SCHLUMBERGER LTD COM               15,644.00     677,984.10    46.13     721,579.50      43,595.40
UNITED STATES              AETNA INC COM                       4,241.00     317,849.80    78.63     333,448.63      15,598.83
UNITED STATES              ALLSTATE CORP COM                  23,316.00     604,761.13    38.63     900,580.50     295,819.37
UNITED STATES              AMERICAN EXPRESS CO COM            12,805.00     823,772.54   102.25   1,309,311.25     485,538.71
UNITED STATES              AMERICAN GEN CORP COM               7,499.00     371,470.42    78.00     584,922.00     213,451.58
UNITED STATES              AMERICAN INTL GROUP INC COM        30,164.00   1,566,445.76    96.63   2,914,596.50   1,348,150.74
UNITED STATES              AON CORP COM                        4,750.00     279,266.70    55.38     263,031.25     (16,235.45)
UNITED STATES              ASSOCIATES FIRST CAP CORP CL A     20,516.00     486,259.20    42.38     869,365.50     383,106.30
UNITED STATES              BANK NEW YORK INC COM              21,500.00     429,301.48    40.25     865,375.00     436,073.52
UNITED STATES              BANK ONE CORP COM                  33,364.00   1,208,816.82    51.06   1,703,649.25     494,832.43
UNITED STATES              BANKAMERICA CORP NEW COM           49,287.00   1,829,503.29    60.13   2,963,380.88   1,133,877.59
UNITED STATES              BANKBOSTON CORP COM                 8,186.00     261,978.31    38.94     318,742.38      56,764.07
UNITED STATES              BANKERS TRUST CORP COM              2,653.00     224,021.83    85.44     226,665.69       2,643.86
UNITED STATES              BB&T CORP COM                       8,300.00     265,088.50    40.31     334,593.75      69,505.25
UNITED STATES              BEAR STEARNS COS INC COM            3,100.00     165,788.30    37.38     115,862.50     (49,925.80)
UNITED STATES              CAPITAL ONE FINL CORP               2,100.00     263,329.50   115.00     241,500.00     (21,829.50)
UNITED STATES              CHASE MANHATTAN CORP NEW COM       24,344.00     977,421.75    68.06   1,656,913.50     679,491.75
UNITED STATES              CHUBB CORP COM                      4,940.00     269,651.00    64.88     320,482.50      50,831.50

          Country                    Description                Units        Cost       Market      Market        Unrealized
           Name                      -----------                -----        ----        Price       Value         Gain Loss
           ----                                                                          -----       -----         ---------
UNITED STATES              CIGNA CORP COM                      6,229.00     426,921.39    77.31     481,579.56      54,658.17
UNITED STATES              CINCINNATI FINL CORP COM            4,900.00     219,511.83    36.63     179,462.50     (40,049.33)
UNITED STATES              CITIGROUP INC COM                  64,674.00   2,303,066.42    49.50   3,201,363.00     898,296.58
UNITED STATES              COMERICA INC COM                    4,600.00     140,615.60    68.19     313,662.50     173,046.90
UNITED STATES              CONSECO INC COM                     8,840.00     337,613.77    30.56     270,172.50     (67,441.27)
UNITED STATES              COUNTRYWIDE CR INDS INC COM         3,400.00     112,143.10    50.19     170,637.50      58,494.40
UNITED STATES              EQUIFAX INC COM                     4,200.00     136,904.27    34.19     143,587.50       6,683.23
UNITED STATES              FEDERAL NATL MTG ASSN COM          29,792.00     980,426.55    74.00   2,204,608.00   1,224,181.45
UNITED STATES              FIFTH THIRD BANCORP                 7,525.00     356,870.47    71.31     536,626.56     179,756.09
UNITED STATES              FIRST UN CORP COM                  28,091.00   1,046,236.49    60.81   1,708,283.94     662,047.45
UNITED STATES              FLEET FINL GROUP INC NEW COM       16,294.00     583,076.49    44.69     728,138.13     145,061.64
UNITED STATES              FRANKLIN RES INC COM                7,200.00     377,594.00    32.00     230,400.00    (147,194.00)
UNITED STATES              FREDDIE MAC CORP COM               19,528.00     477,976.90    64.44   1,258,335.50     780,358.60
UNITED STATES              GENERAL RE CORP COM                 2,513.00     440,493.63   200.25     503,228.25      62,734.62
UNITED STATES              GOLDEN WEST FINL CORP DEL COM       1,800.00     120,229.80    91.69     165,037.50      44,807.70
UNITED STATES              HARTFORD FINL SVCS GROUP INC        6,624.00     166,152.30    54.88     363,492.00     197,339.70
UNITED STATES              HOUSEHOLD INTL INC COM             13,542.00     285,064.38    39.63     536,601.75     251,537.37
UNITED STATES              HUNTINGTON BANCSHARES INC           6,100.00     190,452.79    30.06     183,381.25      (7,071.54)
UNITED STATES              JEFFERSON PILOT CORP COM            2,950.00     110,118.25    75.00     221,250.00     111,131.75
UNITED STATES              KEYCORP NEW COM                    12,656.00     336,309.60    32.00     404,992.00      68,682.40
UNITED STATES              LEHMAN BROS HLDGS INC COM           3,300.00     186,089.60    44.06     145,406.25     (40,683.35)
UNITED STATES              LINCOLN NATL CORP IND COM           3,200.00     164,045.30    81.81     261,800.00      97,754.70
UNITED STATES              MARSH & MCLENNAN COS INC COM        7,221.00     376,687.77    58.44     421,977.19      45,289.42
UNITED STATES              MBIA INC COM                        2,800.00     156,719.50    65.56     183,575.00      26,855.50
UNITED STATES              MBNA CORP COM                      21,044.00     217,724.55    24.94     524,784.75     307,060.20
UNITED STATES              MELLON BK CORP COM                  7,452.00     252,727.00    68.75     512,325.00     259,598.00
UNITED STATES              MERCANTILE BANCORPORATION INC       4,300.00     227,904.30    46.13     198,337.50     (29,566.80)
UNITED STATES              MERRILL LYNCH & CO INC              9,964.00     324,422.25    66.75     665,097.00     340,674.75
UNITED STATES              MGIC INVT CORP WIS COM              3,100.00     112,434.27    39.81     123,418.75      10,984.48
UNITED STATES              MORGAN J P & CO INC COM             5,149.00     587,538.10   105.06     540,966.81     (46,571.29)
UNITED STATES              MORGAN STANLEY DEAN WTTER & CO     16,380.00     587,314.13    71.00   1,162,980.00     575,665.87
UNITED STATES              NATIONAL CITY CORP COM              9,460.00     493,943.60    72.50     685,850.00     191,906.40
UNITED STATES              NORTHERN TR CORP COM                3,100.00     208,924.50    87.31     270,668.75      61,744.25
UNITED STATES              PAYCHEX INC COM                     4,700.00     222,275.50    51.44     241,756.25      19,480.75
UNITED STATES              PNC BK CORP COM                     8,707.00     349,403.91    54.13     471,266.38     121,862.47
UNITED STATES              PROGRESSIVE CORP OHIO COM           2,300.00     252,471.00   169.38     389,562.50     137,091.50
UNITED STATES              PROVIDIAN FINL CORP COM             3,922.00       9,181.17    75.00     294,150.00     284,968.83
UNITED STATES              REGIONS FINL CORP COM               6,100.00     213,209.50    40.31     245,906.25      32,696.75
UNITED STATES              REPUBLIC N Y CORP COM               3,100.00     141,579.80    45.56     141,243.75        (336.05)
UNITED STATES              SAFECO CORP COM                     3,640.00     142,670.80    42.94     156,292.50      13,621.70
UNITED STATES              SCHWAB CHARLES CORP NEW COM        11,275.00     225,190.59    56.19     633,514.06     408,323.47
UNITED STATES              SLM HLDG CORP COM                   4,900.00     242,344.20    48.00     235,200.00      (7,144.20)
UNITED STATES              ST PAUL COS INC                     6,874.00     235,051.16    34.75     238,871.50       3,820.34
UNITED STATES              STATE STREET CORP                   4,600.00     244,054.50    69.56     319,987.50      75,933.00
UNITED STATES              SUMMIT BANCORP COM                  5,100.00     240,883.00    43.69     222,806.25     (18,076.75)

          Country                    Description                Units        Cost       Market      Market        Unrealized
           Name                      -----------                -----        ----        Price       Value         Gain Loss
           ----                                                                          -----       -----         ---------
UNITED STATES              SUNAMERICA INC COM                 6,200.00     265,366.60    81.13     502,975.00     237,608.40
UNITED STATES              SUNTRUST BKS INC                   6,286.00     258,461.68    76.50     480,879.00     222,417.32
UNITED STATES              SYNOVUS FINL CORP                  7,400.00     164,195.50    24.38     180,375.00      16,179.50
UNITED STATES              TORCHMARK CORP                     3,900.00      99,895.63    35.31     137,718.75      37,823.12
UNITED STATES              TRANSAMERICA CORP COM              1,995.00     124,868.98   115.50     230,422.50     105,553.52
UNITED STATES              U S BANCORP DEL COM               20,354.00     533,331.44    35.50     722,567.00     189,235.56
UNITED STATES              UNION PLANTERS CORP TENN COM       3,900.00     192,578.00    45.31     176,718.75     (15,859.25)
UNITED STATES              UNUM CORP COM                      3,860.00     121,419.30    58.38     225,327.50     103,908.20
UNITED STATES              WACHOVIA CORP NEW COM              6,113.00     335,678.53    87.44     534,505.44     198,826.91
UNITED STATES              WASHINGTON MUTUAL INC COM         17,033.00     614,176.91    38.19     650,447.69      36,270.78
UNITED STATES              WELLS FARGO & CO NEW COM          45,846.00     942,392.24    39.94   1,830,974.63     888,582.39
UNITED STATES              ABBOTT LABS COM                   43,110.00   1,037,205.63    49.00   2,112,390.00   1,075,184.37
UNITED STATES              ALLERGAN INC COM                   2,000.00      69,365.10    64.75     129,500.00      60,134.90
UNITED STATES              ALZA CORP COM                      2,600.00      64,202.00    52.25     135,850.00      71,648.00
UNITED STATES              AMERICAN HOME PRODS CORP COM      37,776.00   1,039,244.83    56.31   2,127,261.00   1,088,016.17
UNITED STATES              AMGEN INC                          7,276.00     288,861.85   104.56     760,796.75     471,934.90
UNITED STATES              BARD C R INC                       1,300.00      44,901.00    49.50      64,350.00      19,449.00
UNITED STATES              BAUSCH & LOMB INC COM              1,700.00      65,602.80    60.00     102,000.00      36,397.20
UNITED STATES              BAXTER INTL INC COM                8,230.00     410,983.62    64.31     529,291.88     118,308.26
UNITED STATES              BECTON DICKINSON & CO COM          6,800.00     153,755.60    42.69     290,275.00     136,519.40
UNITED STATES              BIOMET INC COM                     3,000.00      64,781.20    40.25     120,750.00      55,968.80
UNITED STATES              BOSTON SCIENTIFIC CORP COM        11,200.00     354,794.10    26.81     300,300.00     (54,494.10)
UNITED STATES              BRISTOL MYERS SQUIBB CO COM       28,612.00   1,669,763.60   133.81   3,828,643.25   2,158,879.65
UNITED STATES              CARDINAL HEALTH INC COM            5,800.00     370,611.57    75.88     440,075.00      69,463.43
UNITED STATES              COLUMBIA/HCA HEALTHCARE CORP      18,023.00     569,851.25    24.75     446,069.25    (123,782.00)
UNITED STATES              GUIDANT CORP COM                   4,200.00     230,704.75   110.25     463,050.00     232,345.25
UNITED STATES              HCR MANOR CARE INC COM             3,239.00      89,612.03    29.38      95,145.63       5,533.60
UNITED STATES              HEALTHSOUTH CORP COM              11,900.00     301,855.25    15.44     183,706.25    (118,149.00)
UNITED STATES              HUMANA INC COM                     4,600.00     116,823.40    17.81      81,937.50     (34,885.90)
UNITED STATES              JOHNSON & JOHNSON COM             38,210.00   1,909,756.58    83.88   3,204,863.75   1,295,107.17
UNITED STATES              LILLY ELI & CO COM                31,624.00   1,116,583.43    88.88   2,810,583.00   1,693,999.57
UNITED STATES              MALLINCKRODT INC NEW               1,785.00      65,569.20    30.81      55,000.31     (10,568.89)
UNITED STATES              MEDTRONIC INC COM                 14,092.00     546,482.57    74.25   1,046,331.00     499,848.43
UNITED STATES              MERCK & CO INC COM                34,305.00   2,151,205.45   147.69   5,066,419.69   2,915,214.24
UNITED STATES              MILLIPORE CORP COM                   900.00      23,630.50    28.44      25,593.75       1,963.25
UNITED STATES              PFIZER INC COM                    36,984.00   1,587,423.75   125.44   4,639,180.50   3,051,756.75
UNITED STATES              PHARMACIA & UPJOHN INC COM        14,615.00     557,404.32    56.63     827,574.38     270,170.06
UNITED STATES              PROVIDENT COS INC COM              3,700.00     133,274.00    41.50     153,550.00      20,276.00
UNITED STATES              SCHERING PLOUGH CORP COM          41,860.00     841,773.10    55.25   2,312,765.00   1,470,991.90
UNITED STATES              ST JUDE MED INC COM                2,400.00      85,179.70    27.69      66,450.00     (18,729.70)
UNITED STATES              TENET HEALTHCARE CORP COM          8,533.00     263,273.33    26.25     223,991.25     (39,282.08)
UNITED STATES              UNITED HEALTHCARE CORP COM         3,687.00     178,819.50    43.06     158,771.44     (20,048.06)
UNITED STATES              WARNER LAMBERT CO COM             23,290.00     839,067.30    75.19   1,751,116.88     912,049.58
UNITED STATES              ALBERTO CULVER CO CL B COM         1,200.00      30,836.50    26.69      32,025.00       1,188.50
UNITED STATES              ANHEUSER BUSCH COS INC COM        13,866.00     524,014.17    65.63     909,956.25     385,942.08

          Country                    Description                Units        Cost       Market      Market        Unrealized
           Name                      -----------                -----        ----        Price       Value         Gain Loss
           ----                                                                          -----       -----         ---------
UNITED STATES              AVON PRODS INC COM                 7,424.00     168,399.55    44.25     328,512.00     160,112.45
UNITED STATES              BALL CORP COM                        900.00      24,055.50    45.75      41,175.00      17,119.50
UNITED STATES              BESTFOODS COM                      8,168.00     250,319.27    53.25     434,946.00     184,626.73
UNITED STATES              BROWN FORMAN CORP CL B             2,200.00     104,053.50    75.69     166,512.50      62,459.00
UNITED STATES              CAMPBELL SOUP CO COM              12,886.00     425,132.03    55.00     708,730.00     283,597.97
UNITED STATES              CLOROX CO COM                      3,324.00     109,463.75   116.81     388,284.75     278,821.00
UNITED STATES              COCA COLA CO COM                  70,210.00   3,221,132.60    66.88   4,695,293.75   1,474,161.15
UNITED STATES              COCA COLA ENTERPRISES INC COM     11,100.00     329,027.90    35.75     396,825.00      67,797.10
UNITED STATES              COLGATE PALMOLIVE CO               8,364.00     611,093.29    92.88     776,806.50     165,713.21
UNITED STATES              CONAGRA INC COM                   13,960.00     374,266.35    31.50     439,740.00      65,473.65
UNITED STATES              COORS ADOLPH CO CL B               1,200.00      29,702.00    56.44      67,725.00      38,023.00
UNITED STATES              CROWN CORK & SEAL INC COM          3,555.00     166,293.73    30.81     109,538.44     (56,755.29)
UNITED STATES              FORT JAMES CORP COM                6,136.00     228,464.00    40.00     245,440.00      16,976.00
UNITED STATES              FRUIT OF THE LOOM INC CL A         1,800.00      49,536.10    13.81      24,862.50     (24,673.60)
UNITED STATES              GENERAL MLS INC COM                4,568.00     243,089.51    77.75     355,162.00     112,072.49
UNITED STATES              GILLETTE CO COM                   31,840.00   1,151,844.80    48.31   1,538,270.00     386,425.20
UNITED STATES              HASBRO INC COM                     3,522.00     128,601.08    36.13     127,232.25      (1,368.83)
UNITED STATES              HEINZ H J CO COM                  10,389.00     359,062.88    56.63     588,277.13     229,214.25
UNITED STATES              HERSHEY FOODS CORP                 3,974.00     273,809.74    62.19     247,133.13     (26,676.61)
UNITED STATES              INTL FLAVORS & FRAGRANCES INC      3,000.00     137,591.30    44.19     132,562.50      (5,028.80)
UNITED STATES              KELLOGG CO COM                    11,574.00     369,661.30    34.13     394,962.75      25,301.45
UNITED STATES              KIMBERLY CLARK CORP COM           15,258.00     696,643.56    54.50     831,561.00     134,917.44
UNITED STATES              LIZ CLAIBORNE INC COM              1,700.00      68,104.40    31.56      53,656.25     (14,448.15)
UNITED STATES              LOEWS CORP COM                     3,200.00     307,670.30    98.25     314,400.00       6,729.70
UNITED STATES              MATTEL INC COM                     8,166.00     242,661.40    22.81     186,286.88     (56,374.52)
UNITED STATES              MORTON INTL INC IND NEW COM        3,414.00      98,819.97    24.50      83,643.00     (15,176.97)
UNITED STATES              NIKE INC CL B COM                  8,148.00     326,332.20    40.56     330,503.25       4,171.05
UNITED STATES              PEPSICO INC COM                   41,986.00   1,075,143.42    40.94   1,718,801.88     643,658.46
UNITED STATES              PHILIP MORRIS COS INC COM         69,347.00   2,107,333.63    53.50   3,710,064.50   1,602,730.87
UNITED STATES              POLAROID CORP COM                    900.00      34,055.80    18.69      16,818.75     (17,237.05)
UNITED STATES              PROCTER & GAMBLE CO COM           38,026.00   1,947,167.20    91.31   3,472,249.13   1,525,081.93
UNITED STATES              QUAKER OATS CO COM                 3,849.00     141,492.50    59.50     229,015.50      87,523.00
UNITED STATES              RALSTON PURINA CO-RALSTON          8,583.00     302,103.34    32.38     277,874.63     (24,228.71)
UNITED STATES              REEBOK INTL LTD COM                1,300.00      40,313.70    14.88      19,337.50     (20,976.20)
UNITED STATES              RJR NABISCO HLDGS CORP COM NEW     9,300.00     240,417.00    29.69     276,093.75      35,676.75
UNITED STATES              RUBBERMAID INC COM                 4,200.00     100,340.40    31.44     132,037.50      31,697.10
UNITED STATES              RUSSELL CORP                         587.00      13,918.74    20.31      11,923.44      (1,995.30)
UNITED STATES              SARA LEE CORP                     25,968.00     510,974.80    28.19     731,973.00     220,998.20
UNITED STATES              SHERWIN WILLIAMS CO COM            4,944.00     109,268.80    29.38     145,230.00      35,961.20
UNITED STATES              TRICON GLOBAL RESTAURANTS INC      4,368.00     119,959.22    50.13     218,946.00      98,986.78
UNITED STATES              TUPPERWARE CORP COM                1,400.00      33,565.80    16.44      23,012.50     (10,553.30)
UNITED STATES              UST INC COM                        5,310.00     158,478.10    34.88     185,186.25      26,708.15
UNITED STATES              V F CORP COM                       3,500.00     122,253.75    46.88     164,062.50      41,808.75
UNITED STATES              WRIGLEY WM JR CO COM               3,211.00     203,236.73    89.56     287,585.19      84,348.46
UNITED STATES              ALBERTSONS INC COM                 7,265.00     252,038.05    63.69     462,689.69     210,651.64

          Country                    Description                Units        Cost       Market      Market        Unrealized
           Name                      -----------                -----        ----        Price       Value         Gain Loss
           ----                                                                          -----       -----         ---------
UNITED STATES              AMERICA ONLINE INC DEL COM        12,500.00   1,830,723.04   160.00   2,000,000.00     169,276.96
UNITED STATES              AMERICAN GREETINGS CORP CL A       1,900.00      61,437.60    41.06      78,018.75      16,581.15
UNITED STATES              AMERICAN STORES CO NEW COM         7,872.00     199,319.92    36.94     290,772.00      91,452.08
UNITED STATES              AMERITECH CORP NEW COM            31,358.00     973,207.38    63.38   1,987,313.25   1,014,105.87
UNITED STATES              AT&T CORP COM                     51,447.00   2,221,886.00    75.25   3,871,386.75   1,649,500.75
UNITED STATES              AUTOZONE INC COM                   4,200.00      99,546.40    32.94     138,337.50      38,791.10
UNITED STATES              BLOCK H & R INC COM                2,800.00      85,062.30    45.00     126,000.00      40,937.70
UNITED STATES              BRUNSWICK CORP COM                 2,600.00      65,389.60    24.75      64,350.00      (1,039.60)
UNITED STATES              CARNIVAL CORP COM                 17,000.00     747,762.00    48.00     816,000.00      68,238.00
UNITED STATES              CBS CORP COM                      20,018.00     462,055.06    32.75     655,589.50     193,534.44
UNITED STATES              CENDANT CORP COM                  24,065.00     625,457.97    19.06     458,739.06    (166,718.91)
UNITED STATES              CIRCUIT CITY GROUP COM             3,100.00     117,462.10    49.94     154,806.25      37,344.15
UNITED STATES              CLEAR CHANNEL COMMUNICATIONS       7,600.00     306,640.80    54.50     414,200.00     107,559.20
UNITED STATES              COMCAST CORP CL A SPL             10,600.00     258,482.70    58.69     622,087.50     363,604.80
UNITED STATES              CONSOLIDATED STORES CORP COM       2,900.00     119,340.20    20.19      58,543.75     (60,796.45)
UNITED STATES              COSTCO COS INC COM                 6,231.00     261,339.55    72.19     449,800.31     188,460.76
UNITED STATES              CVS CORP                          11,200.00     345,771.05    55.00     616,000.00     270,228.95
UNITED STATES              DARDEN RESTAURANTS INC             3,800.00      48,895.30    18.00      68,400.00      19,504.70
UNITED STATES              DAYTON HUDSON CORP COM            12,622.00     361,495.83    54.25     684,743.50     323,247.67
UNITED STATES              DELUXE CORP COM                    2,097.00      61,573.05    36.56      76,671.56      15,098.51
UNITED STATES              DILLARDS INC CL A COM              2,998.00      98,152.31    28.38      85,068.25     (13,084.06)
UNITED STATES              DISNEY WALT CO COM                58,315.00   1,281,658.33    30.00   1,749,450.00     467,791.67
UNITED STATES              DOLLAR GEN CORP COM                5,250.00     184,940.25    23.63     124,031.25     (60,909.00)
UNITED STATES              DONNELLEY R R & SONS CO COM        3,611.00     116,343.85    43.81     158,206.94      41,863.09
UNITED STATES              DOW JONES & CO INC COM             2,491.00     105,913.85    48.13     119,879.38      13,965.53
UNITED STATES              EASTMAN KODAK CO COM               9,249.00     588,394.40    72.00     665,928.00      77,533.60
UNITED STATES              ECOLAB INC COM                     3,534.00      78,097.85    36.19     127,886.63      49,788.78
UNITED STATES              FEDERATED DEPT STORES INC DEL      5,600.00     187,681.10    43.56     243,950.00      56,268.90
UNITED STATES              FORTUNE BRANDS INC COM             4,887.00     134,182.05    31.63     154,551.38      20,369.33
UNITED STATES              GANNETT INC COM                    7,976.00     499,588.46    66.19     527,911.50      28,323.04
UNITED STATES              GAP INC COM                       16,402.00     219,094.74    56.25     922,612.50     703,517.76
UNITED STATES              GREAT ATLANTIC & PAC TEA INC         700.00      19,445.40    29.63      20,737.50       1,292.10
UNITED STATES              HARCOURT GEN INC                   2,246.00      90,205.45    53.19     119,459.13      29,253.68
UNITED STATES              HARRAHS ENTMT INC COM              2,646.00      68,708.72    15.69      41,509.13     (27,199.59)
UNITED STATES              HILTON HOTELS CORP COM             7,407.00     135,166.95    19.13     141,658.88       6,491.93
UNITED STATES              HOME DEPOT INC COM                44,358.00     980,705.32    61.19   2,714,155.13   1,733,449.81
UNITED STATES              IKON OFFICE SOLUTIONS INC COM      3,684.00     124,932.47     8.56      31,544.25     (93,388.22)
UNITED STATES              IMS HEALTH INC COM                 4,834.00     133,702.47    75.44     364,664.88     230,962.41
UNITED STATES              INTERPUBLIC GROUP COS INC COM      3,959.00     132,027.74    79.75     315,730.25     183,702.51
UNITED STATES              JOSTENS INC                          700.00      16,476.60    26.19      18,331.25       1,854.65
UNITED STATES              K MART CORP COM                   13,950.00     174,042.35    15.31     213,609.38      39,567.03
UNITED STATES              KING WORLD PRODTNS INC COM         1,900.00      50,265.80    29.44      55,931.25       5,665.45
UNITED STATES              KNIGHT RIDDER INC                  2,296.00     109,128.00    51.13     117,383.00       8,255.00
UNITED STATES              KOHLS CORP COM                     4,400.00     249,238.00    61.44     270,325.00      21,087.00
UNITED STATES              KROGER CO COM                      7,386.00     236,362.33    60.50     446,853.00     210,490.67

          Country                    Description                Units        Cost       Market      Market        Unrealized
           Name                      -----------                -----        ----        Price       Value         Gain Loss
           ----                                                                          -----       -----         ---------
UNITED STATES              LIMITED INC COM                    6,272.00     112,293.78    29.13     182,672.00      70,378.22
UNITED STATES              LONGS DRUG STORES CORP COM         1,228.00      32,728.80    37.50      46,050.00      13,321.20
UNITED STATES              LOWES COS INC COM                  9,966.00     287,576.31    51.19     510,134.63     222,558.32
UNITED STATES              MARRIOTT INTL INC NEW CL A         7,172.00     123,584.57    29.00     207,988.00      84,403.43
UNITED STATES              MAY DEPT STORES CO COM             6,863.00     264,131.40    60.38     414,353.63     150,222.23
UNITED STATES              MCDONALDS CORP COM                19,215.00     787,927.03    76.63   1,472,349.38     684,422.35
UNITED STATES              MCGRAW HILL COS INC COM            3,100.00     138,055.70   101.88     315,812.50     177,756.80
UNITED STATES              MEDIAONE GROUP INC COM            17,040.00     354,616.55    47.00     800,880.00     446,263.45
UNITED STATES              MEREDITH CORP COM                  1,200.00      44,449.60    37.88      45,450.00       1,000.40
UNITED STATES              MEYER FRED INC DEL NEW COM         4,400.00     205,652.20    60.25     265,100.00      59,447.80
UNITED STATES              MIRAGE RESORTS INC COM             5,100.00     132,804.50    14.94      76,181.25     (56,623.25)
UNITED STATES              NATIONAL SVC INDS INC COM            900.00      33,243.00    38.00      34,200.00         957.00
UNITED STATES              NEW YORK TIMES CO CL A             5,000.00     111,125.20    34.69     173,437.50      62,312.30
UNITED STATES              NORDSTROM INC WASH COM             4,302.00      89,278.00    34.69     149,225.63      59,947.63
UNITED STATES              OMNICOM GROUP INC COM              4,900.00     223,715.10    58.00     284,200.00      60,484.90
UNITED STATES              PENNEY J C INC COM                 7,272.00     468,645.04    46.88     340,875.00    (127,770.04)
UNITED STATES              PEP BOYS MANNY MOE & JACK COM      1,500.00      43,092.50    15.69      23,531.25     (19,561.25)
UNITED STATES              RITE AID CORP COM                  7,300.00     124,096.90    49.56     361,806.25     237,709.35
UNITED STATES              SAFEWAY INC NEW COM               14,000.00     684,287.79    60.94     853,125.00     168,837.21
UNITED STATES              SEARS ROEBUCK & CO COM            10,762.00     455,932.29    42.50     457,385.00       1,452.71
UNITED STATES              SERVICE CORP INTL COM              7,376.00     305,739.71    38.06     280,749.00     (24,990.71)
UNITED STATES              SPRINT CORP (FON GROUP) COM       12,362.00     474,838.90    84.13   1,039,953.25     565,114.35
UNITED STATES              STAPLES INC COM                    9,000.00     255,937.50    43.69     393,187.50     137,250.00
UNITED STATES              SUPERVALU INC COM                  3,300.00      53,758.10    28.00      92,400.00      38,641.90
UNITED STATES              SYSCO CORP COM                     9,534.00     176,711.86    27.44     261,589.13      84,877.27
UNITED STATES              TANDY CORP COM                     2,818.00      64,127.25    41.19     116,066.38      51,939.13
UNITED STATES              TELE COMMUNICATIONS INC NEW       15,547.00     315,419.13    55.31     859,943.44     544,524.31
UNITED STATES              TIMES MIRROR CO NEW COM SER A      2,076.00      87,892.11    56.00     116,256.00      28,363.89
UNITED STATES              TJX COS INC NEW COM                8,900.00     132,387.50    29.00     258,100.00     125,712.50
UNITED STATES              TRIBUNE CO NEW COM                 3,400.00     129,359.90    66.00     224,400.00      95,040.10
UNITED STATES              VIACOM INC CL B                   10,024.00     412,363.28    74.00     741,776.00     329,412.72
UNITED STATES              WAL MART STORES INC COM           64,228.00   1,989,546.40    81.44   5,230,567.75   3,241,021.35
UNITED STATES              WALGREEN CO                       14,280.00     293,071.50    58.56     836,272.50     543,201.00
UNITED STATES              WENDYS INTL INC COM                3,100.00      64,974.60    21.81      67,618.75       2,644.15
UNITED STATES              WINN DIXIE STORES INC              4,150.00     125,919.05    44.88     186,231.25      60,312.20
UNITED STATES              DUN & BRADSTREET CORP DEL          4,834.00      43,833.05    31.56     152,573.13     108,740.08
UNITED STATES              ARCHER DANIELS MIDLAND CO COM     16,641.00     301,296.16    17.19     286,017.19     (15,278.97)
UNITED STATES              AEROQUIP-VICKERS INC COM             400.00      10,683.20    29.94      11,975.00       1,291.80
UNITED STATES              BLACK & DECKER CORP COM            2,435.00      77,743.10    56.06     136,512.19      58,769.09
UNITED STATES              COOPER TIRE & RUBR CO              1,964.00      42,387.58    20.44      40,139.25      (2,248.33)
UNITED STATES              CORNING INC COM                    6,764.00     245,218.18    45.00     304,380.00      59,161.82
UNITED STATES              FLEETWOOD ENTERPRISES INC COM      1,100.00      29,803.30    34.75      38,225.00       8,421.70
UNITED STATES              FORD MTR CO DEL COM               34,562.00     836,277.44    58.69   2,028,357.38   1,192,079.94
UNITED STATES              GENERAL INSTR CORP DEL COM         4,800.00     106,392.94    33.94     162,900.00      56,507.06
UNITED STATES              GENERAL MTRS CORP COM             18,516.00     970,619.14    71.56   1,325,051.25     354,432.11

          Country                    Description                Units        Cost       Market      Market        Unrealized
           Name                      -----------                -----        ----        Price       Value         Gain Loss
           ----                                                                          -----       -----         ---------
UNITED STATES              GENUINE PARTS CO COM               5,189.00     150,217.02    33.44     173,507.19      23,290.17
UNITED STATES              GOODYEAR TIRE & RUBR CO COM        4,427.00     202,704.88    50.44     223,286.81      20,581.93
UNITED STATES              MASCO CORP COM                     9,264.00     182,128.20    28.75     266,340.00      84,211.80
UNITED STATES              MAYTAG CORP COM                    2,595.00      43,066.93    62.25     161,538.75     118,471.82
UNITED STATES              NEWELL CO COM                      4,473.00     167,079.71    41.25     184,511.25      17,431.54
UNITED STATES              PULTTE CORP COM                      900.00      25,024.30    27.81      25,031.25           6.95
UNITED STATES              SNAP ON INC COM                    1,405.00      47,878.86    34.81      48,911.56       1,032.70
UNITED STATES              SPRINGS INDS INC CL A                600.00      29,224.60    41.44      24,862.50      (4,362.10)
UNITED STATES              TOYS R US INC COM                  6,982.00     200,525.40    16.88     117,821.25     (82,704.15)
UNITED STATES              WHIRLPOOL CORP COM                 2,356.00     118,246.30    55.38     130,463.50      12,217.20
UNITED STATES              AES CORP COM                       4,900.00     178,948.00    47.38     232,137.50      53,189.50
UNITED STATES              AMERADA HESS CORP COM              2,455.00     139,949.25    49.75     122,136.25     (17,813.00)
UNITED STATES              ANADARKO PETE CORP COM             3,300.00     112,998.90    30.88     101,887.50     (11,111.40)
UNITED STATES              APACHE CORP COM                    2,300.00      82,190.30    25.31      58,218.75     (23,971.55)
UNITED STATES              ASHLAND INC                        2,400.00     105,916.80    48.38     116,100.00      10,183.20
UNITED STATES              ATLANTIC RICHFIELD CO COM          9,164.00     629,863.00    65.25     597,951.00     (31,912.00)
UNITED STATES              BAKER HUGHES INC COM               8,881.00     251,132.33    17.69     157,082.69     (94,049.64)
UNITED STATES              BURLINGTON RES INC COM             5,131.00     212,271.95    35.81     183,753.94     (28,518.01)
UNITED STATES              CHEVRON CORP COM                  18,488.00   1,121,901.95    82.94   1,533,348.50     411,446.55
UNITED STATES              COASTAL CORP COM                   6,136.00     139,717.50    34.94     214,376.50      74,659.00
UNITED STATES              EASTERN ENTERPRISES                  600.00      21,062.00    43.75      26,250.00       5,188.00
UNITED STATES              ENRON CORP COM                     9,696.00     354,654.30    57.06     553,278.00     198,623.70
UNITED STATES              EXXON CORP COM                    69,214.00   3,274,364.85    73.13   5,061,273.75   1,786,908.90
UNITED STATES              HALLIBURTON CO COM                12,592.00     397,997.61    29.63     373,038.00     (24,959.61)
UNITED STATES              HELMERICH & PAYNE INC COM          1,108.00      24,410.46    19.38      21,467.50      (2,942.96)
UNITED STATES              KERR MCGEE CORP                    1,047.00      50,180.43    38.25      40,047.75     (10,132.68)
UNITED STATES              MCDERMOTT INTL INC COM             1,228.00      28,030.56    24.69      30,316.25       2,285.69
UNITED STATES              MOBIL CORP COM                    22,188.00   1,228,281.80    87.13   1,933,129.50     704,847.70
UNITED STATES              OCCIDENTAL PETE CORP COM           9,661.00     231,231.85    16.88     163,029.38     (68,202.47)
UNITED STATES              ORYX ENERGY CO COM                 2,800.00      52,949.80    13.44      37,625.00     (15,324.80)
UNITED STATES              PHILLIPS PETE CO COM               7,359.00     268,324.63    42.63     313,677.38      45,352.75
UNITED STATES              ROWAN COS INC COM                  2,200.00      46,588.10    10.00      22,000.00     (24,588.10)
UNITED STATES              SONAT INC COM                      2,931.00     111,275.63    27.06      79,320.19     (31,955.44)
UNITED STATES              SUNOCO INC COM                     2,500.00      85,381.90    36.06      90,156.25       4,774.35
UNITED STATES              TEXACO INC COM                    15,420.00     714,516.23    52.88     815,332.50     100,816.27
UNITED STATES              UNION PAC RES GROUP INC COM        7,024.00     156,615.39     9.06      63,655.00     (92,960.39)
UNITED STATES              UNOCAL CORP COM                    6,560.00     206,857.12    29.19     191,470.00     (15,387.12)
UNITED STATES              USX MARATHON GROUP NEW COM         8,830.00     197,427.50    30.13     266,003.75      68,576.25
UNITED STATES              WILLIAMS COS INC COM              12,200.00     268,156.48    31.19     380,487.50     112,331.02
UNITED STATES              TIME WARNER INC COM               35,252.00     933,875.80    62.06   2,187,827.25   1,253,951.45
UNITED STATES              AMR CORP DEL COM                   5,448.00     249,294.75    59.38     323,475.00      74,180.25
UNITED STATES              BURLINGTON NORTH SANTA FE CORP    13,056.00     353,495.83    33.75     440,640.00      87,144.17
UNITED STATES              CSX CORP COM                       6,420.00     268,891.50    41.50     266,430.00      (2,461.50)
UNITED STATES              DELTA AIR LINES INC DEL COM        4,182.00     152,465.10    52.00     217,464.00      64,998.90
UNITED STATES              FDX CORP COM                       4,154.00     153,378.55    89.00     369,706.00     216,327.45

          Country                    Description                Units        Cost       Market      Market        Unrealized
           Name                      -----------                -----        ----        Price       Value         Gain Loss
           ----                                                                          -----       -----         ---------
UNITED STATES              NORFOLK SOUTHN CORP COM           10,820.00     279,724.05    31.69     342,858.75      63,134.70
UNITED STATES              RYDER SYS INC COM                  1,925.00      53,101.00    26.00      50,050.00      (3,051.00)
UNITED STATES              SOUTHWEST AIRLS CO COM             9,350.00      92,528.40    22.44     209,790.63     117,262.23
UNITED STATES              UNION PAC CORP COM                 6,777.00     391,453.19    45.06     305,388.56     (86,064.63)
UNITED STATES              US AIRWAYS GROUP INC COM           2,400.00      98,404.30    52.00     124,800.00      26,395.70
UNITED STATES              ADOBE SYS INC DEL COM              1,800.00      80,625.20    46.75      84,150.00       3,524.80
UNITED STATES              ADVANCED MICRO DEVICES INC COM     3,927.00     112,643.66    28.94     113,637.56         993.90
UNITED STATES              AIRTOUCH COMMUNICATIONS INC       16,510.00     599,997.40    72.13   1,190,783.75     590,786.35
UNITED STATES              AMP INC COM                        6,466.00     257,227.20    52.06     336,636.13      79,408.93
UNITED STATES              ANDREW CORP COM                    2,300.00      86,255.70    16.50      37,950.00     (48,305.70)
UNITED STATES              APPLE COMPUTER INC                 4,000.00      69,587.80    40.94     163,750.00      94,162.20
UNITED STATES              APPLIED MATLS INC COM             10,500.00     258,819.10    42.69     448,218.75     189,399.65
UNITED STATES              ASCEND COMMUNICATIONS INC COM      6,000.00     292,081.50    65.75     394,500.00     102,418.50
UNITED STATES              AUTODESK INC COM                   1,500.00      43,666.00    42.69      64,031.25      20,365.25
UNITED STATES              AUTOMATIC DATA PROCESSING INC      8,688.00     343,920.40    80.19     696,669.00     352,748.60
UNITED STATES              BELL ATLANTIC CORP COM            44,140.00   1,407,006.46    53.00   2,339,420.00     932,413.54
UNITED STATES              BELLSOUTH CORP COM                55,496.00   1,256,605.80    49.88   2,767,863.00   1,511,257.20
UNITED STATES              BMC SOFTWARE INC COM               6,300.00     358,522.70    44.56     280,743.75     (77,778.95)
UNITED STATES              CABLETRON SYS INC COM              4,500.00     126,141.00     8.38      37,687.50     (88,453.50)
UNITED STATES              CERIDIAN CORP COM                  2,000.00      92,321.40    69.81     139,625.00      47,303.60
UNITED STATES              CISCO SYS INC COM                 44,885.00   1,245,741.65    92.81   4,165,889.06   2,920,147.41
UNITED STATES              COMPAQ COMPUTER CORP COM          48,331.00     988,456.69    41.94   2,026,881.31   1,038,424.62
UNITED STATES              COMPUTER ASSOC INTL INC COM       15,399.00     476,507.73    42.63     656,382.38     179,874.65
UNITED STATES              COMPUTER SCIENCES CORP COM         4,500.00     132,538.80    64.44     289,968.75     157,429.95
UNITED STATES              DATA GEN CORP COM                  1,000.00      22,382.90    16.44      16,437.50      (5,945.40)
UNITED STATES              DELL COMPUTER CORP COM            36,400.00     544,522.91    73.19   2,664,025.00   2,119,502.09
UNITED STATES              EG & G INC                           900.00      24,436.50    27.81      25,031.25         594.75
UNITED STATES              ELECTRONIC DATA SYS CORP NEW      14,100.00     576,944.50    50.25     708,525.00     131,580.50
UNITED STATES              EMC CORP MASS                     14,400.00     288,670.10    85.00   1,224,000.00     935,329.90
UNITED STATES              FIRST DATA CORP COM               12,212.00     430,760.57    31.69     386,967.75     (43,792.82)
UNITED STATES              FRONTIER CORP COM                  4,600.00     115,936.00    34.00     156,400.00      40,464.00
UNITED STATES              GATEWAY 2000 INC COM               4,400.00     236,051.10    51.19     225,225.00     (10,826.10)
UNITED STATES              HARRIS CORP DEL COM                2,006.00      74,072.93    36.63      73,469.75        (603.18)
UNITED STATES              HBO & CO COM                      12,900.00     305,023.60    28.69     370,068.75      65,045.15
UNITED STATES              HEWLETT PACKARD CO COM            29,604.00   1,381,372.30    68.31   2,022,323.25     640,950.95
UNITED STATES              HONEYWELL INC COM                  3,572.00     176,968.30    75.31     269,016.25      92,047.95
UNITED STATES              IBM CORP COM                      26,820.00   1,844,348.90   184.75   4,954,995.00   3,110,646.10
UNITED STATES              INTEL CORP CALIF COM              47,824.00   1,998,094.05   118.56   5,670,133.00   3,672,038.95
UNITED STATES              KLA TENCOR CORP                    2,400.00      79,381.50    43.38     104,100.00      24,718.50
UNITED STATES              LOCKHEED MARTIN CORP COM           5,612.00     548,805.24    84.75     475,617.00     (73,188.24)
UNITED STATES              LSI LOGIC CORP COM                 4,000.00     103,718.60    16.13      64,500.00     (39,218.60)
UNITED STATES              LUCENT TECHNOLOGIES INC COM       37,768.00   1,326,624.38   110.00   4,154,480.00   2,827,855.62
UNITED STATES              MCI WORLDCOM INC COM              52,167.00   1,677,612.41    71.75   3,742,982.25   2,065,369.84
UNITED STATES              MICRON TECHNOLOGY INC COM          6,174.00     184,496.73    50.56     312,172.88     127,676.15
UNITED STATES              MICROSOFT CORP COM                71,072.00   3,095,915.50   138.69   9,856,798.00   6,760,882.50

          Country                    Description                Units        Cost       Market      Market        Unrealized
           Name                      -----------                -----        ----        Price       Value         Gain Loss
           ----                                                                          -----       -----         ---------
UNITED STATES              MOTOROLA INC COM                  17,220.00   1,064,083.15    61.06   1,051,496.25     (12,586.90)
UNITED STATES              NATIONAL SEMICONDUCTOR CORP        4,700.00     132,131.70    13.50      63,450.00     (68,681.70)
UNITED STATES              NEXTEL COMMUNICATIONS INC CL A     8,100.00     261,494.10    23.63     191,362.50     (70,131.60)
UNITED STATES              NOVELL INC                        10,000.00     104,497.40    18.13     181,250.00      76,752.60
UNITED STATES              ORACLE CORPORATION COM            27,598.00     698,354.86    43.13   1,190,163.75     491,808.89
UNITED STATES              PARAMETRIC TECHNOLOGY CORP COM     7,600.00     168,506.70    16.38     124,450.00     (44,056.70)
UNITED STATES              PEOPLESOFT INC COM                 6,500.00     157,215.50    18.94     123,093.75     (34,121.75)
UNITED STATES              PERKIN ELMER CORP COM              1,400.00      89,159.70    97.56     136,587.50      47,427.80
UNITED STATES              PIONEER HI BRED INTL               6,900.00     168,196.39    27.00     186,300.00      18,103.61
UNITED STATES              PITNEY BOWES INC COM               7,636.00     266,203.05    66.06     504,453.25     238,250.20
UNITED STATES              SBC COMMUNICATIONS INC COM        55,778.00   1,523,342.68    53.63   2,991,095.25   1,467,752.57
UNITED STATES              SCIENTIFIC ATLANTA INC             1,900.00      37,525.80    22.81      43,343.75       5,817.95
UNITED STATES              SEAGATE TECHNOLOGY COM             6,700.00     233,659.20    30.25     202,675.00     (30,984.20)
UNITED STATES              SHARED MED SYS CORP                  800.00      41,214.00    49.88      39,900.00      (1,314.00)
UNITED STATES              SILICON GRAPHICS INC COM           5,090.00      96,666.90    12.88      65,533.75     (31,133.15)
UNITED STATES              SPRINT CORP PCS COM SER 1         11,581.00     147,140.44    23.13     267,810.63     120,670.19
UNITED STATES              SUN MICROSYSTEMS INC COM          10,732.00     276,768.70    85.63     918,927.50     642,158.80
UNITED STATES              TEKTRONIX INC COM                  1,150.00      37,234.73    30.06      34,571.88      (2,662.85)
UNITED STATES              TELLABS INC COM                    5,700.00     332,254.90    68.56     390,806.25      58,551.35
UNITED STATES              TEXAS INSTRS INC COM              11,228.00     429,725.10    85.56     960,695.75     530,970.65
UNITED STATES              UNISYS CORP                        7,000.00     112,278.30    34.44     241,062.50     128,784.20
UNITED STATES              UNITED TECHNOLOGIES CORP COM       6,442.00     425,145.95   108.75     700,567.50     275,421.55
UNITED STATES              XEROX CORP COM                     9,274.00     516,725.43   118.00   1,094,332.00     577,606.57
UNITED STATES              3COM CORP COM                     10,300.00     412,803.30    44.81     461,568.75      48,765.45
UNITED STATES              AIR PRODS & CHEMS INC COM          6,380.00     215,218.30    40.00     255,200.00      39,981.70
UNITED STATES              ALLEGHENY TELEDYNE INC COM         5,300.00     127,106.60    20.44     108,318.75     (18,787.85)
UNITED STATES              ALLIED SIGNAL INC COM             16,098.00     551,128.75    44.31     713,342.63     162,213.88
UNITED STATES              ALUMINUM CO AMER COM               5,550.00     311,697.98    74.56     413,821.88     102,123.90
UNITED STATES              ASARCO INC                           781.00      17,932.12    15.06      11,763.81      (6,168.31)
UNITED STATES              AVERY DENNISON CORP COM            3,238.00     125,569.85    45.06     145,912.38      20,342.53
UNITED STATES              BATTLE MTN GOLD CO COM             6,200.00      46,389.80     4.13      25,575.00     (20,814.80)
UNITED STATES              BEMIS INC COM                      1,200.00      47,686.60    37.94      45,525.00      (2,161.60)
UNITED STATES              BETHLEHEM STL CORP COM             3,600.00      39,816.10     8.38      30,150.00      (9,666.10)
UNITED STATES              BOISE CASCADE CORP COM             1,200.00      37,017.80    31.00      37,200.00         182.20
UNITED STATES              BROWNING FERRIS INDS INC COM       4,711.00     149,751.45    28.44     133,969.06     (15,782.39)
UNITED STATES              CHAMPION INTL CORP COM             2,585.00     104,605.05    40.50     104,692.50          87.45
UNITED STATES              CYPRUS AMAX MINERALS CO COM        2,397.00      62,225.08    10.00      23,970.00     (38,255.08)
UNITED STATES              DOW CHEM CO COM                    6,267.00     442,798.53    90.94     569,905.31     127,106.78
UNITED STATES              DU PONT E I DE NEMOURS & CO       32,274.00   1,532,461.55    53.06   1,712,539.13     180,077.58
UNITED STATES              ENGELHARD CORP                     4,000.00      83,423.90    19.50      78,000.00      (5,423.90)
UNITED STATES              FMC CORP NEW COM                   1,200.00      84,849.00    56.00      67,200.00     (17,649.00)
UNITED STATES              FREEPORT MCMORAN COPPER B          4,300.00     112,280.20    10.44      44,881.25     (67,398.95)
UNITED STATES              GEORGIA PAC CORP COM               2,388.00     128,665.44    58.56     139,847.25      11,181.81
UNITED STATES              GOODRICH B F CO                    1,800.00      74,548.80    35.88      64,575.00      (9,973.80)
UNITED STATES              GRACE WR & CO DEL NEW COM          1,843.00      21,929.94    15.69      28,912.06       6,982.12

          Country                    Description                Units        Cost       Market      Market        Unrealized
           Name                      -----------                -----        ----        Price       Value         Gain Loss
           ----                                                                          -----       -----         ---------
UNITED STATES              GREAT LAKES CHEM CORP COM          1,400.00      58,026.11    40.00      56,000.00      (2,026.11)
UNITED STATES              HARNISCHFEGER INDS INC COM         1,100.00      32,197.00    10.19      11,206.25     (20,990.75)
UNITED STATES              HERCULES INC COM                   2,676.00     120,870.80    27.38      73,255.50     (47,615.30)
UNITED STATES              HOMESTAKE MNG CO COM               6,400.00      79,871.60     9.19      58,800.00     (21,071.60)
UNITED STATES              INTERNATIONAL PAPER CO COM         8,610.00     350,293.88    44.81     385,835.63      35,541.75
UNITED STATES              LOUISIANA PAC CORP COM             2,900.00      71,733.00    18.31      53,106.25     (18,626.75)
UNITED STATES              MEAD CORP COM                      2,794.00      80,278.38    29.31      81,899.13       1,620.75
UNITED STATES              MILACRON INC COM                     700.00      14,520.40    19.25      13,475.00      (1,045.40)
UNITED STATES              MINNESOTA MNG & MFG CO COM        11,652.00     806,301.95    71.13     828,748.50      22,446.55
UNITED STATES              MONSANTO CO COM                   17,990.00     459,495.88    47.50     854,525.00     395,029.12
UNITED STATES              NACCO INDS INC CL A                  300.00      15,068.50    92.00      27,600.00      12,531.50
UNITED STATES              NALCO CHEM CO COM                  1,600.00      49,526.00    31.00      49,600.00          74.00
UNITED STATES              NEWMONT MNG CORP COM               4,457.00     169,673.61    18.06      80,504.56     (89,169.05)
UNITED STATES              NUCOR CORP                         2,246.00     112,230.80    43.25      97,139.50     (15,091.30)
UNITED STATES              OWENS ILL INC NEW                  4,500.00     168,396.60    30.63     137,812.50     (30,584.10)
UNITED STATES              PHELPS DODGE CORP COM              1,462.00      99,375.45    50.88      74,379.25     (24,996.20)
UNITED STATES              POTLATCH CORP COM                    886.00      41,082.62    36.88      32,671.25      (8,411.37)
UNITED STATES              PPG INDS INC COM                   5,188.00     237,155.90    58.25     302,201.00      65,045.10
UNITED STATES              PRAXAIR INC COM                    4,487.00     150,727.68    35.25     158,166.75       7,439.07
UNITED STATES              REYNOLDS METALS CO COM             1,800.00     105,411.00    52.69      94,837.50     (10,573.50)
UNITED STATES              ROHM & HAAS CO COM                 4,500.00     142,644.00    30.13     135,562.50      (7,081.50)
UNITED STATES              SEALED AIR CORP NEW COM            2,155.00      85,134.74    51.06     110,039.69      24,904.95
UNITED STATES              SIGMA ALDRICH CORP                 2,600.00      67,683.02    29.38      76,375.00       8,691.98
UNITED STATES              TEMPLE INLAND INC COM              1,800.00      91,970.80    59.31     106,762.50      14,791.70
UNITED STATES              UNION CAMP CORP COM                2,156.00     106,762.80    67.50     145,530.00      38,767.20
UNITED STATES              UNION CARBIDE CORP COM             3,887.00     126,346.00    42.50     165,197.50      38,851.50
UNITED STATES              USX U S STL GROUP COM              2,198.00      60,401.50    23.00      50,554.00      (9,847.50)
UNITED STATES              VENATOR GROUP INC COM              3,700.00      71,881.00     6.44      23,818.75     (48,062.25)
UNITED STATES              WASTE MGMT INC DEL COM            16,412.00     781,329.84    46.63     765,209.50     (16,120.34)
UNITED STATES              WESTVACO CORP COM                  2,700.00      75,460.35    26.81      72,393.75      (3,066.60)
UNITED STATES              WEYERHAEUSER CO COM                5,714.00     256,592.50    50.81     290,342.63      33,750.13
UNITED STATES              WILLAMETTE INDS INC                3,000.00      99,216.00    33.50     100,500.00       1,284.00
UNITED STATES              WORTHINGTON INDS INC COM           2,500.00      49,990.60    12.50      31,250.00     (18,740.60)
UNITED STATES              ARMSTRONG WORLD INDS INC COM       1,300.00      88,919.80    60.31      78,406.25     (10,513.55)
UNITED STATES              BOEING CO COM                     28,564.00     941,859.71    32.63     931,900.50      (9,959.21)
UNITED STATES              BRIGGS & STRATTON CORP               800.00      37,616.10    49.88      39,900.00       2,283.90
UNITED STATES              CASE CORP COM                      1,900.00      94,200.50    21.81      41,443.75     (52,756.75)
UNITED STATES              CATERPILLAR INC                   10,410.00     385,656.60    46.00     478,860.00      93,203.40
UNITED STATES              CENTEX CORP COM                    1,800.00      37,711.80    45.06      81,112.50      43,400.70
UNITED STATES              COOPER INDS INC COM                2,837.00     120,518.65    47.69     135,289.44      14,770.79
UNITED STATES              CRANE CO                           1,600.00      49,969.60    30.19      48,300.00      (1,669.60)
UNITED STATES              CUMMINS ENGINE INC COM             1,200.00      58,574.00    35.50      42,600.00     (15,974.00)
UNITED STATES              DANA CORP                          4,670.00     153,923.95    40.88     190,886.25      36,962.30
UNITED STATES              DANAHER CORP COM                   3,900.00     183,378.00    54.31     211,818.75      28,440.75

          Country                    Description                Units        Cost       Market      Market        Unrealized
           Name                      -----------                -----        ----        Price       Value         Gain Loss
           ----                                                                          -----       -----         ---------
UNITED STATES              DEERE & CO COM                     6,446.00     308,403.00    33.13     213,523.75     (94,879.25)
UNITED STATES              DOVER CORP COM                     6,108.00     123,156.35    36.63     223,705.50     100,549.15
UNITED STATES              EATON CORP                         2,009.00     112,802.13    70.69     142,011.19      29,209.06
UNITED STATES              EMERSON ELEC CO COM               12,696.00     557,557.60    60.50     768,108.00     210,550.40
UNITED STATES              FLUOR CORP                         2,121.00     124,023.75    42.56      90,275.06     (33,748.69)
UNITED STATES              FOSTER WHEELER CORP                  800.00      14,759.90    13.19      10,550.00      (4,209.90)
UNITED STATES              GENERAL DYNAMICS CORP COM          3,500.00     116,985.00    58.63     205,187.50      88,202.50
UNITED STATES              GENERAL ELEC CO COM               93,410.00   4,248,526.40   102.06   9,533,658.13   5,285,131.73
UNITED STATES              GRAINGER W W INC COM               2,666.00     100,475.13    41.63     110,972.25      10,497.12
UNITED STATES              ILLINOIS TOOL WKS INC COM          7,396.00     327,937.00    58.00     428,968.00     101,031.00
UNITED STATES              INGERSOLL RAND CO                  4,763.00     127,482.27    46.94     223,563.31      96,081.04
UNITED STATES              ITT INDS INC IND COM               2,700.00      74,854.10    39.75     107,325.00      32,470.90
UNITED STATES              JOHNSON CTLS INC COM               2,634.00     101,574.21    59.00     155,406.00      53,831.79
UNITED STATES              KAUFMAN & BROAD HOME CORP COM      1,200.00      28,174.00    28.75      34,500.00       6,326.00
UNITED STATES              NAVISTAR INTL CORP NEW COM         1,800.00      52,648.90    28.50      51,300.00      (1,348.90)
UNITED STATES              NORTHROP GRUMMAN CORP COM          2,100.00     158,598.30    73.13     153,562.50      (5,035.80)
UNITED STATES              OWENS CORNING COM                  1,700.00      63,377.80    35.44      60,243.75      (3,134.05)
UNITED STATES              PACCAR INC                         2,104.00      87,284.80    41.13      86,527.00        (757.80)
UNITED STATES              PALL CORP COM                      3,493.00      73,432.50    25.31      88,416.56      14,984.06
UNITED STATES              PARKER HANNIFIN CORP COM           3,049.00      72,619.75    32.75      99,854.75      27,235.00
UNITED STATES              RAYCHEM CORP COM                   2,300.00      79,001.00    32.31      74,318.75      (4,682.25)
UNITED STATES              RAYTHEON CO CL B                   9,704.00     428,452.10    53.25     516,738.00      88,285.90
UNITED STATES              ROCKWELL INTL CORP NEW COM         5,606.00     239,790.49    48.56     272,241.38      32,450.89
UNITED STATES              STANLEY WKS                        2,300.00      81,332.80    27.75      63,825.00     (17,507.80)
UNITED STATES              TENNECO INC NEW COM                4,491.00     182,123.06    34.06     152,974.69     (29,148.37)
UNITED STATES              TEXTRON INC COM                    4,698.00     179,986.93    75.94     356,754.38     176,767.45
UNITED STATES              THERMO ELECTRON CORP COM           4,200.00     149,965.40    16.94      71,137.50     (78,827.90)
UNITED STATES              THOMAS & BETTS CORP COM            1,700.00      75,802.80    43.31      73,631.25      (2,171.55)
UNITED STATES              TIMKEN CO                          1,500.00      47,739.95    18.88      28,312.50     (19,427.45)
UNITED STATES              TRW INC                            3,440.00     152,116.30    56.19     193,285.00      41,168.70
UNITED STATES              ALLTEL CORP                        7,749.00     291,750.38    59.81     463,487.06     171,736.68
UNITED STATES              AMEREN CORP                        3,900.00     154,915.90    42.69     166,481.25      11,565.35
UNITED STATES              AMERICAN ELEC PWR INC COM          5,478.00     221,188.10    47.06     257,808.38      36,620.28
UNITED STATES              BALTIMORE GAS & ELEC CO COM        4,152.00     113,898.24    30.88     128,193.00      14,294.76
UNITED STATES              CAROLINA PWR & LT CO COM           4,266.00     142,970.65    47.06     200,768.63      57,797.98
UNITED STATES              CENTRAL & SOUTH WEST CORP COM      5,656.00     133,134.70    27.44     155,186.50      22,051.80
UNITED STATES              CINERGY CORP COM                   4,417.00     137,614.33    34.38     151,834.38      14,220.05
UNITED STATES              COLUMBIA ENERGY GROUP COM          2,200.00      90,418.39    57.75     127,050.00      36,631.61
UNITED STATES              CONSOLIDATED EDISON INC COM        6,427.00     204,961.35    52.88     339,827.63     134,866.28
UNITED STATES              CONSOLIDATED NAT GAS CO COM        2,974.00     136,553.80    54.00     160,596.00      24,042.20
UNITED STATES              DOMINION RES INC VA COM            5,382.00     207,086.35    46.75     251,608.50      44,522.15
UNITED STATES              DTE ENERGY CO COM                  4,014.00     114,928.60    42.88     172,100.25      57,171.65
UNITED STATES              DUKE ENERGY CORP COM              10,351.00     447,185.37    64.06     663,110.94     215,925.57
UNITED STATES              EDISON INTL COM                   10,026.00     195,533.05    27.88     279,474.75      83,941.70

          Country                    Description                Units        Cost       Market      Market        Unrealized
           Name                      -----------                -----        ----        Price       Value         Gain Loss
           ----                                                                          -----       -----         ---------
UNITED STATES              ENTERGY CORP NEW COM               7,088.00     179,926.10    31.13     220,614.00      40,687.90
UNITED STATES              FIRSTENERGY CORP COM               6,390.00     157,661.80    32.56     208,074.38      50,412.58
UNITED STATES              FPL GROUP INC COM                  5,283.00     216,406.88    61.63     325,564.88     109,158.00
UNITED STATES              GPU INC COM                        3,800.00     136,289.30    44.19     167,912.50      31,623.20
UNITED STATES              GTE CORP COM                      27,393.00   1,161,393.68    65.00   1,780,545.00     619,151.32
UNITED STATES              HOUSTON INDS INC COM               7,958.00     168,667.63    32.13     255,650.75      86,983.12
UNITED STATES              NEW CENTURY ENERGIES INC COM       3,200.00     156,064.00    48.75     156,000.00         (64.00)
UNITED STATES              NIAGARA MOHAWK PWR CORP COM        4,900.00      56,592.30    16.13      79,012.50      22,420.20
UNITED STATES              NICOR INC COM                      1,500.00      42,467.50    42.25      63,375.00      20,907.50
UNITED STATES              NORTHERN STS PWR CO MINN COM       4,200.00     100,441.15    27.75     116,550.00      16,108.85
UNITED STATES              ONEOK INC NEW COM                    878.00      24,123.46    36.13      31,717.75       7,594.29
UNITED STATES              P P & L RESOURCES INC COM          4,200.00      98,387.40    27.88     117,075.00      18,687.60
UNITED STATES              PACIFICORP COM                     8,334.00     170,085.20    21.06     175,534.88       5,449.68
UNITED STATES              PECO ENERGY CO COM                 6,521.00     165,466.05    41.63     271,436.63     105,970.58
UNITED STATES              PEOPLES ENERGY CORP ILL COM        1,100.00      38,597.00    39.88      43,862.50       5,265.50
UNITED STATES              PG&E CORP COM                     10,881.00     295,490.95    31.50     342,751.50      47,260.55
UNITED STATES              PUBLIC SVC ENTERPRISE GROUP        6,320.00     179,666.40    40.00     252,800.00      73,133.60
UNITED STATES              SEMPRA ENERGY COM                  6,559.00     164,617.71    25.38     166,434.63       1,816.92
UNITED STATES              SOUTHERN CO COM                   19,552.00     431,661.70    29.06     568,230.00     136,568.30
UNITED STATES              TEXAS UTILS CO COM                 7,910.00     300,095.32    46.69     369,298.13      69,202.81
UNITED STATES              U S WEST INC NEW COM              14,468.00     440,371.52    64.63     934,994.50     494,622.98
UNITED STATES              UNICOM CORP COM                    6,337.00     166,874.20    38.56     244,370.56      77,496.36
UNITED STATES              EASTMAN CHEM CO COM                1,996.00     106,641.80    44.75      89,321.00     (17,320.80)
                           DIVIDENDS RECEIVABLE                      -     304,498.84     1.00     304,498.84              -
                                                                      -------------------------------------------------------
                                                                      $175,055,152.14         $285,779,812.63 $110,724,660.49

Reconciling Items:         Deposit in Transit                               82,350.00               82,350.00
                           Other Miscellaneous Items                        26,096.00               26,096.00
                                                                      ---------------         ---------------
                                                                       175,163,598.14          285,888,258.63

Pooled Separate Account Managed by Dwight Asset Management Group
Asset Listing
December 31, 1998
                                                                                            12/31/98     12/31/98
Original          Current                       12/31/98  12/31/98   Purchase  Moody's/S&P  Principal     Accrued      Market
Face Amt          Face Amt    Bond   Coupon     Price      Yield      Price     Rating        Value      Interest      Value
----------------------------------------------------------------------------------------------------------------------------------
CMBS - Conduit

6,000,000          5,971,231  CSFB    5.960%  100.406250     5.92%   100.766   Aaa  AAA    5,995,488.85  19,771.41   6,015,260.26
                              98-C2 A1
----------------------------------------------------------------------------------------------------------------------------------

Asset Backed

8,000,000          8,000,000  EQCC    6.560%  101.328125     6.16%   102.016   Aaa  AAA    8,106,250.00  23,324.44   8,129,574.44
                              96-1
                              A4
----------------------------------------------------------------------------------------------------------------------------------

Cash

                           0  CASH    0.000%  100.000000             100.000   Aaa  AAA            0.00       0.00           0.00
----------------------------------------------------------------------------------------------------------------------------------

14,000,000        13,971,231                                 6.06%             Aaa  AAA   14,101,738,85  43,095.85  14,144,834.70
==================================================================================================================================

State Street Research and Management Portfolio December 31, 1998

BONDS

U S Government

                 Shares/                                                   Market      Total      % Total     %
                 Par Value          Security        Coupon     Maturity    Price     Book Value    Market  Market    Income   Yield
                 ---------          --------        ------     --------    -----     ----------    ------  ------    ------   -----
U S Treasury
                2,625,000   U S Treasury Bond            12  8/15/2013-08  152.672    3,813,708   4,007,640   1.6    315,000   5.03
                6,200,000   U S Treasury Bond          8.75  5/15/2017     139.109    8,155,644   8,624,758   3.4    542,500   5.37
                3,050,000   U S Treasury Bond           8.5  2/15/2020     138.656    3,979,546   4,229,008   1.7    259,250   5.41
                6,850,000   U S Treasury Bond         6.875  8/15/2025     121.203    7,764,553   8,302,406   3.3    470,938   5.37
               14,600,000   U S Treasury Bond         6.625  2/15/2027     118.281   16,648,648  17,269,026   6.9    967,250   5.36
                2,509,377   U S Treasury Inflation
                                 Indexed Note         3.625  4/15/2028          97    2,452,411   2,434,096     1     90,965    3.8
                2,225,000   U S Treasury Note         7.875  11/15/2004    115.859    2,597,596   2,577,863     1    175,219   4.75
                2,950,000   U S Treasury Note         6.625  5/15/2007     112.453    3,342,723   3,317,364   1.3    195,438    4.8
                                                                                     ----------  ----------  ----  ---------
                              Total U S Treasury                                     48,754,828  50,762,160  20.2  3,016,559
U S Treasury
Zero Coupon
                9,125,000   U S Tsy Strip                 0  5/15/2003      81.588    6,662,071   7,444,905     3          0   4.71
                            U S Tsy Strip                 0  5/15/2007      66.684    5,900,289   6,384,993   2.5          0    4.9
                                                                                     ----------  ----------  ----        ---
                              Total U S Treasury Zero Coupon                         12,562,360  13,829,898   5.5          0
U S Agency
                7,500,000   FHLMC Reference Note      5.125  10/15/2008     99.047    7,332,450   7,428,525     3    384,375   5.25
                1,425,000   Federal National Mtg
                              Assoc Deb               7.875  2/24/2005     113.453    1,624,013   1,616,705   0.6    112,219   5.28
                2,500,000   Federal National Mtg
                              Assoc Benchmark             6  5/15/2008     105.562    2,704,800   2,639,050   1.1    150,000   5.24
                1,200,017   Guaranteed Export Trust
                              Nts Ser 95-A             6.28  6/15/2000-04   102.47    1,200,018   1,229,658   0.5     75,361   4.51
                  776,486   Guaranteed Export Trust
                              Nts Ser 95-B             6.13  6/15/2000-04   102.47      776,486     795,665   0.3     47,599   5.19
                                                                                     ----------  ----------  ----  ---------
                              Total U S Agency                                       13,637,766  13,709,604   5.5    769,553
U S Agency Mortgage
                  719,207   Fed Home Ln Mtg Gold
                              PC# A01588                  9  6/01/2017      105.403     773,935     758,066   0.3     64,729   6.76
                2,035,000   FNMA (GNMA) REMIC
                              G93-26-PJ PAC             6.5  2/25/2004-21   101.375   1,916,716   2,062,981   0.8    132,275   6.16
                  598,599   Fed Natl Mtg Assoc
                              FHA-VA PT# 3218          7.75  9/01/2008      102.445     600,470     613,235   0.2     46,391   6.23
                5,075,000   Fed Natl Mtg Assoc
                              (Feb) TBA                   6  2/11/2029       98.563   5,021,078   5,002,047     2    304,500    6.1
               10,125,000   Fed Natl Mtg Assoc
                              (Jan) TBA                   6  1/14/2029       98.563   9,974,254   9,979,453     4    607,500    6.1
                  800,000   FNMA Dwarf 15 Yr
                              (Feb) TBA                   6  2/18/2014      100.156     801,125     801,250   0.3     48,000   5.98
                1,699,630   Fed Natl Mtg Assoc
                              20 Yr PT# 303888          7.5  5/01/2016      103.237   1,730,701   1,754,647   0.7    127,472   6.68
                2,075,834   FNMA Dwarf 15 Yr # 313839   6.5  11/01/2012     101.406   2,103,080   2,105,020   0.8    134,929   6.34
                4,917,196   FNMA Dwarf 15 Yr # 313958   6.5  1/01/2013      101.406   4,993,644   4,986,333     2    319,618   6.35


              Shares/                                                          Market    Total      % Total     %
              Par Value          Security                Coupon     Maturity   Price   Book Value    Market  Market    Income Yield
              ---------          --------                ------     --------   -----   ----------    ------  ------    ------ -----
            7,953,347   Fed Natl Mtg Assoc PT# 323422       6.5  11/01/2028    100.656  7,954,590   8,005,521  3.2    516,968  6.45
              726,279   Fed Natl Mtg Assoc PT# 398197       6.5  1/01/2028     100.656    731,273     731,044  0.3     47,208  6.39
            1,001,022   Fed Natl Mtg Assoc PT# 433686       6.5  11/01/2028    100.656  1,007,905   1,007,590  0.4     65,066   6.4
              989,636   Fed Natl Mtg Assoc PT# 433694       6.5  11/01/2028    100.656    996,440     996,129  0.4     64,326   6.4
            3,440,260   Fed Natl Mtg Assoc PT# 434908       6.5  9/01/2028     100.656  3,440,798   3,462,828  1.4    223,617  6.45
            1,002,585   Fed Natl Mtg Assoc PT# 440698       6.5  11/01/2028    100.656  1,009,479   1,009,163  0.4     65,168  6.45
            1,009,068   Fed Natl Mtg Assoc PT# 440718       6.5  11/01/2028    100.656  1,016,006   1,015,688  0.4     65,589  6.45
            1,003,174   Fed Natl Mtg Assoc PT# 444478       6.5  10/01/2028    100.656  1,010,071   1,009,755  0.4     65,206   6.4
            1,000,821   Fed Natl Mtg Assoc PT# 452026       6.5  11/01/2028    100.656  1,007,702   1,007,386  0.4     65,053  6.45
              995,095   Fed Natl Mtg Assoc PT# 452037       6.5  11/01/2028    100.656  1,001,937   1,001,624  0.4     64,681  6.45
              767,606   GNMA Midget 15 YR # 389593          6.5  7/15/2009         102    719,871     782,959  0.3     49,894  5.94
            1,516,936   GNMA Midget 15 Yr # 389922          7.5  6/15/2009     103.031  1,548,461   1,562,915  0.6    113,770  6.38
              681,368   GNMA Midget 15 Yr # 780303          6.5  2/15/2009     101.822    686,479     693,783  0.3     44,289  6.25
            1,530,802   GNMA Midget 15 Yr # 780462          7.5  6/15/2009     103.062  1,559,027   1,577,676  0.6    114,810  6.31
            1,516,942   GNMA Midget 15 Yr # 780316          6.5  7/15/2009     101.822  1,529,742   1,544,581  0.6     98,601  6.26
            1,250,055   GNMA Midget 15 Yr # 780419          7.5  12/15/2009    103.031  1,273,396   1,287,944  0.5     93,754  6.38
              583,857   Govt Nat[ Mtge Assoc Mod PT# 780058   7  1/15/2025     102.343    527,023     597,537  0.2     40,870  6.81
            9,303,521   Govt Natl Mtge Assoc Mod PT# 780896   7  11/15/2028    102.312  9,501,948   9,518,619  3.8    651,247  6.82
            6,435,000   Govt Natl Mtge Assoc Mod PT# 780912 6.5  11/15/2028        101  6,460,137   6,499,350  2.6    418,275  6.42
                                                                                      ----------- ----------- ----  ---------
                          Total U S Agency Mortgage                                    70,897,286  71,375,126 28.5  4,653,809
                          Total U S Government                                        145,852,240 149,676,788 59.7  8,439,921
Yankee
            2,600,000   Junta De Andalucia Note             6.75 10/15/2017    107.287  2,590,120   2,789,462  1.1    175,500  6.09
            2,500,000   Hellenic Republic of Greece
                          Sr Note                           6.95 3/04/2008     108.251  2,622,875   2,706,263  1.1    173,750  5.78
            1,350,000   Province Of Manitoba Note            5.5 10/01/2008     101.12  1,341,387   1,365,120  0.5     74,250  5.35
                                                                                      ----------- ----------- ----  ---------
                          Total Yankee                                                  6,554,382   6,860,845  2.7    423,500
U S Corporate
Bank
            1,225,000   Advanta Master Trust 1996-A Al         6 11/15/2003-05 101.437  1,223,086   1,242,603  0.5     73,500  5.66
            1,925,000   Capital One Bank Sr Note            6.15 6/01/2001      98.516  1,930,429   1,896,433  0.8    118,388  6.82
            5,000,000   Chase Manhattan Master
                          Trust 97-2 A                       6.3 8/15/2000     101.468  4,998,438   5,073,400    2    315,000  5.41
            5,200,000   MBNA Master Credit Card
                          Tr 11 1998-J                      5.25 10/15/2003     99.156  5,189,236   5,156,128  2.1    273,000  5.45
            3,100,000   MBNA Corp MT Note                   6.12 8/13/2001      98.965  3,122,785   3,067,915  1.2    189,720  6.55
            1,225,000   Prime Credit Card Master
                          Tr 1996-IA                         6.7 5/15/2001     102.718  1,221,842   1,258,296  0.5     82,075  5.46
                                                                                      ----------- ----------- ----  ---------
                          Total Bank                                                   17,685,815  17,694,774  7.1  1,051,683
Finance
            2,450,000   AT&T Capital Corp                   7.5  11/15/2000    101.478 2,451,274    2,486,211    1    183,750  6.64
            2,250,000   Associates Corp of N A Sr Note      5.6  1/15/2001     100.389 2,137,860    2,258,753  0.9    126,000  5.39
            2,100,000   Associates Corp NA Note            6.75  7/15/2001     103.088 2,081,919    2,164,848  0.9    141,750  5.43
            2,425,000   Discover Card Master Trust
                          1998-7 A                          5.6  11/15/2003-03 100.438 2,423,484    2,435,609    1    135,800  5.49
            1,925,000   General Electric Cap Corp
                          MT Note                          6.15  11/05/2001    102.628 1,951,642    1,975,589  0.8    118,388  5.14
            2,500,000   Household Finance Co MT Note      5.875  9/25/2004     100.107 2,500,000    2,502,675    1    146,875  5.85
            2,500,000   LA County CA Taxable (MBIA)
                          Ser 94-D                         6.73  6/30/2004     105.576 2,500,000    2,639,400  1.1    168,250  5.54
            1,125,000   NJ Econ Dev Authority (MBIA)      7.425  2/15/2029     114.639 1,276,583    1,289,689  0.5     83,531  6.33


  Shares/                                                                 Market      Total      % Total     %
  Par Value    Security                            Coupon     Maturity    Price     Book Value    Market  Market    Income   Yield
  ---------    --------                            ------     --------    -----     ----------    ------  ------    ------   -----
  1,125,000  NJ Econ Dev Authority (MBIA)          7.425 2/15/2029       114.639    1,276,583   1,289,689    0.5     83,531   6.33
  2,500,000  Norwest Financial Inc Note              6.1 10/01/2000      101.142    2,494,600   2,528,550      1    152,500    5.4
  5,100,000  Pacificorp Aust AMBAC 144A Note        6.15 1/15/2008       102.786    5,081,589   5,242,086    2.1    313,650   5.75
  2,011,530  Railcar Leasing 1997-1 All 144A SEQ    6.75 7/15/2002-06    103.219    1,983,086   2,076,278    0.8    135,778   5.73
    700,000  Sears Credit Acct Master Tr ll 95-2     8.1 6/15/2000-04    102.562      699,016     717,934    0.3     56,700   6.23
  2,600,000  Sears Credit Acct Master tr 98-2A      5.25 12/15/2003-04     98.75    2,575,467   2,567,500      1    136,500   5.54
  1,275,000  Sears Credit Acct Master Tr ll 97-1     6.2 7/15/2002-07    101.687    1,263,924   1,296,509    0.5     79,050   5.67
                                                                                  -----------  ----------   ----  ---------
               Total Finance                                                       31,420,443  32,181,630   12.8  1,978,522

Mortgage

  2,225,000  CS First Boston Mtg Sec 97-C2 A2 SEQ   6.52 7/17/2005-07    103.219    2,235,777   2,296,618    0.9    145,070   5.92
  1,656,288  DMARC Commercial Mtge 98-Cl A1         6.22 9/15/2003-07    101.313    1,663,643   1,678,035    0.7    103,021   5.91
             SEQ
  1,192,238  GMAC Comm Mtge Corp 97-C2 A1 SEQ      6.451 12/15/2003-04   102.563    1,198,200   1,222,793    0.5     76,911   5.85
  3,726,412  GMAC Comm Mtge Corp 98-Cl A1 SEQ      6.411 11/15/2003-07   102.298    3,760,774   3,812,026    1.5    238,900   5.86
  1,204,378  Lehman Commercial Mtge 98-C1 A1 SEQ    6.33 11/18/2002-04   101.781    1,210,753   1,225,832    0.5     76,237   5.81
  1,225,000  Lehman Commercial Mtge 98-C4 A1 A      5.87 8/15/2003-06    100.198    1,231,201   1,227,419    0.5     71,908   5.82
             SEQ
  1,804,919  Pru Home Mtg Series 93-45 A-2 TAC      6.75 11/25/2001-08   100.062    1,788,351   1,806,039    0.7    121,832   6.72
  1,312,743  Pru Home Mtg Series 94-15 A-7           6.8 5/25/2001-24    100.625    1,309,256   1,320,948    0.5     89,267   6.13
  2,434,253  Lehman Commercial Mtge 97-LLI A1       6.79 6/12/2002-04      103.5    2,468,209   2,519,452      1    165,286   5.66
             SEQ                                                                  -----------  ----------   ----  ---------
               Total Mortgage                                                      16,866,163  17,109,163    6.8  1,088,432
Industrial

  3,000,000  Cargill, Inc. 144A Senior Note        7.375 10/01/2025       106.25    2,983,800   3,187,500    1.3    221,250   6.86
  2,944,000  Chevron Corp Prof Sharing Amort Nt     8.11 12/01/2001-04   108.294    3,157,164   3,188,175    1.3    238,758   5.02
  2,750,000  Coca-Cola Enterprise Deb               5.75 11/01/2008       98.207    2,742,548   2,700,693    1.1    158,125   5.99
  1,350,000  News America Holdings Note            6.625 1/09/2008       102.902    1,348,286   1,389,177    0.6     89,438    6.2
    850,000  News America, Inc Deb                  7.25 5/18/2018       102.168      845,903     868,428    0.3     61,625   7.04
    575,000  News America, Inc Deb                 7.125 4/08/2028        99.776      556,157     573,712    0.2     40,969   7.14
                                                                                  -----------  ----------   ----  ---------
               Total Industrial                                                    11,633,857  11,907,685    4.7    810,165

Electric Utility

  2,175,000  PG&E-1 Rate Reduction Certs A-6        6.32 9/25/2003-05    102.895    2,232,724   2,237,955    0.9    137,460   5.61
  1,400,000  PG&E-1 Rate Reduction Certs A-7        6.42 9/25/2005-08    103.843    1,421,000   1,453,802    0.6     89,880   5.72
  2,375,000  SDE-1 Rate Reduction Certs A-6         6.31 9/25/2008       103.312    2,469,907   2,453,660      1    149,863   5.86
                                                                                  -----------  ----------   ----  ---------
               Total Electric Utility                                               6,123,631   6,145,417    2.5    377,203

Telephone

  2,700,000  U.S. West Capital Funding Bond        6.125 7/15/2002       102.085    2,796,633   2,756,295    1.1    165,375   5.47
  2,700,000  Worldcom, Inc Sr Note                 6.125 8/15/2001       101.598    2,697,192   2,743,146    1.1    165,375   5.46
                                                                                  -----------  ----------   ----  ---------
               Total Telephone                                                      5,493,825   5,499,441    2.2    330,750
               Total U S Corporate                                                 89,223,734  90,538,111   36.1  5,636,753
                                                                                  -----------  ----------   ----  ---------
               TOTAL BONDS                                                        241,630,356 247,075,744   98.5 14,500,175   5.76


   Shares/                                                             Market     Total       % Total     %
   Par Value          Security                   Coupon     Maturity   Price    Book Value     Market  Market    Income       Yield
   ---------          --------                   ------     --------   -----    ----------     ------  ------    ------       -----

SHORT TERM OBLIGATIONS

     8,000,000  American Express Credit Corp IBN    5.8    1/06/1999     100     8,000,000   8,000,000    3.2   470,448        5.88
     9,566,522  State Street Bank Govt STIF                              100     9,566,523   9,566,523    3.8   516,009        5.39
                                                                                ----------  ----------          -------
          TOTAL SHORT TERM OBLIGATIONS                                          17,566,523  17,566,523      7   986,457        5.62

ACCOUNT SUMMARY
                    Total Securities                                           259,196,879 264,642,267            105.5  15,486,631
                    Cash                                                       -16,503,847 -16,503,847             -6.6
                    Income Accruals                                                2623905   2,623,905                1
                                                                                   -------   ---------                -
                      Total Assets                                             245,316,937 250,762,325              100  15,486,631


   *THE PORTFOLIO YIELD IS THE AVERAGE OF YIELD TO MATURITY ON BONDS AND
   BOND EQUIVALENT YIELD TO MATURITY ON SHORT TERM OBLIGATIONS ADJUSTED FOR TRADE CASH.
   THE CURRENT YIELD ON THE PORTFOLIO IS 5.90%,
   THE YIELD FIGURES FOR BONDS ARE YIELDS TO MATURITY.
   THE YIELD FIGURES FOR SHORT-TERM OBLIGATIONS ARE BOND-EQUIVALENT YIELDS TO MATURITY.
   NUMBERS MAY NOT ADD TO TOTALS DUE TO ROUNDING.